UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.      )

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The Allied Defense Group, Inc.

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THE ALLIED DEFENSE GROUP, INC.

8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22182

Dear Stockholder:

You are cordially invited to attend the special meeting of the stockholders of The Allied Defense Group, Inc., a Delaware corporation (“ADG”), which will be held on August 31, 2010 at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182 at 11:00 a.m. local time.

At the special meeting, you will be asked to consider and vote upon:

(1) a proposal to authorize the sale of substantially all of our assets to Chemring Group PLC (the “Asset Sale”) pursuant to the Stock and Asset Purchase Agreement dated June 24, 2010 (the “Sale Agreement”);

(2) a proposal to approve the dissolution of ADG (the “Dissolution”) pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”);

(3) a proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies for one or more than one proposal in the event that there are not sufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve one or more of the foregoing proposals; and

(4) such other matters as may properly come before the special meeting or any postponements or adjournments thereof.

Descriptions of the foregoing matters are included in the accompanying proxy statement. Copies of the Sale Agreement and the Plan of Dissolution are attached as appendices to the proxy statement. The board of directors has unanimously approved the Asset Sale and has unanimously approved the Dissolution, in each case as being in the best interests of ADG and its stockholders. The board recommends that you vote FOR the approval of both of these proposals and FOR the approval of the adjournment proposal, if any.

Attached is a Notice of Meeting of Stockholders and a proxy statement containing a discussion of the background of, reasons for, and terms of the transactions described above. We urge you to read this material carefully. Included with these soliciting materials is a proxy card for voting and a postage prepaid envelope to return your proxy. Whether or not you plan to attend the special meeting, we urge you to grant a proxy to vote your shares by completing, signing and dating the enclosed proxy card. If you attend the special meeting and are a stockholder of record (or hold a proxy from a stockholder of record), you may revoke your proxy if you vote in person. Your prompt cooperation will be greatly appreciated. Please vote now.

Sincerely,

John J. Marcello
President and Chief Executive Officer

July 27, 2010

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Asset Sale or the Dissolution, passed upon the merits or fairness of the Asset Sale or the Dissolution or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated July 27, 2010 and is first being mailed to stockholders on or about July 28, 2010.

THE ALLIED DEFENSE GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 31, 2010

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of The Allied Defense Group, Inc. (“ADG”) will be held on August 31, 2010 at 11:00 a.m. local time at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182. At the special meeting, you will be asked to consider and vote upon:

(1) a proposal to authorize the sale of substantially all of our assets to Chemring Group PLC (the “Asset Sale”) pursuant to the Stock and Asset Purchase Agreement dated June 24, 2010 (the “Sale Agreement”);

(2) a proposal to approve the dissolution of ADG (the “Dissolution”) pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”);

(3) a proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies for one or more than one proposal in the event that there are not sufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve one or more of the foregoing proposals; and

(4) such other matters as may properly come before the special meeting or any postponements or adjournments thereof.

Please read carefully the accompanying proxy statement. A copy of the Sale Agreement is attached as Annex A to the proxy statement, and a copy of the Plan of Dissolution is attached as Annex B to the proxy statement.

Stockholders of record at the close of business on July 26, 2010 are eligible to vote at the special meeting or any postponements or adjournments of the special meeting. A complete list of stockholders entitled to vote will be available for inspection at our offices at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182 for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting in person, please complete, sign and return the enclosed proxy card promptly in the accompanying postage prepaid reply envelope. By doing so, you will help us ensure the presence of a quorum at the meeting and save us the expense and time required to solicit proxies.

You may revoke your proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or, if you are a stockholder of record (or hold a proxy from a stockholder of record), by voting in person at the special meeting.

Attendance at the special meeting is limited to stockholders of record and their duly authorized proxies. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting, you will need to bring to the special meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the special meeting.

By Order of the Board of Directors,

John J. Marcello
President and Chief Executive Officer

July 27, 2010

THE ALLIED DEFENSE GROUP, INC.

PROXY STATEMENT
FOR
2010 SPECIAL MEETING OF STOCKHOLDERS

This proxy statement contains information relating to the solicitation of proxies by the board of directors of The Allied Defense Group, Inc. (“ADG”) to be voted upon at the special meeting of the stockholders to be held on August 31, 2010 at 11:00 a.m. local time at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182.

Summary

This summary highlights information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposals presented in this proxy statement. You should read the entire proxy statement carefully, including the annexes attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary. In this proxy statement, “we”, “us” and “our” refer to ADG and its consolidated subsidiaries, unless the context otherwise requires.

•	The Asset Sale. We have agreed to sell substantially all of our assets to Chemring Group PLC (“Chemring”) for approximately $59.6 million in cash and the assumption by Chemring of certain specified liabilities. Pursuant to the Stock and Asset Purchase Agreement dated June 24, 2010 (the “Sale Agreement”), Chemring will acquire all of the capital stock of our wholly owned subsidiary MECAR SA (“Mecar SA”) for approximately $45.81 million in cash, and separately Chemring will acquire substantially all of the assets of our wholly owned subsidiary MECAR USA, Inc. (“Mecar USA”) for $13.75 million in cash and the assumption by Chemring of certain specified liabilities of Mecar USA (the sales of Mecar SA’s capital stock and substantially all of Mecar USA’s assets, together, the “Asset Sale”). We would retain all debts and liabilities of the ADG corporate parent, including expenses related to our headquarters office lease in Vienna, Virginia, our senior executives, the remaining headquarters personnel, corporate vendors and professional advisors. Importantly, we would also retain any liabilities arising out of the matters relating to the Department of Justice (“DOJ”) subpoena described below and also certain liabilities of Mecar SA and Mecar USA, including any liabilities arising out of the completed contracts of Mecar SA and Mecar USA. We would have no significant operating assets following the Asset Sale. See “Proposal No. 1: The Asset Sale — The Sale Agreement” beginning on page 29.

•	Reasons for the Asset Sale. As we have previously disclosed in our public filings with the Securities and Exchange Commission (“SEC”), ADG received a subpoena from the DOJ on January 19, 2010 requesting that ADG produce documents relating to its dealings with foreign governments. This subpoena was delivered to ADG the day after ADG entered into the Agreement and Plan of Merger dated January 18, 2010 pursuant to which ADG would have become a wholly owned subsidiary of Chemring (the “Merger Agreement”). As we have previously disclosed in our public filings with the SEC, in June 2010 Chemring indicated that it was unwilling to consummate the originally contemplated merger transaction pursuant to the terms of the Merger Agreement. We entered into the Sale Agreement to restructure the acquisition as a purchase of our assets in order to address Chemring’s concerns about the uncertainties arising out of the DOJ subpoena. This revised transaction structure allows us to complete the sale of our operating assets to Chemring while retaining liabilities and expenses associated with the DOJ subpoena. As previously disclosed, since 2006, significant liquidity challenges have adversely affected our business, financial condition, results of operations and prospects and, more recently, also called into doubt our ability to continue as a going concern. Our board of directors’ original decision to enter into the Merger Agreement, and its subsequent decision to restructure the acquisition as the proposed Asset Sale, were the result of a decision-making process that evaluated ADG’s strategic alternatives, including its prospects of continuing as a stand-alone company, and that followed a market test process with the assistance of our financial advisor. See “Proposal No. 1: The Asset Sale — Reasons for the Asset Sale” beginning on page 37.

•	Fairness Opinion of ADG’s Financial Advisor. Houlihan Lokey Howard & Zukin Capital, Inc., which we refer to as Houlihan Lokey, rendered its oral opinion to our board of directors on June 23, 2010 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of June 23, 2010, the aggregate purchase price of approximately $59.6 million in cash to be received for all of the outstanding capital stock of Mecar SA and substantially all of the assets of Mecar USA, subject to the liabilities to be assumed by Chemring, in the Asset Sale was fair to ADG from a financial point of view. Houlihan Lokey’s opinion was delivered at the request of and directed to our board of directors and only addressed the fairness to ADG from a financial point of view of the aggregate purchase price to be received for the capital stock of Mecar SA and the assets of Mecar USA, subject to the liabilities to be assumed by Chemring, in the Asset Sale and did not address any other aspect or implication of the Asset Sale. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Asset Sale. See “Proposal No. 1: The Asset Sale — Opinion of ADG’s Financial Advisor” beginning on page 40.

•	Termination of Merger Agreement with Chemring. Simultaneously with the signing of the Sale Agreement, Chemring and ADG terminated the Merger Agreement. However, ADG may pursue its available remedies under the Merger Agreement in the event that the Asset Sale is not consummated due to a breach by Chemring of its obligations under the Sale Agreement. See “Proposal No. 1: The Asset Sale — The Sale Agreement — Termination of Merger Agreement” on page 54.

•	Secured Bridge Notes. In connection with entering into the Sale Agreement, Chemring and ADG entered into a Secured Promissory Note (the “ADG Bridge Note”) pursuant to which Chemring loaned ADG $3 million secured by all of the capital stock of Mecar USA, and separately Chemring and our wholly owned subsidiary ARC Europe SA (“ARC Europe”) entered into a second Secured Promissory Note (the “ARC Bridge Note” and together with the ADG Bridge Note, the “Bridge Notes”) pursuant to which Chemring loaned our subsidiary ARC Europe €5.2 million secured by all of the capital stock of Mecar SA owned by ARC Europe. The proceeds of the Bridge Notes were necessary for us to continue operations. The ADG Bridge Note will be repaid at the closing of the Mecar USA sale by Chemring deducting the unpaid principal and interest on the ADG Bridge Note from the purchase price paid for the Mecar USA assets. Immediately prior to the Mecar SA closing, Chemring will lend another €5.2 million to Mecar SA that will be upstreamed to ARC Europe, and ARC Europe will then use those funds to repay the ARC Bridge Note. In effect, the repayment of the ARC Bridge Note will not reduce the purchase price payable to ADG. See “Proposal No. 1: The Asset Sale — The Bridge Notes” on page 51.

•	Retention of Completed Contracts. Prior to the sale of Mecar SA’s capital stock, ADG will transfer from Mecar SA to ADG all of Mecar SA’s completed contracts, which are defined as Mecar SA contracts that were fully performed by December 31, 2009. As a result, ADG will assume, and remain liable for, any liabilities that might arise under those contracts. See “Proposal No. 1: The Asset Sale — The Sale Agreement — Transfer of Mecar SA Completed Contracts to ADG” on page 54. In addition, only current, ongoing contracts of Mecar USA will be assigned to Chemring in connection with the sale of Mecar USA’s assets. As a result, only current, ongoing contracts of Mecar SA and Mecar USA will be conveyed to Chemring in the Asset Sale, and ADG will retain the completed contracts of Mecar SA and Mecar USA as well as any liabilities that might arise under those completed contracts. There are currently no known claims under these completed contracts other than an immaterial warranty claim that has arisen in the ordinary course of business.

•	Escrow and Indemnification. ADG has agreed to indemnify Chemring and certain of its related parties for any losses arising out of the transferred Mecar SA completed contracts, any of Mecar USA’s retained liabilities (including the Mecar USA completed contracts) or our failure to pay our transaction expenses arising out of the Asset Sale. ADG and Chemring will deposit $15 million of the purchase price into escrow to secure ADG’s indemnification obligations. ADG’s indemnification liability is limited to, and capped at, the escrowed amount (including the accumulated interest). ADG’s indemnification obligations expire upon the earlier of (i) June 30, 2015 and (ii) ADG’s entry into either a court or administrative order or a Chemring-approved settlement agreement, in either case, finally resolving the matters relating to the DOJ’s subpoena (and in each case subject to the final resolution of any indemnification claims pending at such time). In the absence of such final resolution, in certain circumstances, up to 50% of the escrowed funds may be released as early as June 24, 2013 to ADG. See “Proposal No. 1: The Asset Sale — The Sale Agreement — Indemnification of Chemring” beginning on page 54, “— Escrow of a Portion of the Asset Sale Price” on page 55 and “— Early Release of a Portion of the Escrowed Funds” beginning on page 55.

•	Use of Proceeds. The proceeds from the Asset Sale would be used to pay off ADG’s debts and liabilities, including severance costs for employees, lease payments, transaction costs associated with the originally contemplated merger with Chemring and this proposed Asset Sale, vendor bills relating to the costs of being a public company and ongoing operating costs associated with winding down the company. The balance of the proceeds will be retained pending final resolution of the matters relating to the DOJ subpoena and will be used to pay settlement amounts, fines or penalties, if any, incurred as a result of the DOJ subpoena. The remaining amounts, if any, would then be distributed to our stockholders. See “Proposal No. 2: The Dissolution — Liquidation Analysis and Estimates” beginning on page 76 and “Proposal No. 1: The Asset Sale — Activities of ADG Following the Asset Sale” beginning on page 47.

•	Conditions to the Asset Sale. Completion of the Asset Sale requires the approval of our stockholders as well as the satisfaction or waiver of customary conditions set forth in the Sale Agreement. See “Proposal No. 1: The Asset Sale — The Sale Agreement — Conditions to the Asset Sale” beginning on page 63.

•	Termination of the Sale Agreement. The Sale Agreement may be terminated by us or Chemring in a number of circumstances, in which case the Asset Sale will not be completed. If Chemring or ADG terminates the Sale Agreement because our board of directors has endorsed or recommended to the stockholders a superior proposal or has publicly proposed to do so, then ADG must pay Chemring a $1.2 million termination fee within three business days following stockholder approval of the superior proposal. If ADG terminates the Sale Agreement to take a superior proposal, the Bridge Notes would be due and payable thirty days after the termination of the Sale Agreement. See “Proposal No. 1: The Asset Sale — The Sale Agreement — Termination of the Sale Agreement” beginning on page 65.

•	The Plan of Dissolution. The Plan of Dissolution provides for our voluntary liquidation, winding up and dissolution. Our current intention is that the Dissolution would take place following the Asset Sale. If however the Asset Sale is not consummated, our board of directors may seek other arrangements for our liquidation and dissolution. No further stockholder approval would be required for dispositions of ADG’s assets. However, if our board of directors determines that liquidation and dissolution are not in our best interests and the best interests of our stockholders, our board of directors may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of further stockholder approval.

Under the Plan of Dissolution, we will:

•	file a certificate of dissolution with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”);

•	cease conducting normal business operations, except as may be required to wind up our business affairs;

•	determine whether and when to transfer our property and assets to a liquidating trust;

•	attempt to convert all of our remaining assets into cash or cash equivalents in an orderly fashion, with such exceptions as our board of directors may approve;

•	pay or attempt to provide adequately for the payment of all of our known claims and obligations;

•	if determined to be appropriate, establish a contingency reserve designed to satisfy any additional claims and obligations; and

•	distribute all of our remaining assets, if any, in one or more liquidating distributions on a pro rata basis to or for the benefit of our stockholders as of the applicable record date or dates. See “Proposal No. 2: The Dissolution — Principal Provisions of the Plan of Dissolution” beginning on page 74.

•	Distributions to Stockholders. Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount of, the kind of and the record dates for all distributions made to stockholders. Our board of directors has not established a firm timetable for distributions to stockholders or for the amount of any distributions. No assurances can be made as to the ultimate amounts to be distributed or the timing of any distributions. We expect that our board of directors will, subject to uncertainties inherent in the winding up of our business, make such distributions as promptly as practicable after payment of outstanding claims and after the resolution of the matters relating to the DOJ subpoena. See “Proposal No. 2: The Dissolution — Distributions to Stockholders” on page 78.

•	Estimate of Maximum Amount Available for Distribution to Stockholders. We currently estimate that the maximum amount available for distribution to our stockholders, before taking into account any settlement amounts, fines or penalties relating to the DOJ subpoena or any indemnification liabilities we might incur under the Sale Agreement, would be up to $46.9 million or approximately $5.70 per share. These estimates do not include an estimate of the amount, if any, that ADG may pay in settlement amounts, fines or penalties relating to the DOJ subpoena. The estimates also do not include an estimate of the amount, if any, that ADG may pay under the Sale Agreement to satisfy our indemnification obligations, if any, to Chemring and its related parties. ADG’s cash outflows relating to the resolution of the DOJ subpoena and our indemnification obligations under the Sale Agreement could be substantial. These amounts will reduce the assets available for distribution to our stockholders. See “Proposal No. 2: The Dissolution — Liquidation Analysis and Estimates” beginning on page 76.

•	The DOJ Subpoena. We cannot predict the settlement amounts, fines or penalties, if any, that we might incur as a result of the DOJ subpoena. As a result, it is unlikely that any distributions to our stockholders will be made until the matters relating to the DOJ subpoena have been resolved. It might take several years to resolve these matters. Furthermore, under the Sale Agreement, ADG has agreed to indemnify Chemring and certain of its related parties from any losses arising out of, among other things, the completed contracts of Mecar SA and Mecar USA. We have agreed to escrow $15 million of the cash consideration payable to ADG in the Asset Sale to secure our indemnification obligations under the Sale Agreement. These escrowed funds will not be available to ADG for distribution to our stockholders or otherwise until released to ADG pursuant to the terms of the Sale Agreement. See “Proposal No. 2: The Dissolution — Effects of the DOJ Subpoena Matters on the Amount and Timing of Distributions” on page 79.

•	Material U.S. Federal Income Tax Consequences. Our stockholders will not recognize any gain or loss for tax purposes as a result of the Asset Sale. See “Proposal No. 1: The Asset Sale — Material U.S. Federal Income Tax Consequences of the Asset Sale.” Any distributions to our stockholders pursuant to the Dissolution will be taxable to our U.S. stockholders for U.S. federal income tax purposes, and U.S. stockholders will realize taxable gain or loss on any such distributions. See “Proposal No. 2: The Dissolution — U.S. Federal Income Tax Consequences of Dissolution” beginning on page 82.

•	Risk Factors. The Asset Sale and the Dissolution involve a number of risks, including:

•	We cannot be sure if or when the Asset Sale will be completed.

•	We cannot predict the timing, amount or nature of any distributions to stockholders.

•	The amount and timing of the distributions, if any, to our stockholders will be significantly affected by the resolution of the matters relating to the DOJ subpoena. A delay or adverse outcome in resolving the matters relating to the DOJ subpoena will decrease the funds available for distribution to our stockholders.

•	Our estimate of the maximum amount available for distribution to our stockholders could be reduced if our expectations regarding our operating expenses and wind down costs are inaccurate.

•	Our estimate of the maximum amount available for distribution to our stockholders does not include any estimates of, or reserves for, the settlement amounts, fines or penalties, if any, that we may incur as a result of the DOJ subpoena or the amount that ADG may pay under the Sale Agreement to satisfy our indemnification obligations, if any, to Chemring and its related parties.

•	Our estimate of the maximum amount available for distribution to our stockholders is based on a number of assumptions, including with respect to our administrative and professional expenses incurred during the Dissolution.

•	Our executive officers may have interests in the Asset Sale and the Dissolution other than, or in addition to, the interests of our stockholders generally.

•	Our stockholders could authorize the Asset Sale but vote against the Dissolution.

•	Our stockholders could approve the Dissolution but vote against the Asset Sale.

•	A delay in the closing of the Asset Sale will decrease the funds available for distribution to stockholders.

•	ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Internal Revenue Code (the “Code”), which could affect our ability to offset gains realized in the Asset Sale against our net operating loss and foreign tax credit carryovers. This could significantly reduce the amount available for distribution to our stockholders.

•	There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.

•	Fluctuations in the exchange rate between the U.S. dollar and the various currencies in which we conduct business may affect the funds available for distribution to our stockholders.

•	Our stockholders may be liable to our creditors for part or all of the amount received from us in our liquidating distributions if reserves are inadequate.

•	Our stockholders will not be able to buy or sell shares of our common stock after we close our stock transfer books on the final record date.

•	The board of directors may determine not to proceed with the Dissolution.

•	Our independent public accountant has raised doubts as to our ability to continue as a going concern.

•	ADG would confront urgent and significant liquidity challenges in the event the Asset Sale is not consummated.

•	The Bridge Notes are due and payable thirty days after the termination of the Sale Agreement, and Chemring has the right to terminate the Sale Agreement if our stockholders do not authorize the Asset Sale.

•	We will continue to incur the expenses of complying with public company reporting requirements.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of ADG, may have regarding the Asset Sale, the Dissolution and the special meeting and brief answers to such questions. We urge you to read carefully this entire proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement because the information in this section does not provide all of the information that may be important to you as a stockholder of ADG with respect to the authorization of the Asset Sale or the approval of the Dissolution. See “Where You Can Find More Information.”

THE SPECIAL MEETING

Q.	When and where will the stockholder meeting take place?

A.	The meeting of stockholders will be held on August 31, 2010 at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182 at 11:00 a.m. local time.

Q.	What happened at the special meeting originally scheduled for April 8, 2010?

A.	The April 8, 2010 special meeting was postponed twice and then reconvened several times solely to vote on a proposal to adjourn the special meeting to a later date. No stockholder vote was ever taken with respect to the proposal to adopt the Merger Agreement, and the special meeting was canceled following the termination of the Merger Agreement and the signing of the Sale Agreement.

Q.	What happened to the Merger Agreement?

A.	Simultaneously with the signing of the Sale Agreement, Chemring and ADG terminated the Merger Agreement. As previously disclosed, ADG received a subpoena from the DOJ on January 19, 2010, the day after ADG and Chemring entered into the Merger Agreement, requesting that ADG produce documents relating to its dealings with foreign governments. The termination of the Merger Agreement is a result of Chemring’s unwillingness to consummate the originally contemplated merger pursuant to the terms of the Merger Agreement and ADG and Chemring’s desire to restructure the acquisition as a purchase of our assets to address Chemring’s concerns about the uncertainties arising out of the DOJ subpoena. This revised transaction structure allows us to complete the sale of our operating assets to Chemring while retaining liabilities and expenses associated with the DOJ subpoena. Pursuant to the Sale Agreement, ADG may pursue its rights under the Merger Agreement in the event that the Asset Sale is not consummated due to a breach by Chemring of its obligations under the Sale Agreement.

Q.	If I returned a proxy card in connection with the stockholder meeting originally scheduled for April 8, 2010 do I need to return a proxy card again?

A.	Yes. This proxy statement is being sent in connection with a different transaction than the proxy statement for the meeting originally scheduled for April 8, 2010. In order to vote your shares with respect to the Asset Sale and the Dissolution, you must return a proxy card or otherwise vote in accordance with the instructions in this proxy statement even if you previously sent a proxy card or voted in connection with the originally contemplated merger with Chemring.

Q.	What is the purpose of the special meeting?

A.	At the special meeting, you will be asked to vote upon: (1) a proposal to authorize the Asset Sale; (2) a proposal to approve the Dissolution; (3) a proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies for one or more than one proposal in the event that there are not sufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve one or more of the foregoing proposals; and (4) such other matters as may properly come before the special meeting or any postponements or adjournments thereof.

Q.	Is the approval of the Asset Sale or the Dissolution proposal dependent on the approval of the other proposal?

No. The Asset Sale proposal and the Dissolution proposal are independent proposals. A vote for or against one proposal does not count as a vote for or against the other proposal. However, our board of directors believes that the Asset Sale proposal and the Dissolution proposal are integral parts of an overall plan and that such proposals represent the best alternatives for maximizing stockholder value.

Q.	What is the record date for the special meeting?

A.	Holders of our common stock as of the close of business on July 26, 2010, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting.

Q.	What vote is required to approve the matters to be voted upon at the special meeting?

A.	The authorization of the Asset Sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

If a “Dominant Stockholder” (defined in our Restated Certificate of Incorporation, as amended, as any stockholder that, together with its affiliates and associates, beneficially owns more than 10% of the outstanding shares of our common stock) votes FOR the proposal to approve the Dissolution, the approval of the Dissolution would require the affirmative vote of either (i) seventy-five percent of the outstanding shares of our common stock or (ii) two-thirds of the outstanding shares of our common stock and a majority of the outstanding shares of common stock not held by the Dominant Stockholders.

If no Dominant Stockholder votes FOR the proposal to approve the Dissolution, the approval of the Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock.

The proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q.	What are the effects of not voting or abstaining? What are the effects of broker non-votes?

A.	If you do not vote by virtue of not being present in person or by proxy at the special meeting, it will have the effect of a vote AGAINST the Asset Sale and Dissolution proposals but will have no effect on the adjournment proposal. If you are present at the special meeting in person or by proxy but abstain from voting, it will have the effect of a vote AGAINST the Asset Sale, Dissolution and adjournment proposals. Broker non-votes, if any, will have the same effect as a vote AGAINST the Asset Sale and Dissolution proposals but will have no effect on the adjournment proposal.

Q.	What does it mean if I received more than one proxy card?

A.	If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

Q.	Who can help answer my other questions?

A.	If you have more questions about the Asset Sale, the Dissolution or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268, or Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, (212) 440-9800 (banks and brokers), (866) 821-2550 (stockholders) (toll free).

PROPOSAL NO. 1: ASSET SALE

Q.	Why did ADG enter into the Sale Agreement?

A.	After Chemring indicated it would not complete the originally contemplated merger pursuant to the Merger Agreement, we entered into the Sale Agreement to restructure the acquisition as a purchase of our assets in order to address Chemring’s concerns about the uncertainties arising out of the DOJ subpoena. This revised transaction structure allows us to complete the sale of our operating assets to Chemring while retaining liabilities and expenses associated with the DOJ subpoena. As previously disclosed, since 2006, significant liquidity challenges have adversely affected our business, financial condition, results of operations and prospects and, more recently, also called into doubt our ability to continue as a going concern. Our board of directors’ original decision to enter into the Merger Agreement, and its subsequent decision to restructure the acquisition as the proposed Asset Sale, were the result of a decision-making process that evaluated ADG’s strategic alternatives, including its prospects of continuing as a stand-alone company, and that followed a market test process with the assistance of our financial advisor.

Q.	What will happen if the Asset Sale is authorized by our stockholders?

A.	If the Asset Sale is authorized by the requisite stockholder vote and ADG and Chemring’s conditions to their obligations are satisfied or waived, we will sell substantially all of our assets to Chemring for cash and the assumption by Chemring of certain of our liabilities. We would retain all debts and liabilities of the ADG corporate parent, including expenses related to our headquarters office lease in Vienna, Virginia, our senior executives, the remaining headquarters personnel, corporate vendors and professional advisors. Importantly, we would also retain any liabilities arising out of the matters relating to the DOJ subpoena and also certain liabilities of Mecar SA and Mecar USA, including any liabilities arising out of the completed contracts of Mecar SA and Mecar USA. We would have no significant operating assets following the Asset Sale.

Q.	What will happen if the Asset Sale is not authorized?

A.	Pursuant to the terms of the Sale Agreement, if we fail to obtain a stockholder vote in favor of the Asset Sale, the Asset Sale will not occur. Moreover, the Bridge Notes will be due and payable in full thirty days following the termination of the Sale Agreement for any reason that does not involve a breach by Chemring.

In the event the Asset Sale is not completed for any reason, we expect that we will need to obtain financing or raise capital in order to continue as a going concern. We were unsuccessful in our attempts in 2008 and 2009 to obtain long-term financing, and we cannot assure you that any financing or capital would be available to us on acceptable terms, if at all. A significant capital raise could also risk impairing the tax benefit attributed to our net operating losses.

Due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not authorized by our stockholders and we are unable to obtain financing.

Q.	What is the purchase price to be received by ADG?

A.	The consideration to be received by ADG in the Asset Sale is approximately $59.6 million in cash and the assumption by Chemring of certain specified liabilities. $15 million of the cash consideration payable to ADG will be held in escrow to secure our indemnification obligations under the Sale Agreement.

Q.	How was the purchase price determined?

A.	The cash consideration payable to ADG is approximately the amount of consideration that would have been payable to our stockholders by Chemring pursuant to the Merger Agreement pursuant to which Chemring would have acquired ADG. This amount of cash consideration was negotiated with Chemring over a period of several weeks.

Q.	What funding is available to ADG until the Asset Sale is completed?

A.	In connection with entering into the Sale Agreement, pursuant to the ADG Bridge Note, Chemring loaned ADG $3 million secured by all of the capital stock of Mecar USA, and separately, pursuant to the ARC Bridge Note, Chemring loaned our subsidiary ARC Europe €5.2 million secured by all of the capital stock of Mecar SA owned by ARC Europe. The proceeds of these Bridge Notes were necessary for us to continue operations. The ADG Bridge Note will be repaid by ADG at the closing of the Mecar USA sale from the proceeds from that sale. Immediately prior to the Mecar SA closing, Chemring will lend another €5.2 million to Mecar SA that will be upstreamed to ARC Europe, and ARC Europe will then use those funds to repay the ARC Bridge Note. In effect, the repayment of the ARC Bridge Note will not reduce the purchase price payable to ADG.

Q.	What are the material terms of the Sale Agreement?

A.	In addition to the cash consideration we will receive at closing and the interim financing made available to us through the Bridge Notes, the Sale Agreement contains other important terms and provisions, including:

• Chemring and ADG have terminated the Merger Agreement (although in certain circumstances ADG may pursue its available remedies under the Merger Agreement in the event that the Asset Sale is not consummated due to a breach by Chemring of its obligations under the Sale Agreement);

• prior to the sale of Mecar SA’s capital stock, ADG will transfer from Mecar SA to ADG all of Mecar SA’s completed contracts (defined as Mecar SA contracts that were fully performed by December 31, 2009) and, as a result, ADG will assume, and remain liable for, any liabilities that might arise under those contracts;

• Mecar USA will retain all liabilities not specifically assumed by Chemring, including liabilities arising out of the completed contracts of Mecar USA;

• we have agreed to indemnify Chemring and certain of its related parties for any losses arising out of the transferred Mecar SA completed contracts, any of Mecar USA’s retained liabilities (including the Mecar USA completed contracts) or our failure to pay the transaction expenses arising out of the Asset Sale;

• we will place $15 million into escrow to fund our indemnification obligations, if any;

• we have agreed to conduct our business in the ordinary course and subject to certain other restrictions during the period prior to completion of the Asset Sale;

• the obligations of Chemring and ADG to close the Asset Sale are subject to several closing conditions, including the authorization of the Asset Sale by our stockholders;

• the Sale Agreement may be terminated by us or Chemring in a number of circumstances, in which case the Asset Sale will not be completed (and also the Bridge Notes would be due and payable thirty days after the termination of the Sale Agreement); and

• if Chemring or ADG terminates the Sale Agreement because our board of directors has endorsed or recommended to the stockholders a superior proposal or has publicly proposed to do so, then ADG must pay Chemring a $1.2 million termination fee within three business days following stockholder approval of the superior proposal and repay the Bridge Notes within thirty days after the termination of the Sale Agreement.

Q.	How would the proceeds from the Asset Sale be used?

A.	The proceeds from the Asset Sale would be used to pay off ADG’s debts and liabilities, including severance costs for employees, lease payments, transaction costs associated with the originally contemplated merger with Chemring and this proposed Asset Sale, vendor bills relating to the costs of being a public company and ongoing operating costs associated with winding down the company. The balance of the proceeds will be retained pending final resolution of the matters relating to the DOJ subpoena and will be used to pay settlement amounts, fines or penalties, if any, incurred as a result of the DOJ subpoena. The remaining amounts, if any, would then be distributed to our stockholders.

Q.	What does the board of directors recommend regarding the Asset Sale?

A.	Our board of directors has determined that the terms and conditions of the Sale Agreement and the transactions contemplated thereby, including the Asset Sale, are fair to, expedient and in the best interests of ADG and its stockholders. This determination was made by a unanimous vote of all of the members of our board of directors. Our board of directors recommends that you vote FOR the authorization of the Asset Sale.

Q.	Do I have appraisal rights in connection with the Asset Sale?

A.	Under Delaware law, appraisal rights are not provided to stockholders in connection with the transactions contemplated by the Sale Agreement.

Q.	Are there any risks to the Asset Sale?

A.	Yes. You should carefully read the section entitled “Risk Factors.”

Q.	What are the tax consequences of the Asset Sale to U.S. stockholders?

A.	The Asset Sale will not be taxable to our U.S. stockholders. See “Proposal No. 1: Asset Sale — Material U.S. Federal Income Tax Consequences of the Asset Sale.” However, the Dissolution will have tax consequences to our U.S. stockholders. See “Proposal No. 2: The Dissolution — U.S. Federal Income Tax Consequences of Dissolution” on page 82 and “Proposal No. 2: The Dissolution — Certain U.S. State and Local Income Tax Consequences of Dissolution” on page 84.

Q.	When is the closing expected to occur?

A.	If the Asset Sale is authorized by our stockholders and all conditions to completing the Asset Sale are satisfied or waived, the Asset Sale is expected to occur shortly after the special meeting.

PROPOSAL NO. 2: THE DISSOLUTION

Q.	What does the Plan of Dissolution entail?

A.	The Plan of Dissolution provides for the voluntary liquidation, winding up and dissolution of ADG. It is our current intention that the Dissolution will take place following the Asset Sale.

Q.	What will happen if the Dissolution is approved?

A.	If the Dissolution is approved and implemented, we will liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations and make distributions to the stockholders of any available liquidation proceeds.

If our board of directors determines that liquidation and dissolution are not in our best interests and the best interests of our stockholders, our board of directors may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of further stockholder approval.

Q.	Can ADG estimate the distributions that the stockholders would receive in the Dissolution?

A.	No. Although we intend to make distributions, if any, to our stockholders as promptly as possible, the amount and timing of the distributions are subject to uncertainties and depend on the resolution of contingencies, including the resolution of the matters relating to the DOJ subpoena. As a result, it is unlikely that any distributions will be made until the matters relating to the DOJ subpoena are resolved. It might take several years to resolve these matters. We cannot assure you that available cash and amounts received from the Asset Sale will be adequate to provide for our obligations, liabilities, expenses and claims. Consequently, we cannot predict the amount, if any, that will be distributed to our stockholders or when any such distributions might be made.

Before taking into account any settlement amounts, fines or penalties relating to the DOJ subpoena or any indemnification liabilities we might incur under the Sale Agreement, we estimate that we will have a maximum of up to approximately $46.9 million, or approximately $5.70 per share, available for distribution to our stockholders. See “Proposal No. 2: The Dissolution — Liquidation Analysis and Estimates” beginning on page 76.

Q.	What will happen if the Dissolution is approved but the Asset Sale is not completed?

A.	If the Dissolution is approved but (i) the Asset Sale is not authorized by our stockholders or (ii) the Asset Sale is not consummated, then our board of directors, in accordance with its fiduciary obligations to our stockholders, may proceed with the Dissolution and take such actions as it deems advisable and in the best interests of our stockholders to dispose of ADG’s assets in a manner designed to maximize stockholder value. No further stockholder approval would be required for dispositions of ADG’s assets. Alternatively, our board of directors may determine to abandon the Plan of Dissolution. In either case, these other alternatives may be less favorable to our stockholders than the Asset Sale. Moreover, due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not completed and we are unable to obtain financing.

Q.	What will happen if the Asset Sale is authorized by our stockholders but the Dissolution is not approved?

A.	If our stockholders do not approve the Dissolution, we will still complete the Asset Sale if it is authorized by our stockholders and the other conditions to closing are satisfied or waived. In that case, we will have transferred substantially all of our operating assets to Chemring and will have no operations to generate revenue. We would likely continue to ask the stockholders to approve the Dissolution, either via an adjournment of the special meeting or at a separate special meeting of stockholders called for the purpose of seeking approval of the Dissolution. In any event, with no assets with which to generate revenues and no Dissolution approved, we would use the cash received from the Asset Sale to pay ongoing operating expenses instead of making distributions to our stockholders. We would have no material business or operations after the Asset Sale and will have retained only those employees required to maintain our corporate existence. We have also agreed not to compete with Chemring for a period of five years following the Asset Sale. These factors would limit the alternatives available to us. Our board of directors would have to evaluate our alternatives, including the possibility of investing the cash received from the Asset Sale in another operating business. These alternatives may be less favorable to our stockholders than the Dissolution.

Q.	Can I sell my shares once the certificate of dissolution is filed?

A.	If the Dissolution is approved and our board determines that it is in our and our stockholders’ best interests, then we will file a certificate of dissolution with the Delaware Secretary of State. We will close our transfer books on the date on which we file a certificate of dissolution and we expect that our common stock will cease to be quoted on a registered securities exchange.

Q.	When will the stockholders receive any payment from the Dissolution?

A.	Assuming the Asset Sale is completed, ADG would take immediate steps to terminate contracts that are terminable, seek to re-lease the corporate headquarters, negotiate releases from remaining contractual arrangements and take other similar actions intended to reduce expenses.

The timing of any distributions to our stockholders after these steps will in large part depend on our ability to resolve the matters relating to the DOJ subpoena and to pay or provide for the payment of claims and obligations that are not indentified or not fixed at the time of the Dissolution. Under Delaware law, before a dissolved corporation may make any distributions to its stockholders, it must pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured claims known to the corporation. We cannot predict the settlement amounts, fines or penalties, if any, that we might incur as a result of the DOJ subpoena and therefore we are currently unable to make a reasonable provision to pay any claims that we might incur as a result of the DOJ subpoena. As a result, it is unlikely that any distributions to our stockholders will be made until the matters relating to the DOJ subpoena have been resolved. It might take several years to resolve these matters. Also, the existence of claims and obligations may require us to establish a contingency reserve, which could delay any distributions to stockholders until the claims are resolved.

Distributions also could be delayed if the board of directors determines that it is in the our best interests and the best interests of our stockholders to effectuate the dissolution in accordance with the procedures set forth in Sections 280 and 281(a) of the General Corporation Law of the State of Delaware (“DGCL”) as opposed to those prescribed by Section 281(b) of the DGCL. The procedures of Sections 280 and 281(a) of the DGCL would require that any distribution be subject to prior completion of proceedings in the Delaware Court of Chancery. The Plan of Dissolution provides for the dissolution to be effected pursuant to Sections 280 and 281(a) of the DGCL, but allows ADG to elect to effect the dissolution pursuant to Section 281(b) of the DGCL.

Q.	Does the Dissolution present any risk of liability to our stockholders?

A.	If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under the DGCL, if we fail to create an adequate contingency reserve for payment of our claims and obligations during the three-year period after we file a certificate of dissolution with the Delaware Secretary of State, each stockholder could be held liable for payment to our creditors of the lesser of (i) such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve and (ii) the amounts previously received by such stockholder in dissolution from us and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from us under the Plan of Dissolution. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Q.	What does the board of directors recommend with respect to the Dissolution?

A.	Our board of directors has unanimously determined it is in the best interests of ADG and its stockholders to dissolve and recommends that the stockholders vote FOR approval of the Dissolution.

If our board, in the exercise of its fiduciary duties, determines that the Dissolution is not in our best interests and the best interests of our stockholders, the Dissolution may be abandoned, either before or after the adoption by the stockholders of the Dissolution.

Q.	Do I have appraisal rights in connection with the Dissolution?

A.	Under Delaware law, appraisal rights are not provided to stockholders in connection with the Dissolution.

Q.	Are there any risks to the Dissolution?

A.	Yes. You should carefully read the section entitled “Risk Factors.”

Q.	What are the U.S. federal income tax consequences of the Plan of Dissolution to me?

A.	If the Dissolution is approved and implemented, a stockholder will realize, for U.S. federal income tax purposes, gain or loss equal to the difference between (i) the sum of the cash plus the value of any property distributed to such stockholder directly or to a liquidating trust on the stockholder’s behalf and (ii) such stockholder’s adjusted tax basis in his shares of our common stock. WE URGE EACH STOCKHOLDER TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION.

PROPOSAL NO. 3: ADJOURNMENT

Q.	What is the effect of voting to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	If you vote in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you will be voting to permit the special meeting to be adjourned in order to solicit additional votes in favor of either the Asset Sale, the Dissolution or both. In the event that neither the Asset Sale nor the Dissolution has received the requisite stockholder approval, it is likely that ADG would seek to adjourn the special meeting to solicit additional proxies in favor of both proposals. In the event that only one of the Asset Sale or the Dissolution has not received the requisite stockholder approval, it is likely that ADG would seek to adjourn the special meeting to solicit additional votes only with respect to such proposal while closing the polls on the proposal which has received the requisite stockholder approval. For example, in the event that the requisite stockholder vote in favor of the Asset Sale has been obtained but the requisite stockholder vote in favor of the Dissolution has not been obtained, it is likely that ADG would seek to close the polls and register the authorization of the Asset Sale in order to allow such transaction to close, while adjourning the special meeting for the sole purpose of soliciting additional votes to obtain approval of the Dissolution. Voting in favor of the adjournment proposal would allow ADG to take such actions.

INTRODUCTION

At the special meeting, our stockholders will consider and vote upon:

(1) a proposal to authorize the sale of substantially all of our assets to Chemring Group PLC (the “Asset Sale”) pursuant to the Stock and Asset Purchase Agreement dated June 24, 2010 (the “Sale Agreement”);

(2) a proposal to approve the dissolution of ADG (the “Dissolution”) pursuant to the Plan of Complete Liquidation and Dissolution of ADG (the “Plan of Dissolution”);

(3) a proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies for one or more than one proposal in the event that there are not sufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve one or more of the foregoing proposals; and

(4) such other matters as may properly come before the special meeting or any postponements or adjournments thereof.

The costs of preparing, assembling and mailing this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by ADG. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of ADG, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. ADG also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

These transactions have not been approved or disapproved by the SEC, and the SEC has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS REPRESENT ADG’S EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS, INCLUDING ANY STATEMENTS REGARDING: THE RECEIPT AND USE OF THE CASH CONSIDERATION TO BE RECEIVED BY ADG UNDER THE SALE AGREEMENT, THE RESOLUTION OF THE MATTERS RELATING TO THE DOJ SUBPOENA, THE SUFFICIENCY OF ADG’S CASH BALANCES, AND CASH USED IN OPERATIONS, FINANCING AND/OR INVESTING ACTIVITIES FOR ADG’S FUTURE LIQUIDITY AND CAPITAL RESOURCE NEEDS OR EXPECTED DISTRIBUTIONS TO STOCKHOLDERS IN CONNECTION WITH THE DISSOLUTION. WITHOUT LIMITING THE FOREGOING, THE WORDS “BELIEVES,” “INTENDS,” “PROJECTS,” “PLANS,” “EXPECTS,” “ANTICIPATES,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THESE PROJECTIONS. INFORMATION REGARDING THE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE RESULTS IN THESE FORWARD-LOOKING STATEMENTS ARE DISCUSSED UNDER THE SECTION “RISK FACTORS” IN THIS PROXY STATEMENT. PLEASE CAREFULLY CONSIDER THESE FACTORS, AS WELL AS OTHER INFORMATION CONTAINED HEREIN AND IN OUR PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS PROXY STATEMENT. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR SUPPLEMENT ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES, EXCEPT AS REQUIRED BY LAW.

RISK FACTORS

There are a number of factors that our stockholders should consider when deciding whether to vote to approve the proposals contained in this proxy statement.

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction or wavier of various conditions, including the authorization of the Asset Sale by our stockholders. We cannot guarantee that we will be able to satisfy the closing conditions set forth in the Sale Agreement. If we are unable to satisfy the closing conditions, Chemring will not be obligated to complete the Asset Sale.

If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other alternatives that may be less favorable to our stockholders than the Asset Sale, and we expect that we will need to obtain financing or raise capital in order to continue as a going concern. We were unsuccessful in our attempts in 2008 and 2009 to obtain long-term financing, and we cannot assure you that any financing or capital would be available to us on acceptable terms, if at all. A significant capital raise could also risk impairing the tax benefit attributed to our net operating losses.

We cannot predict the timing, amount or nature of any distributions to stockholders.

Our board of directors is currently unable to predict the timing, amount or nature of, or the record dates for, distributions, if any, to our stockholders following the Asset Sale. The primary reasons for this uncertainty stem from the procedures established under Delaware law for the dissolution of a Delaware corporation and from the uncertainties arising from the matters relating to the DOJ subpoena. Delaware law permits creditors and other claimants to assert claims against us, and it could take an undefined time to resolve these claims. Also, under Delaware law, before a dissolved corporation may make any distributions to its stockholders, it must pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured claims known to the corporation. As described below, we cannot predict the settlement amounts, fines or penalties, if any, that we might incur as a result of the DOJ subpoena, and therefore we are currently unable to make a reasonable provision to pay any claims that we might incur as a result of the DOJ subpoena. As a result, it is unlikely that any distributions to our stockholders will be made until the matters relating to the DOJ subpoena have been resolved. It might take several years to resolve these matters.

The amount and timing of the distributions, if any, to our stockholders will be significantly affected by the resolution of the matters relating to the DOJ subpoena. A delay or adverse outcome in resolving the matters relating to the DOJ subpoena will decrease the funds available for distribution to our stockholders.

As previously disclosed in our public filings with the SEC, on January 19, 2010, ADG received a subpoena from the DOJ requesting that ADG produce documents relating to its dealings with foreign governments. The subpoena stated that it was issued in connection with an ongoing criminal investigation. Our audit committee, with the assistance of independent outside counsel, is conducting an internal review of the matters raised by the DOJ’s subpoena and the related indictment of a former employee of Mecar USA. ADG has been cooperating with the DOJ and is working to comply with the DOJ’s subpoena. We cannot predict the settlement amounts, fines or penalties, if any, that we might incur as a result of the DOJ subpoena. As a result, it is unlikely that any distributions to our stockholders will be made until the matters relating to the DOJ subpoena have been resolved. It might take several years to resolve these matters.

Under the Sale Agreement, ADG has agreed to indemnify Chemring and certain of its related parties against any losses arising out of, among other things, the Mecar SA completed contracts that will be transferred to ADG and any of Mecar USA’s retained liabilities (including the Mecar USA completed contracts). Any indemnification payments made to Chemring or its related parties would reduce the assets available for distribution to our stockholders. Our indemnification obligations under the Sale Agreement terminate on the earlier of (i) June 30, 2015 and (ii) the final resolution of the matters relating to the DOJ subpoena. We cannot predict the amount, if any, of our indemnification liability that might arise under the Sale Agreement. Additionally, $15 million of the cash consideration payable to ADG will be held in escrow to secure these indemnification obligations. These escrowed funds will be released to ADG upon termination of these indemnification obligations under the Sale Agreement, although up to 50% of the escrowed funds may be released as early as June 24, 2013 if certain conditions relating to the DOJ subpoena have been satisfied. These escrowed funds will not be available to ADG for distribution to our stockholders or otherwise until released to ADG pursuant to the terms of the Sale Agreement.

ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains realized in the Asset Sale against our net operating loss and foreign tax credit carryovers. This could significantly reduce the amount available for distribution to our stockholders.

Section 382 of the Code contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating loss and foreign tax credits existing as of the date of such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning directly or indirectly 5% or more of the stock of the company and any change in ownership arising from new issuances of stock by the company. We monitor ownership changes (as calculated for purposes of Section 382) based on publicly available information and, as of June 30, 2010, our analysis indicated that we were below the 50% ownership change threshold that would limit our ability to utilize our net operating losses and other tax attributes. However, we believe that we are close to the 50% ownership change level. As a result, future purchases and/or sales of our common stock by 5% stockholders (over which we have no control) and the timing of such transaction or transactions could trigger an ownership change under Section 382. In addition, while we believe that as of June 30, 2010, ADG has not undergone an “ownership change” within the meaning of Section 382, this belief is subject to uncertainty because the calculations are complex and because the ultimate determination of these matters may be made by the Internal Revenue Service and not by ADG.

Also, on June 24, 2010, we amended our stockholders’ rights plan in order to reduce the risk of any future “ownership change” within the meaning of Section 382 and thereby protect our ability to utilize our net operating losses and other tax benefits. However, this amendment to our stockholders’ rights plan does not entirely preclude certain future “ownership changes.”

If ADG were to undergo, or already has undergone, one or more of “ownership changes” within the meaning of Section 382, our net operating losses and foreign tax credits existing as of the date of each ownership change may be unavailable in whole or in part to offset gains from the Asset Sale. If ADG is unable to offset fully for tax purposes the gains recognized in respect of the Asset Sale with its tax loss carry-forwards, ADG may incur federal and state income tax liability that would reduce the assets available for distribution to our stockholders.

There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.

Prior to completion of the Asset Sale, we intend to convert Mecar SA into a private limited liability company and elect to treat it as a tax transparent entity for U.S. federal income tax purposes. However, there can be no assurances that we will be able to accomplish this prior to the completion of the Asset Sale. If we are unable to do so, or if our treatment of the transaction is challenged by the Internal Revenue Service, ADG may incur federal and state income tax liability that likely would reduce the assets available for distribution to our stockholders.

Our estimate of the maximum amount available for distribution to our stockholders could be reduced if our expectations regarding our operating expenses are inaccurate.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors and officers’ insurance, federal and state income taxes, payroll and local taxes, legal and accounting fees and miscellaneous offices expenses) will continue to be incurred as we seek to complete the Asset Sale, comply with the DOJ subpoena and wind down operations. Our expectations regarding our expenses may be inaccurate. Any unexpected claims, liabilities or expenses, or any claims, liabilities or expenses that exceed our current estimates, could reduce the amount of cash available for ultimate distribution to our stockholders. If available cash and amounts received in the Asset Sale are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to make any distributions to our stockholders.

Our estimate of the maximum amount available for distribution to our stockholders does not include any estimates of, or reserves for, the settlement amounts, fines or penalties, if any, that we may incur as a result of the DOJ subpoena or the amount that ADG may pay under the Sale Agreement to satisfy our indemnification obligations, if any, to Chemring and its related parties.

The estimate of the maximum amount available for distribution to our stockholders does not include an estimate of the amount, if any, that ADG may pay in settlement amounts, fines or penalties relating to the DOJ subpoena. The estimate also does not include an estimate of the amount that ADG may pay under the Sale Agreement to satisfy our indemnification obligations, if any, to Chemring and its related parties. ADG’s cash outflows relating to the resolution of the DOJ subpoena and our indemnification obligations under the Sale Agreement could be substantial. These amounts will reduce the assets available for distribution to our stockholders.

Our estimate of the maximum amount available for distribution to our stockholders is based on a number of assumptions, including with respect to our administrative and professional expenses incurred during the Dissolution.

Our estimate of the maximum amount available for distribution also includes certain administrative and professional expenses we expect to incur in resolving our business affairs during the Dissolution. The amount of these expenses could be affected by negotiations to resolve any outstanding contractual arrangements as well as the regulatory and legal requirements to dissolve ADG. The estimate also includes estimates of the administrative and professional expenses we will incur in resolving the matters relating to the DOJ subpoena. The actual amounts expended in the Dissolution or in connection with the matters relating to the DOJ subpoena could be significantly greater or less than the amounts estimated depending on the scope and duration of the DOJ’s investigation.

Our estimate of the maximum amount available for distribution assumes that ADG will not incur any taxes as a result of the Asset Sale. However, there can be no assurances that ADG will not incur taxes as a result of the Asset Sale, in particular given the uncertainties regarding our ability to offset gains realized in the Asset Sale against our net operating loss and foreign tax credit carryovers.

Our estimate of the maximum amount available for distribution assumes that ADG will not incur any taxes as a result of the Asset Sale. However, there can be no assurances that ADG will not incur taxes as a result of the Asset Sale, in particular given the uncertainties regarding our ability to offset gains realized in the Asset Sale against our net operating loss and foreign tax credit carryovers. See “Risk Factors — ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains in the Asset Sale” and “Risk Factors — There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.”

Our executive officers may have interests in the Asset Sale and the Dissolution other than, or in addition to, the interests of our stockholders generally.

Members of our board of directors and our executive officers may have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Sale Agreement and the Plan of Dissolution.

Certain of our executive officers have employment agreements that provide for severance payments if such executive officer’s employment is terminated in connection with a “change in control.” Also, certain of our executive officers have received equity awards that provide for full vesting of all unvested equity awards upon a “change in control.” The authorization of the Asset Sale by our stockholders, the consummation of the Asset Sale or the approval of the Dissolution by our stockholders would each constitute a “change in control” under these employment agreements and equity awards.

Several of our executive officers may continue with ADG after the Dissolution is approved by the stockholders in order to assist in the wind down of ADG through the final liquidation. The other officers would be terminated before or shortly after the certificate of dissolution is filed. All of ADG’s executive officers will be terminated from employment prior to or upon the final liquidation of ADG.

Our stockholders could authorize the Asset Sale but vote against the Dissolution.

If our stockholders do not approve the Dissolution, we will still complete the Asset Sale if it is authorized by our stockholders and the other conditions to closing are satisfied or waived. In that case, we will have transferred substantially all of our operating assets to Chemring and will have no operations to generate revenue. We would likely continue to ask the stockholders to approve the Dissolution, either via an adjournment of the special meeting for the sole purpose of voting on the Dissolution (while closing the polls and registering the authorization of the Asset Sale prior to adjournment) or at a separate special meeting of stockholders called for the purpose of seeking approval of the Dissolution. In any event, with no assets with which to generate revenues and no Dissolution approved, we would use the cash received from the Asset Sale, as well as our other cash, to pay ongoing operating expenses instead of making distributions to our stockholders. We would have no material business or operations after the Asset Sale and will have retained only those employees required to maintain our corporate existence. We have also agreed not to compete with Chemring for a period of five years following the Asset Sale. These factors would limit the alternatives available to us. Our board of directors would have to evaluate our alternatives, including the possibility of investing the cash received from the Asset Sale in another operating business. These alternatives may be less favorable to our stockholders than the Dissolution.

Our stockholders could approve the Dissolution but vote against the Asset Sale.

If the Dissolution is approved but (i) the Asset Sale is not authorized by our stockholders or (ii) the Asset Sale is not consummated, then our board of directors, in accordance with its fiduciary obligations to our stockholders, may take such actions as it deems advisable and in the best interests of our stockholders to dispose of ADG’s assets in a manner designed to maximize stockholder value. No further stockholder approval would be required for dispositions of ADG’s assets. Alternatively, our board of directors may determine to abandon the Plan of Dissolution. In either case, these other alternatives may be less favorable to our stockholders than the Asset Sale.

Moreover, Chemring may terminate the Sale Agreement if our stockholders do not authorize the Asset Sale. The Bridge Notes will be due and payable in full thirty days following the termination of the Sale Agreement for any reason that does not involve a breach by Chemring.

In the event the Asset Sale is not completed for any reason, we expect that we will need to obtain financing or raise capital in order to continue as a going concern. We were unsuccessful in our attempts in 2008 and 2009 to obtain long-term financing, and we cannot assure you that any financing or capital would be available to us on acceptable terms, if at all. A significant capital raise could also risk impairing the tax benefit attributed to our net operating losses.

Due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not completed and we are unable to obtain financing.

A delay in the closing of the Asset Sale will decrease the funds available for distribution to stockholders.

Claims, liabilities and expenses from operations (including operating costs such as salaries, directors’ fees, directors and officers’ insurance, federal and state income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred by us as we seek to close the Asset Sale. In the event the closing of the Asset Sale is delayed, we will incur additional claims, liabilities and expenses from operations that will reduce the net funds available for distribution to our stockholders.

Fluctuations in the exchange rate between the U.S. dollar and the various currencies in which we conduct business may affect the funds available for distribution to our stockholders.

We have accrued liabilities and we incur some expenses in local currencies, primarily Euros. Our estimate of the debts and liabilities that we will repay after completing the Asset Sale is based on the Euro to U.S. dollar exchange rate as of the time the estimate is made. Fluctuations in foreign currency exchange rates may materially increase the total amount of liabilities that will be repaid and expenses that are incurred by us as expressed in U.S. dollars until the final liquidation of ADG, and thereby negatively impact the net funds that will be available for distribution to our stockholders.

Our stockholders may be liable to our creditors for part or all of the amount received from us in our liquidating distributions if reserves are inadequate.

If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under the DGCL, if we fail to create an adequate contingency reserve for payment of our claims and obligations during the three-year period after we file a certificate of dissolution with the Delaware Secretary of State, each stockholder could be held liable for payment to our creditors of the lesser of (i) such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve and (ii) the amounts previously received by such stockholder in dissolution from us and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from us under the Plan of Dissolution. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Our stockholders will not be able to buy or sell shares of our common stock after we close our stock transfer books on the final record date.

We intend to close our stock transfer books and discontinue recording transfers of our common stock on the date on which we file our certificate of dissolution with the Delaware Secretary of State. After we close our stock transfer books, we will not record any further transfers of our common stock on our books except by will, intestate succession or operation of law. Therefore, shares of our common stock will not be freely transferable after the final record date. All liquidating distributions from a liquidating trust, if any, or from us after the final record date will be made to our stockholders pro rata according to their respective holdings of common stock as of the final record date.

The board of directors may determine not to proceed with the Dissolution.

Even if the Dissolution proposal is approved by our stockholders, the board of directors may determine, in the exercise of its fiduciary responsibilities, not to proceed with the Dissolution. If our board of directors elects to pursue any alternative to the Plan of Dissolution, our stockholders may not receive any of the funds currently estimated to be available for distribution to our stockholders.

Our independent public accountant has raised doubts as to our ability to continue as a going concern.

As previously disclosed in our annual report on Form 10-K for the year ended December 31, 2009 and in our quarterly report on Form 10-Q for the three months ended March 31, 2010, the continuing loss from operations, the lack of financing, the DOJ subpoena and the loss of a Mecar USA sales executive raise doubt about ADG’s ability to continue as a going concern. If the Asset Sale is not completed, ADG will need to do a substantial financing which, given the current credit markets, if available at all, would likely be an equity transaction that will result in significant dilution to the existing stockholders. There are no assurances that this financing will be available to ADG and if such financing is not available, ADG may need to cease operations. A significant capital raise could also risk impairing the tax benefit attributed to our net operating losses.

ADG would confront urgent and significant liquidity challenges in the event the Asset Sale is not consummated.

During the last few years, ADG has faced liquidity challenges resulting mainly from the reduction of revenue and continuing significant operating losses at Mecar SA over the past several years. At present, ADG and its subsidiaries are operating without the benefit of any line of credit. Each of Mecar SA and Mecar USA have been operating under substantial cash restrictions and have managed their respective operations with the assistance of receivables factoring, bank overdrafts and stretching payments to vendors and suppliers. Mecar SA’s cash shortages have precluded it from paying management fees to ADG since 2005. ADG has overcome this shortfall by obtaining early, discounted payments from escrows established in connection with previous dispositions of our subsidiaries, which escrows have now been exhausted.

Mecar SA’s bank group has agreed to extend its current credit facility for the issuance of performance bonds and advance payment guarantees until July 30, 2010. Unless ADG is able to extend or replace this financing, it will not be able to sign any new customer contracts that require performance bonds or advance payment guarantees without full cash collaterization. ADG’s possible inability to sign new customer contracts will significantly impact future revenues thereby potentially limiting Mecar SA’s ability to meet its existing and known or reasonably likely future cash requirements. Upon the termination of Mecar SA’s credit facility on July 30, 2010, future issuances, if any, will have to be provided on a case by case basis. The Mecar SA bank group has advised that if the Asset Sale does not close, ADG should not expect continued short-term financing and short-term extensions of the credit facility by Mecar SA’s bank group.

At June 24, 2010, immediately prior to the funding of the ADG Bridge Note, the ADG parent had less than $110,000 in cash on hand. At June 30, 2010, after taking into account the proceeds from the ADG Bridge Note, the ADG parent had approximately $1.5 million in cash on hand.

The Bridge Notes are due and payable thirty days after the termination of the Sale Agreement, and Chemring has the right to terminate the Sale Agreement if our stockholders do not authorize the Asset Sale.

The Bridge Notes will be due and payable in full thirty days following the termination of the Sale Agreement in accordance with its terms for any reason that does not involve a breach by Chemring. Chemring may terminate the Sale Agreement if, among other reasons, the stockholders do not authorize the Asset Sale.

We will continue to incur the expenses of complying with public company reporting requirements.

After the Asset Sale, we will still have an obligation to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome. If the Dissolution is approved and the board of directors effects the Dissolution, in order to curtail expenses we intend to seek relief from the SEC from the reporting requirements under the Exchange Act, but no assurances can be given that such relief will be obtained.

THE SPECIAL MEETING

Time, Date and Place

The special meeting will be held on August 31, 2010 at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182 at 11:00 a.m. local time.

Proposals

At the special meeting, holders of shares of our common stock as of the record date will consider and vote upon:

•	a proposal to authorize the Asset Sale pursuant to the Sale Agreement;

•	a proposal to approve the Dissolution pursuant to the Plan of Dissolution;

•	a proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies for one or more than one proposal in the event that there are not sufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve one or more of the foregoing proposals; and

•	such other matters as may properly come before the special meeting or any postponements or adjournments thereof.

Descriptions of the Asset Sale and the Dissolution are included in this proxy statement. Copies of the Sale Agreement and the Plan of Dissolution are attached as Annex A and Annex B, respectively, hereto.

Independent Proposals

The Asset Sale proposal and the Dissolution proposal are independent proposals. A vote for or against one proposal does not count as a vote for or against the other proposal. However, our board of directors believes that the Asset Sale proposal and the Dissolution proposal are integral parts of an overall plan and that such proposals represent the best alternatives for maximizing stockholder value.

If the Dissolution is approved but (i) the Asset Sale is not authorized by our stockholders or (ii) the Asset Sale is not consummated, then our board of directors, in accordance with its fiduciary obligations to our stockholders, may take such actions as it deems advisable and in the best interests of our stockholders to dispose of ADG’s assets in a manner designed to maximize stockholder value. No further stockholder approval would be required for dispositions of ADG’s assets. Alternatively, our board of directors may determine to abandon the Plan of Dissolution. In either case, these other alternatives may be less favorable to our stockholders than the Asset Sale. Moreover, Chemring may terminate the Sale Agreement if our stockholders do not authorize the Asset Sale. The Bridge Notes will be due and payable in full thirty days following the termination of the Sale Agreement for any reason that does not involve a breach by Chemring. In the event the Asset Sale is not completed for any reason, we expect that we will need to obtain financing or raise capital in order to continue as a going concern. We were unsuccessful in our attempts in 2008 and 2009 to obtain long-term financing, and we cannot assure you that any financing or capital would be available to us on acceptable terms, if at all. A significant capital raise could also risk impairing the tax benefit attributed to our net operating losses. Due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not completed and we are unable to obtain financing.

If our stockholders do not approve the Dissolution, we will still complete the Asset Sale if it is authorized by our stockholders and the other conditions to closing are satisfied or waived. In that case, we will have transferred substantially all of our operating assets to Chemring and will have no operations to generate revenue. We would likely continue to ask the stockholders to approve the Dissolution, either via an adjournment of the special meeting for the sole purpose of voting on the Dissolution (while closing the polls and registering the authorization of the Asset Sale prior to adjournment) or at a separate special meeting of stockholders called for the purpose of seeking approval of the Dissolution. In any event, with no assets with which to generate revenues and no Dissolution approved, we would use the cash received from the Asset Sale, as well as our other cash, to pay ongoing operating expenses instead of making distributions to our stockholders. We would have no material business or operations after the Asset Sale and will have retained only those employees required to maintain our corporate existence. We have also agreed not to compete with Chemring for a period of five years following the Asset Sale. These factors would limit the alternatives available to us. Our board of directors would have to evaluate our alternatives, including the possibility of investing the cash received from the Asset Sale in another operating business. These alternatives may be less favorable to our stockholders than the Dissolution.

Required Vote

Proposal No. 1: Asset Sale

The authorization of the Asset Sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. You may vote FOR, AGAINST or ABSTAIN. Failures to vote, abstentions and broker non-votes, if any, will have the same effect as a vote AGAINST the authorization of the Asset Sale.

Proposal No. 2: The Dissolution

The required vote to approve the Dissolution depends on whether any of our “Dominant Stockholders” vote FOR the approval of the Dissolution.

Under our Restated Certificate of Incorporation, as amended, a “Dominant Stockholder” is (i) any person who, individually or together with any affiliates or associates of such person, is the beneficial owner, directly or indirectly, of ten percent or more of our outstanding shares of common stock and (ii) any affiliate or associate of any person classified as a Dominant Stockholder. According to the public filings with the SEC, ADG may have at least two “Dominant Stockholders.”

If a Dominant Stockholder votes FOR the proposal to approve the Dissolution, the approval of the Dissolution would require the affirmative vote of either (i) not less than seventy-five percent of the outstanding shares of common stock or (ii) not less than sixty-six and two-thirds percent of the outstanding shares of common stock and not less than a majority of the “Non-Affiliated Shares.” Under our Restated Certificate of Incorporation, as amended, “Non-Affiliated Shares” are shares of common stock that are not beneficially owned by a Dominant Stockholder.

If no Dominant Stockholder votes FOR the proposal to approve the Dissolution, the approval of the Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock.

Because of the supermajority vote requirement imposed by our Restated Certificate of Incorporation, as amended, ADG may consider requesting our Dominant Stockholders to vote to ABSTAIN with respect to the proposal to approve the Dissolution.

You may vote FOR, AGAINST or ABSTAIN. Failures to vote, abstentions and broker non-votes, if any, will have the same effect as a vote AGAINST the approval of the Dissolution.

Proposal No. 3: Adjournment

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of the holders of a majority of the outstanding shares of common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon. You may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting. Broker non-votes, if any, and failures to attend the special meeting in person or by proxy and vote will have no effect on the proposal to adjourn the special meeting.

Record Date

Holders of our common stock as of the close of business on July 26, 2010, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting. On the record date, there were 8,173,650 shares of common stock outstanding and entitled to vote at the special meeting or any postponements or adjournments of the special meeting. No other shares of capital stock were outstanding on the record date.

Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers held 8.4% in the aggregate of the shares of common stock entitled to vote at the special meeting.

Quorum and Voting

The presence at the special meeting, either in person or by proxy, of persons holding a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Shares of our common stock represented at the special meeting in person or by proxy, but as to which stockholders have abstained from voting, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes, if any, will not be counted as shares present in person or by proxy for the purposes of determining the presence of a quorum.

If a quorum is not represented at the special meeting, the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the special meeting to another time, or to another time and place, without notice other than announcement of the adjournment at the meeting, and there may be successive adjournments for like cause and in like manner until a quorum is present. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Proxies; Revocation of Proxies

If you are unable to attend the special meeting, we urge you to submit your proxy by completing and returning the enclosed proxy card. If your shares of common stock are held in “street name” (i.e., through a bank, broker or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of common stock.

Unless contrary instructions are indicated on the proxy card, all shares of stock represented by valid proxies will be voted FOR the Asset Sale, FOR the Dissolution and FOR the adjournment proposal, if any, and will be voted at the discretion of the persons named as proxies in respect of such other business as may properly be brought before the special meeting. As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the special meeting other than the Asset Sale proposal, the Dissolution proposal and the adjournment proposal.

You may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

•	giving written, dated notice to the Corporate Secretary of ADG stating that you would like to revoke your proxy;

•	signing and returning to us in a timely manner another proxy card with a later date;

•	if you are a stockholder of record or have a legal proxy from the stockholder of record, attending the special meeting in person and voting; or

•	if your shares are held in “street name,” following the instructions of your bank, broker or other nominee with respect to the revocation of proxies.

Simply attending the special meeting will not constitute a revocation of your proxy.

Adjournments and Postponements

The special meeting may be adjourned for any purpose deemed necessary or appropriate in the sole discretion of our board of directors, including for the purpose of soliciting additional proxies if there are insufficient votes to authorize the Asset Sale or approve the Dissolution, including, without limitation, adjourning the special meeting for the sole purpose of soliciting additional votes as to one proposal while closing the polls and registering the approval of the other proposal. Any adjournment may be made without notice (if the adjournment is not for more than thirty days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, ADG will provide notice of the new meeting date as required by law. Our board of directors may postpone the special meeting for the purpose of soliciting additional proxies to constitute a quorum or sufficient votes for authorization of the Asset Sale and the approval of the Dissolution. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Broker Non-Votes

Broker non-votes occur when a broker holding stock in street name does not vote the shares on some or all matters. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock but are not permitted to vote on non-routine matters. Uncast votes on non-routine matters are referred to as “broker non-votes.” Because each proposal being considered at the special meeting is a non-routine matter, shares of common stock as to which brokers have not received any voting instructions will not be deemed present for any purpose at the special meeting.

The inspector of elections will treat broker non-votes as shares that are not present and entitled to vote for the purpose of determining the presence of a quorum. Broker non-votes will not be considered to have been voted FOR or AGAINST the approval of the Asset Sale proposal or the Dissolution proposal. However, because the votes required to approve the Asset Sale proposal and the Dissolution proposal are based on a percentage of the total number of shares of common stock outstanding, broker non-votes will have the effect of a vote AGAINST the Asset Sale proposal and the Dissolution proposal. Broker non-votes will have no effect on the adjournment proposal.

Solicitation of Proxies

This proxy solicitation is being made and paid for by ADG on behalf of its board of directors. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. up to $10,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid any additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Asset Sale or the Dissolution or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna,

Virginia 22182, telephone number (703) 847-5268, or Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, (212) 440-9800 (banks and brokers), (866) 821-2550 (stockholders) (toll free).

Availability of Documents

The list of stockholders entitled to vote at the special meeting will be available for inspection at ADG’s principal executive offices at least ten days before the special meeting.

PROPOSAL NO. 1: THE ASSET SALE

This discussion of the Asset Sale is qualified in its entirety by reference to the Sale Agreement, which is attached to this proxy statement as Annex A. You should read the entire Sale Agreement carefully as it is the legal document that governs the Asset Sale.

General Description of the Asset Sale

If the Asset Sale is completed, Chemring would purchase substantially all of ADG’s assets for approximately $59.6 million in cash and the assumption of certain liabilities. Chemring would acquire the capital stock of Mecar SA for approximately $45.81 million in cash, and separately Chemring would acquire substantially all of the assets of Mecar USA for $13.75 million in cash and the assumption by Chemring of certain liabilities of Mecar USA. ADG will have no significant operating assets following the Asset Sale. Importantly, we would retain any liabilities arising out of the matters relating to the DOJ subpoena and also certain liabilities of Mecar SA and Mecar USA, including any liabilities arising out of the completed contracts of Mecar SA and Mecar USA. There are currently no known claims under these completed contracts other than an immaterial warranty claim that has arisen in the ordinary course of business.

At the signing of the Sale Agreement, Chemring loaned ADG $3 million secured by the capital stock of Mecar USA, and separately loaned our subsidiary ARC Europe €5.2 million secured by Mecar SA’s capital stock. The proceeds of the ARC Bridge Note were provided to Mecar SA as working capital. The proceeds from the ADG Bridge Note were used to pay past due accounts payable and for working capital. The proceeds of these Bridge Notes were necessary for us to continue operations. Without the Bridge Notes, ADG and Mecar SA would not have had sufficient working capital to continue operations past June 2010. The ADG Bridge Note will be repaid by ADG at the closing of the Mecar USA sale from the proceeds from that sale. Immediately prior to the Mecar SA closing, Chemring will lend another €5.2 million to Mecar SA that will be upstreamed to ARC Europe, and ARC Europe will then use those funds to repay the ARC Bridge Note. In effect, the repayment of the ARC Bridge Note will not reduce the purchase price payable to ADG.

Parties to the Asset Sale

The Allied Defense Group, Inc.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22182
USA
(703) 847-5268

ADG is a multinational defense business focused on the manufacture and sale of ammunition and ammunition-related products for use by U.S. and foreign governments. ADG’s business is conducted by its two wholly-owned subsidiaries: Mecar SA and Mecar USA. Mecar SA is located in Nivelles, Belgium, and Mecar USA is located in Marshall, Texas. ADG’s corporate headquarters is located in Vienna, Virginia.

Mecar SA designs, develops, manufactures and sells ammunition and ammunition-related products for military use. Substantially all of Mecar SA’s revenues are derived from the sale of ammunition which is used with weapons that are generally considered defensive weapons. From time to time, Mecar SA provides system integration services pursuant to which it purchases and resells weapon systems, ammunition manufactured by others or consulting services to governments looking to develop their own manufacturing capabilities, often in types of ammunition not manufactured by Mecar SA. Mecar SA’s manufactured products consist of a wide variety of ammunition and grenades in the medium caliber, artillery, anti-tank and anti-material categories.

Mecar USA purchases and resells ammunition and ammunition-related products manufactured by others for the benefit of the U.S. government and foreign governments. Mecar USA substantially expanded this procurement business in 2008. Mecar USA also pursues manufacturing contracts from the U.S. government and others for ammunition and pyrotechnics devices. Mecar USA became operational in late 2005 following the construction of a new facility in Marshall, Texas.

ADG provides oversight and corporate services to its subsidiaries and has no operating activities. Our common stock is listed on the NYSE Amex (formerly the American Stock Exchange) under the symbol “ADG.”

Chemring Group PLC
Chemring House
1500 Parkway
Whiteley, Fareham
Hampshire PO15 7AF
United Kingdom
44 (0) 1489 881880

Chemring is an international group specializing in the manufacture of energetic material products and decoy countermeasures. The group is headquartered in the United Kingdom, and has 21 operating sites in the United States, United Kingdom, Italy, Germany, Norway, Spain, France and Australia. Chemring provides solutions for highly demanding customer requirements in defense, security and safety markets. Chemring operates across four market segments: Pyrotechnics, Explosive Ordnance Disposal (EOD), Munitions and Countermeasures.

In Pyrotechnics, Chemring supplies a range of products including pyromechanisms for aircrew egress and satellite deployment; military and distress signals and illumination; and pyrotechnic effects for battlefield training. Chemring has seven business units operating in the pyrotechnics market.

In EOD, Chemring manufactures a range of systems for detecting and inspecting concealed mines and Improvised Explosive Devices (IEDs) and a range of equipment and consumables for safely neutralising explosive threats. It has three business units operating in the EOD market.

In Munitions, Chemring operates as a strategic partner to the major ammunition and missile prime contractors. It also operates as a niche prime contractor in certain special markets such as naval ammunition which are complementary to its principal customers’ activities. It has five business units operating in the munitions market.

In Countermeasures, Chemring manufactures a range of decoys to protect air and sea platforms against the evolving threat of guided missiles. Its products include traditional flare decoys, advanced flares, special material decoys, chaff and naval countermeasures. It has five business units operating in the countermeasures market.

Background of the Asset Sale

ADG’s Restructuring Efforts

Since our inception, our board of directors and management have regularly evaluated our business and operations, our long-term strategic goals and alternatives and our prospects as an independent company, with a goal of maximizing stockholder value. We have regularly assessed trends and conditions impacting ADG and its industry, changes in the marketplace and applicable law, the competitive environment and the future prospects of ADG. As part of these ongoing reviews, we also regularly consider the strategic alternatives available to ADG, including possible strategic combinations, acquisitions and divestitures.

During 2006 and 2007, ADG faced liquidity challenges resulting mainly from a reduction of revenues and significant operating losses at Mecar SA. In 2008, ADG’s liquidity was adversely affected by financing and restructuring costs. ADG’s liquidity challenges contributed to substantial losses. In 2006, 2007, 2008 and 2009, ADG had net losses of $40.1 million, $21.3 million, $10.4 million and $8.3 million, respectively. During this period of liquidity challenges, ADG divested its non-core subsidiaries, repaid its convertible notes and repaid the revolving cash line portion of Mecar SA’s credit facility.

In March 2007, ADG engaged Houlihan Lokey as its financial advisor in connection with the possible sale of any subsidiaries and certain financing being sought by Mecar SA and as ADG’s financial advisor in connection with all merger and/or acquisition transactions and all financing transactions.

Since 2007, ADG has divested the following non-core subsidiaries:

•	SeaSpace. On July 23, 2007, ADG sold SeaSpace for approximately $1.5 million.

•	VSK. On September 18, 2007, ADG sold The VSK Group for approximately $48.7 million in cash.

•	Titan. On March 17, 2008, ADG sold Titan Dynamics Systems, Inc. to Chemring for approximately $4.8 million.

•	GMS. On October 1, 2008, ADG sold Global Microwave Systems, Inc. for approximately $26 million.

•	NSM. On August 7, 2009, ADG sold NS Microwave Systems, Inc. for approximately $400 thousand in cash and a promissory note in the amount of $1.3 million due 24 months after closing and subject to a reduction in principal based on the non-occurrence of certain events.

The divestitures of The VSK Group and GMS permitted ADG to repay most of its debt while the other divestitures eliminated smaller non-profitable subsidiaries. ADG fully repaid its convertible notes, with the last payment made in January 2009.

ADG has continued to seek a longer term banking solution in Europe or a combined solution that would offer financing for both Mecar SA and Mecar USA. Mecar SA’s ability to secure financing to issue performance bonds and advance payment guarantees is critical to its ability to perform on its long-term sales contracts. Mecar SA’s bank group has in the past agreed to extend the credit facility for the issuance of performance bonds and advance payment guarantees, most recently extending the facility through July 30, 2010. Unless ADG is able to extend or replace this financing, it will not be able to perform on any new customer contracts that require performance bonds or advance payment guarantees without full cash collateralization.

As part of its review of financing alternatives, ADG has also been seeking additional working capital financing for its US operations to support continued growth at Mecar USA. To date, ADG has been unable to secure long-term financing on terms that are acceptable to ADG. In the interim, Mecar USA has made arrangements to fund its immediate working capital requirements with its trade creditors and customers and by factoring its accounts receivable.

Events Leading to the Sale of the Company

Events Leading to the Merger Agreement

During 2008 and 2009, at regularly scheduled meetings of our board of directors, our directors, with the assistance of Houlihan Lokey, reviewed and discussed information regarding ADG, industry trends, credit markets, strategic alternatives and other considerations affecting a potential sale of ADG. In early March 2009, our board of directors instructed Houlihan Lokey to contact likely strategic and financial buyers of ADG to gauge interest in a potential strategic sale transaction. At a meeting of our board of directors on March 24, 2009, Houlihan Lokey provided our board with the feedback it had received from the potential strategic and financial buyers it had contacted at our board’s request, and our board of directors directed Houlihan Lokey and our management to solicit formal bids to acquire ADG. In light of ADG’s on-going liquidity and financing challenges, our board of directors determined to explore a potential strategic sale transaction.

Because certain prospective bidders had initially indicated that they were interested in acquiring Mecar SA and Mecar USA rather than ADG itself, our board authorized our management to evaluate a potential sale of those two subsidiaries followed by a liquidation and dissolution of ADG. We began to analyze the liquidation and dissolution process, including estimating the wind-down costs, tax consequences and other corporate costs and contingencies, including severance and lease settlements, that would have to be deducted from the proceeds of a sale of the subsidiaries before a liquidating distribution to our stockholders could be made. As a result of this analysis, our board of directors determined that the transaction should be structured as an acquisition of ADG itself, which it believed would maximize value to stockholders by avoiding the uncertainty, costs and delays associated with a sale of our subsidiaries followed by ADG’s liquidation. As a result, Houlihan Lokey communicated to the bidders that ADG’s preferred transaction structure was a sale of ADG itself.

From March 2009 through June 2009, our management, with the assistance of our legal and financial advisors, worked to prepare a confidential information memorandum and assemble a list of prospective bidders most likely to be interested in acquiring ADG or Mecar SA and Mecar USA. In June and July of 2009, at the direction of management and our board of directors, Houlihan Lokey contacted approximately 52 prospective bidders around the world, including Chemring and Company A and Company B, to determine their interest in a potential transaction with ADG. Non-disclosure agreements were executed with 17 interested parties, allowing the parties to receive the confidential information memorandum.

In late August 2009, we received preliminary indications of interest from seven prospective bidders. These preliminary indications of interest included statements of proposed transaction structures and initial estimates of the valuations placed on those transactions. On October 13, 2009, our board of directors met to review and discuss, with the assistance of its legal and financial advisors, the preliminary indications of interest received from the seven prospective bidders. At this meeting, the board reviewed the terms of the preliminary indications of interest, including bidder background information and, to the extent indicated, the sources of financing for the proposed transaction. Representatives of Houlihan Lokey also updated the board with respect to the feedback it was continuing to receive from prospective bidders and the status of discussions with prospective bidders as well as the reasons given by certain bidders for declining to submit indications of interest. Our board of directors discussed the terms of the indications of interest, including pricing, probabilities and risks of increases or decreases in such pricing, the execution risk and other potential factors and events that could affect the likelihood of closing a transaction with any one of the prospective bidders. Our board of directors then determined that all seven prospective purchasers should be invited to management presentations and allowed to conduct due diligence. At this meeting, our board of directors also was advised by its legal counsel of its fiduciary duties in connection with potential strategic sale transactions.

Management presentations were given to seven prospective bidders in September and October 2009. After the presentations, the prospective bidders received access to an online dataroom prepared by ADG to assist them in their due diligence review. During October, November and December 2009, our management, with the assistance of Houlihan Lokey, continued to facilitate the due diligence efforts of the seven prospective bidders through telephone calls, onsite meetings and responses to additional information requests.

Four prospective bidders withdrew from the sale process in late November and early December 2009. Three prospective bidders — Chemring, Company A and Company B — continued to participate in the sale process.

Company A submitted a preliminary indication of interest in August 2009 to purchase the capital stock of Mecar SA and Mecar USA for cash. Company A and its financial advisor conducted significant due diligence, had additional telephone calls with management, had onsite meetings, submitted additional information requests and undertook significant online data room activity. In November 2009, ADG submitted a draft stock purchase agreement to Company A pursuant to which Company A would acquire Mecar SA and Mecar USA. In late December, ADG provided Company A with a draft of the disclosure schedules to the draft stock purchase agreement.

Company B submitted a preliminary indication of interest in August 2009 proposing a merger of Mecar SA with an operating subsidiary of Company B. Under the proposed transaction structure, Company B would merge its operating subsidiary with Mecar SA and, after securing financing, would acquire a portion of Mecar USA’s capital stock from ADG. Company B’s proposed transaction structure contemplated that ADG would use the proceeds from the sale of Mecar USA’s capital stock to acquire our common stock in the open market at prevailing market prices. The proposed transaction structure further contemplated that Company B would later acquire the remaining common stock of ADG in the open market at prevailing market prices over three years using the cash generated by the synergies of the merger with Mecar SA. On December 15, 2009, Company B communicated its continued interest in the subsidiary merger strategy, but acknowledged that its offer was not a cash offer for ADG or its subsidiaries.

In June 2009, ADG and Chemring entered into a non-disclosure agreement, and Chemring began its preliminary diligence review after receiving a copy of the confidential information memorandum. In August 2009, ADG received a preliminary indication of interest from Chemring to purchase the capital stock of Mecar SA and Mecar USA. Chemring conducted due diligence through additional onsite meetings with management, telephone calls and additional information requests. In early December 2009, Chemring suggested that it would consider ADG’s expressed preference for a sale of ADG itself rather than a sale of the capital stock of Mecar SA and Mecar USA. In early December 2009, ADG submitted a draft merger agreement to Chemring providing for the acquisition of ADG by Chemring. In late December, ADG provided Chemring with a draft of the disclosure schedules to the draft merger agreement.

On December 22, 2009, our board of directors convened a special telephonic meeting for the purpose of reviewing ADG’s strategic alternatives, including a proposed strategic sale transaction and ADG’s prospects for continuing to operate as a stand-alone company. At the meeting, our board, with the assistance of our senior management and representatives of Houlihan Lokey and ADG’s legal counsel, reviewed the financial and legal aspects of the transactions under consideration. Our board of directors was informed that Chemring had proposed to acquire ADG for $7.00 in cash per share of common stock, that Company A had not confirmed that it would be making a formal bid for Mecar SA and Mecar USA and that Company B remained unable to make a cash offer for ADG or its subsidiaries. Our board of directors directed Houlihan Lokey to request that all three remaining bidders submit formal written bids during the first week of January 2010.

On December 23, 2009, Chemring sent a letter confirming its verbal cash offer of $7.00 per share for all of the outstanding common stock of ADG. On January 5, 2010, Chemring’s legal counsel delivered its comments on ADG’s draft merger agreement to ADG’s legal counsel and requested a period of exclusivity in which to complete its due diligence review and negotiate the final merger agreement.

On December 24, 2009, Company A advised Houlihan Lokey that it would not submit a formal written bid and had determined to withdraw from the sale process. On December 15, 2009, Company B confirmed its subsidiary merger proposal but was unable to submit a formal written bid with a cash offer for ADG or its subsidiaries.

On January 7, 2010, our board of directors met and, with the assistance of management and ADG’s legal and financial advisors, reviewed and discussed ADG’s strategic alternatives, including Chemring’s bid, Company B’s subsidiary merger proposal and ADG’s prospects for continuing to operate as a stand-alone company. Our board of directors determined that it was advisable and in the best interests of our stockholders to grant Chemring a period of exclusivity in exchange for an increase in the merger consideration.

On January 7, 2010, ADG’s counter offer was communicated to Chemring. Chemring responded with a counter offer of $7.25 per share. After discussing with the assistance of ADG’s legal and financial advisors, our board of directors determined to grant an exclusivity period if Chemring would agree to make certain changes in the final merger agreement. Chemring accepted ADG’s proposal and on January 11, 2010, ADG and Chemring entered into an agreement granting Chemring an exclusivity period expiring on January 25, 2010.

Over the next week, Chemring continued its due diligence, and ADG and Chemring negotiated the final merger agreement. Our board of directors convened a telephonic meeting on January 14, 2010 to discuss the terms of the Merger Agreement. To facilitate these discussions, on January 13, 2010, our board of directors was provided with a copy of the then-current draft of the Merger Agreement, along with a summary of the material terms of the Merger Agreement prepared by ADG’s legal counsel. At the January 14 meeting, ADG’s legal counsel provided the board of directors with an overview of the terms of the Merger Agreement and an update on the status of the negotiations. By the afternoon of January 15, 2010, the parties had resolved the outstanding material issues relating to the terms of the transaction and Chemring was in the process of finalizing its due diligence.

Our board of directors convened a telephonic meeting on January 17, 2010 to discuss and consider the final merger agreement. At this meeting, ADG’s legal counsel discussed the details of the Merger Agreement and advised the board of directors of its fiduciary duties. Houlihan Lokey then reviewed and discussed its analysis with respect to ADG and the proposed merger. After further discussion, our board of directors approved the Merger Agreement with Chemring and the transactions contemplated thereby, including the merger, and declared the Merger Agreement and the transactions contemplated thereby, including the merger, advisable, fair to and in the best interests of ADG and our stockholders. The principal factors considered by our board of directors included, among other things:

•	the significant liquidity challenges that confronted ADG and that had adversely affected its business, financial condition, assets, liabilities, results of operation and prospects, including:

•	ADG’s negative financial condition as of, and results of operations for, the third and fourth quarters of 2009;

•	the volatile state of the economy and the economic uncertainty globally as well as within the military-related manufacturing and distribution industry;

•	the increasing costs of operating as a small public company;

•	the economies of scale and associated cost advantages enjoyed by ADG’s much larger competitors; and

•	the fact that ADG has had a history of material weaknesses in internal controls over financial reporting, including the costs and uncertainties associated with remediating those weaknesses.

On January 18, 2010, ADG and Chemring executed and delivered the Merger Agreement in substantially the form approved by our board of directors. During the early morning hours of January 19, 2010, ADG and Chemring each issued a press release announcing the execution of the Merger Agreement.

DOJ Subpoena

As previously disclosed in our public filings with the SEC, on January 19, 2010, ADG received a subpoena from the DOJ requesting that ADG produce documents relating to its dealings with foreign governments. The subpoena stated that it was issued in connection with an ongoing criminal investigation.

On the same day, ADG became aware through a press release issued by the DOJ that an employee of Mecar USA had been indicted by the DOJ for allegedly engaging in schemes to bribe foreign government officials to obtain or retain business. According to the DOJ’s press release, the employee was arrested on January 18, 2010, along with twenty-one other individuals, after a large-scale undercover operation that targeted foreign bribery in the military and law enforcement products industry. The indictments of the twenty-two individuals allege that the defendants conspired to violate the Foreign Corrupt Practices Act (“FCPA”), conspired to engage in money laundering and engaged in substantive violations of the FCPA.

The unsealed indictment of this employee and the DOJ’s press release indicate that the alleged criminal conduct was on behalf of a Decatur, Georgia company that is unrelated to ADG or Mecar USA. Mecar USA’s employment agreement with the employee provides that the employee shall not actively engage in any other employment, occupation or consulting activity that conflicts with the interests of ADG. In light of the employee’s apparent breach of his employment agreement, Mecar USA terminated his employment on January 20, 2010.

Mecar USA has transacted business with six individuals indicted in the above-described undercover operation, either directly or indirectly through their companies.

ADG’s audit committee, with the assistance of independent outside counsel, is conducting an internal review of the matters raised by the DOJ’s subpoena and the related indictment of Mecar USA’s former employee. ADG has been cooperating with the DOJ and is working to comply with the DOJ’s subpoena. ADG has also been providing regular updates to Chemring on the progress of the internal review and has been responding to Chemring’s requests for additional information.

Restructuring of the Acquisition; Signing of the Sale Agreement

As a result of the DOJ subpoena, the special meeting of stockholders to adopt the Merger Agreement with Chemring, originally scheduled for April 8, 2010, was postponed twice and then adjourned several times, most recently to June 30, 2010. As discussed below, our board of directors determined that these postponements and adjournments were desirable, for among other reasons, to continue ADG’s internal review, to respond to requests from Chemring for additional information and, with respect to the later adjournments, to provide additional time for ADG and Chemring to discuss restructuring Chemring’s acquisition of ADG.

•	On April 7, 2010, ADG announced that it was postponing the special meeting to April 22, 2010 in order to provide our stockholders with additional time to review our Form 10-K for the year ended December 31, 2009 that was filed that same day, to provide ADG with additional time to produce documents requested by the subpoena to the DOJ and to continue our internal review.

•	On April 21, 2010, after consulting with Chemring, ADG further postponed the special meeting to May 6, 2010 in order to provide ADG with additional time to produce documents to the DOJ, to continue our internal review and to respond to additional requests for information from Chemring.

•	On May 6, 2010, ADG convened the special meeting for the sole purpose of approving a proposal to adjourn the special meeting to June 1, 2010 after Chemring indicated that it needed more time to continue its ongoing review of ADG.

•	On June 1, 2010, ADG announced that the DOJ indicated that it would request additional documents and expand its review beyond matters relating to the indicted former employee of Mecar USA. ADG understood that the DOJ’s expanded review was in connection with an industry-wide review. ADG also announced that, in light of this feedback from the DOJ, Chemring indicated that it was presently unwilling to consummate the merger pursuant to the terms of the Merger Agreement. As a result of these developments, on June 1, 2010, ADG reconvened the special meeting for the sole purpose of approving a proposal to adjourn the special meeting to June 15, 2010 in order to provide ADG and Chemring with additional time to review alternative approaches to consummating a strategic transaction, including a possible restructuring of the transactions contemplated by the Merger Agreement.

•	On June 14, 2010, ADG adjourned the special meeting to June 30, 2010 to allow ADG and Chemring additional time to work together to restructure the deal.

Since the receipt of the DOJ subpoena, our board of directors has met on a regular basis to monitor the progress and results of ADG’s internal review, to evaluate the implications of the related matters on the proposed merger with Chemring and to review our strategic alternatives.

On June 2, 2010, counsel to ADG and counsel to Chemring met in person to discuss restructuring the transaction. At that meeting, counsel to Chemring proposed the current transaction structure contemplated by the Asset Sale. Counsel also discussed ADG’s need for interim bridge financing to enable it to continue operations during the interim between the signing of a purchase agreement and the closing of the acquisition. Over the next several weeks, the parties and their counsel worked together to negotiate the final terms of the Sale Agreement, including the purchase price and indemnity provisions, and the terms of the Bridge Notes, including the amount and nature of these loans.

On June 8, 2010, our board of directors convened a telephonic meeting to review Chemring’s proposal to restructure the acquisition as a purchase of our assets in order to address Chemring’s concerns about the uncertainties arising out of the DOJ subpoena. During the telephonic meeting, our board of directors also reviewed a preliminary analysis by our management of the liquidation and dissolution process, including the estimated amounts that would have to be deducted from the proceeds of the proposed sale of substantially all of our assets before a liquidating distribution to our stockholders could be made. After this review, our board of directors directed our management and its advisors to continue to discuss the terms of the proposed restructured transaction with Chemring.

On June 16, 2010, our board of directors convened a telephonic meeting to review the terms of the proposed restructured transaction with Chemring, as well as ADG’s other options, including an analysis of ADG’s legal rights under its Merger Agreement with Chemring, the prospects for enforcing those rights through the dispute resolution process specified by the Merger Agreement, the urgent liquidity challenges confronting ADG and the prospects for identifying other potential investors or buyers. After this review, our board of directors directed our management and its advisors to continue to discuss the terms of the alternative transaction structure with Chemring while also exploring means to conserve ADG’s cash resources and arrange possible financing. In addition, our board of directors instructed management to update the analysis it had previously prepared on the liquidation and dissolution process, including estimating the wind-down costs, tax consequences and other corporate costs and contingencies, including severance costs and professional fees, that would have to be deducted from the proceeds of a sale of the subsidiaries before a liquidating distribution to our stockholders could be made. Over the next two weeks, ADG, Chemring and their respective legal counsel negotiated the Sale Agreement and the Bridge Notes.

Our board of directors convened a telephonic meeting on June 23, 2010 for the purpose of reviewing ADG’s strategic alternatives, including the proposed Asset Sale, the proposed Dissolution and ADG’s prospects as a stand-alone company. At this meeting, our board of directors, with the assistance of legal counsel and Houlihan Lokey, reviewed the financial and legal aspects of the proposed Asset Sale, including the terms of the Sale Agreement. To facilitate these discussions, on June 22, 2010, our board of directors was provided with a detailed liquidation analysis from management and a copy of the then-current draft of the Sale Agreement, along with a summary of the material terms of the Sale Agreement prepared by our legal counsel. At the June 23 meeting, our legal counsel provided the board of directors with an overview of the Sale Agreement and an update on the negotiations and also advised the board of directors of its fiduciary duties. Houlihan Lokey then reviewed and discussed its analysis with respect to ADG and the proposed Asset Sale and, at the request of our board of directors, rendered its oral opinion (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness, from a financial point of view, of the aggregate purchase price to be received for the capital stock of Mecar SA and the assets of Mecar SA, subject to the liabilities to be assumed by Chemring, in the Asset Sale. After further discussion, our board of directors unanimously approved the Sale Agreement and the transactions contemplated thereby, including the Asset Sale, and declared the Sale Agreement and the transactions contemplated thereby, including the Asset Sale, fair to, expedient and in the best interests of ADG and our stockholders.

On the morning of June 24, 2010, ADG and Chemring executed and delivered the Sale Agreement in substantially the form approved by our board of directors and entered into the Bridge Notes pursuant to which Chemring provided interim funding permitting ADG and Mecar SA to continue operations. ADG and Chemring each then issued a press release announcing the signing of the Sale Agreement.

On July 1, 2010, our board of directors convened a telephonic meeting for the purpose of evaluating ADG’s strategic alternatives following the completion of the Asset Sale, including the proposed Dissolution. At this meeting, our board of directors, with the assistance of legal counsel, reviewed the financial and legal aspects of the proposed Dissolution, including the dissolution procedures under the DGCL, our management’s estimate of the maximum amount available for distribution to our stockholders, the impact that the matters relating to the DOJ subpoena might have on the amount and timing of the distributions to our stockholders and the uncertainties regarding our ability to offset gains realized in the Asset Sale against our net operating loss and foreign tax credit carryovers.

On July 8, 2010, our board of directors convened a telephonic meeting for the purpose of considering the proposed Dissolution. Our board of directors unanimously approved the Plan of Dissolution and the transactions contemplated thereby, including the Dissolution, and recommended that our stockholders approve the Dissolution.

Reasons for the Asset Sale

After Chemring indicated it would not complete the originally contemplated merger pursuant to the Merger Agreement, we entered into the Sale Agreement to restructure the acquisition as a purchase of our assets in order to address Chemring’s concerns about the uncertainties arising out of the DOJ subpoena. This revised transaction structure allows us to complete the sale of our operating assets to Chemring while retaining liabilities and expenses associated with the DOJ subpoena. As previously disclosed, since 2006, significant liquidity challenges have adversely affected ADG’s business, financial condition, results of operations and prospects and, more recently, also called into doubt our ability to continue as a going concern. Our board of directors’ original decision to enter into the Merger Agreement, and its subsequent decision to restructure the acquisition as the proposed Asset Sale, were the result of a decision-making process that evaluated ADG’s strategic alternatives, including its prospects of continuing as a stand-alone company, and that followed a market test process with the assistance of our financial advisor.

Our board of directors has determined that the terms and conditions of the Sale Agreement and the transactions contemplated thereby, including the Asset Sale, are fair to, expedient and in the best interests of ADG and its stockholders. This determination was made by a unanimous vote of all of the members of our board of directors. Our board of directors recommends that you vote FOR the authorization of the Asset Sale.

In reaching this determination, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors. These factors included, but are not limited to, the following material factors which our board of directors viewed as supporting its determination:

•	the significant liquidity challenges that confront ADG and that have adversely affected our business, financial condition, assets, liabilities, results of operation and prospects, including:

•	that, on a consolidated basis, as of March 31, 2010, ADG had $1.4 million in unrestricted cash on hand and, for the three months ended March 31, 2010, ADG had used $6.7 million of cash in its continuing operating activities;

•	that as of June 24, 2010, immediately prior to the funding of the Bridge Notes, the ADG parent had less than $110,000 in cash on hand;

•	that prior to receiving the €5.2 million in loan proceeds in connection with the ARC Bridge Note, Mecar SA did not have sufficient working capital to continue operations past June 2010;

•	the expiration of, and inability to renew, the performance bond and advance payment guarantee portion of Mecar SA’s existing credit facility;

•	the improbability that Mecar SA would be able to negotiate a new performance bond and advance payment guarantee facility with another lender;

•	the adverse effects of the absence of such a facility (or an alternative financing arrangement) on Mecar SA’s ability to generate new revenue and pay its financial obligations as they come due;

•	that Mecar SA had been unable to pay the principal balances on its loan from the Société Wallonne de Gestion et de Participations (“SOGEPA”), a local Belgian regional agency, in 2009 and the first quarter of 2010;

•	that Mecar SA was unlikely to be able to repay the required 2009 and first quarter 2010 principal balances due under the SOGEPA loan on June 30, 2010;

•	the amount of additional funding needed by ADG to reach projected cash flow breakeven, and the lack of potential lenders prepared to advance this amount to ADG;

•	the working capital requirements of manufacturing ammunition and in particular the sizeable upfront expenditures on labor and supplies;

•	our suppliers’ concerns about our solvency and their increasing unwillingness to extend trade credit to us;

•	the expected reaction from ADG’s key suppliers and creditors to ADG’s inability to continue to make payments on a reasonably timely basis, including possible attempts to force ADG or its subsidiaries into an insolvency proceeding in one or more jurisdictions;

•	the concern of prospective customers about our ability to deliver products on a timely basis and without additional prepayments or deposits on their part; and

•	the resulting difficulties we confront in securing new business and finding new customers in light of prospective customers’ concerns about our ability to perform our obligations;

•	Chemring’s unwillingness to consummate the originally contemplated merger pursuant to the terms of the Merger Agreement;

•	the board of directors’ evaluation of ADG’s legal rights under the Merger Agreement, the prospects for enforcing those rights through the dispute resolution process of the Merger Agreement and the limited cash resources available to ADG to pursue such process;

•	ADG’s negative financial condition as of, and results of operations for, the third and fourth quarters of 2009 and the first quarter of 2010;

•	the fact that the original Chemring merger proposal was the result of an auction process during which a total of 52 prospective buyers were contacted by Houlihan Lokey at our direction;

•	the improbability that ADG or Mecar SA would be able to obtain debt or equity financing;

•	the risk that a significant equity capital raise, if successful, would impair the tax benefit attributed to our net operating losses;

•	the determination by our board of directors, after conducting a review of our financial condition, results of operations and business prospects, that continuing to operate as a going concern was not reasonably likely to create greater value for our stockholders than the value obtained for our stockholders pursuant to the Asset Sale and the Dissolution;

•	as disclosed in our annual report on Form 10-K for the year ended December 31, 2009 and also in our quarterly report on Form 10-Q for the three months ended March 31, 2010, in light of the continuing loss from operations, the lack of financing, the DOJ subpoena and the loss of a Mecar USA sales executive, our independent public accountant has raised doubt about ADG’s ability to continue as a going concern in the event that the merger with Chemring did not close;

•	the terms and conditions of the Sale Agreement, in particular that:

•	Chemring’s obligation to consummate the Asset Sale is not conditioned on Chemring obtaining financing; and

•	ADG may terminate the Sale Agreement, under certain circumstances, in order to accept a superior acquisition proposal (which may require the payment to Chemring of a $1,200,000 termination fee);

•	the cash form of the consideration, in particular the certainty of value and liquidity of such cash consideration;

•	the financial analysis reviewed and discussed with our board of directors by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to the board of directors of ADG on June 23, 2010 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness, from a financial point of view, of the aggregate purchase price to be received for the capital stock of Mecar SA and the assets of Mecar USA, subject to the liabilities to be assumed by Chemring, in the Asset Sale;

•	the volatile state of the economy and the economic uncertainty globally as well as within the military-related manufacturing and distribution industry;

•	the increasing costs of operating as a small public company;

•	the economies of scale and associated cost advantages enjoyed by our much larger competitors;

•	the fact that ADG has had a history of material weaknesses in internal controls over financial reporting, including the costs and uncertainties associated with remediating those weaknesses; and

•	the historical performance of our common stock relative to the stock of ADG’s competitors and also relative to market indices.

Our board of directors also considered certain material risks or potentially adverse factors in making its determination and recommendation, including, but not limited to, the following:

•	that the Sale Agreement obligates ADG to indemnify Chemring and certain of its related parties against certain losses, including against losses arising out of the completed Mecar SA contracts transferred to ADG and any of Mecar USA’s retained liabilities (including the Mecar USA completed contracts);

•	the requirement under the Sale Agreement that ADG must place $15,000,000 of the cash consideration payable to us in escrow for up to five years to secure our indemnification obligations to Chemring and certain of its related parties;

•	the requirement that ADG must pay to Chemring a termination fee of $1,200,000 following subsequent stockholder approval of a superior proposal if either (i) ADG terminates the Sale Agreement after our board of directors determines to accept a superior proposal or (ii) Chemring terminates the Sale Agreement after our board of directors recommends a superior proposal to our stockholders (in each case, such termination occurring prior to our stockholders authorizing the Asset Sale);

•	the fact that some of our directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders;

•	that returning value to our stockholders may require ADG to adopt a plan of dissolution, including;

•	the risk that there might be unanticipated delays in implementing the plan of dissolution; and

•	the uncertainty of the amounts distributable to our stockholders following the Asset Sale and the winding down of our business, including with respect to unknown or contingent liabilities and the uncertainties arising out of the DOJ subpoena, the indemnification obligations under the Sale Agreement and the costs and expenses related to winding down our business;

•	the restrictions on the conduct of our business prior to the completion of the Asset Sale that require ADG to conduct its business only in the ordinary course, which could delay or prevent ADG from undertaking business opportunities that may arise pending completion of the Asset Sale and the length of time between signing and closing when these restrictions are in place;

•	the terms of the Sale Agreement that place restrictions on our ability to consider competing acquisition proposals and to terminate the Sale Agreement and accept a superior proposal;

•	that under Delaware law, appraisal rights are not provided to stockholders in connection with the transactions contemplated by the Sale Agreement;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Asset Sale; and

•	the possibility of disruption to our operations following the announcement of the Asset Sale, and the resulting effects if the Asset Sale is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effects on our business and its relationships with its customers and suppliers.

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the directors. In reaching its decision and recommendation to our stockholders, the board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

In the event the Asset Sale is not completed for any reason, we expect that we will need to obtain financing or raise capital in order to continue as a going concern. We were unsuccessful in our attempts in 2008 and 2009 to obtain long-term financing, and we cannot assure you that any financing or capital would be available to us on acceptable terms, if at all. A significant capital raise could also risk impairing the tax benefit attributed to our net operating losses. Due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not completed and we are unable to obtain financing.

Recommendation of Our Board of Directors

Our board of directors has determined that the terms and conditions of the Sale Agreement and the transactions contemplated thereby, including the Asset Sale, are fair to, expedient and in the best interests of ADG and its stockholders. This determination was made by a unanimous vote of all of the members of our board of directors. The board of directors unanimously recommends that our stockholders vote “FOR” the authorization of the Asset Sale pursuant to the Sale Agreement.

Opinion of ADG’s Financial Advisor

Houlihan Lokey rendered its oral opinion to our board of directors on June 23, 2010 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of June 23, 2010, the aggregate consideration of approximately $59.6 million in cash (which Houlihan Lokey refers to as the Aggregate Purchase Price) to be received for all of the outstanding capital stock of Mecar SA (which Houlihan Lokey refers to as the SA Stock) and substantially all of the assets of Mecar USA (which Houlihan Lokey refers to as the USA Assets), subject to the liabilities to be assumed by Chemring (which Houlihan Lokey refers to as the Liabilities), in the Asset Sale was fair to ADG from a financial point of view.

Houlihan Lokey’s opinion was directed to the board of directors of ADG and only addressed the fairness, from a financial point of view, of the Aggregate Purchase Price to be received for the SA Stock and the USA Assets, subject to the Liabilities to be assumed by Chemring, in the Asset Sale, and did not address any other aspect or implication of the Asset Sale. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the Asset Sale.

In arriving at its opinion, Houlihan Lokey:

1. reviewed a draft, dated June 22, 2010, of the Sale Agreement;

2. reviewed certain publicly available business and financial information relating to Mecar SA, Mecar USA, ARC Europe and ADG that it deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Mecar SA, Mecar USA, ARC Europe and ADG made available to it by ADG;

4. spoke with certain members of the managements of Mecar SA, Mecar USA, ARC Europe and ADG and certain of their representatives and advisors regarding the business, operations, financial condition and prospects of Mecar SA, Mecar USA, ARC Europe and ADG, the Asset Sale and related matters;

5. compared the financial and operating performance of Mecar SA and Mecar USA with that of other companies with publicly traded securities that it deemed relevant;

6. considered the publicly available financial terms of certain transactions that it deemed to be relevant;

7. reviewed the current and historical market prices and trading volume for certain of ADG’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that it deemed to be relevant;

8. reviewed a certificate addressed to it from senior management of ADG which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, it by or on behalf of ADG; and

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as it deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. ADG advised Houlihan Lokey and Houlihan Lokey assumed that ADG did not update forecasts with respect to the future financial results and condition of Mecar SA, Mecar USA, ARC Europe and ADG and that forecasts that reflect the best available estimates and judgments of ADG’s management as to the future financial results and condition of Mecar SA, Mecar USA, ARC Europe and ADG on a standalone basis without giving effect to the Asset Sale were not available. Houlihan Lokey relied upon and assumed, without independent verification, that no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Mecar SA, Mecar USA, ARC Europe and ADG occurred since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading. For purposes of Houlihan Lokey’s analyses and its opinion, at ADG’s direction Houlihan Lokey assumed that (i) each of Mecar SA, Mecar USA and ARC Europe was a wholly owned subsidiary of ADG, (ii) the SA Stock and the USA Assets comprised substantially all of the assets of ADG on a consolidated basis, (iii) the USA Assets comprised all of the assets used for, or useful to, the conduct of the future business of Mecar USA, (iv) other than the SA Stock and the USA Assets, neither ADG nor any of its subsidiaries had any other assets used in the businesses of ADG and its subsidiaries as currently conducted or as ADG management contemplated ADG and its subsidiaries would conduct their businesses in the future, (v) except as set forth in the financial statements for ARC Europe, ARC Europe had no assets or liabilities other than its 99.9% equity interest in Mecar SA, (vi) the Liabilities to be assumed by Chemring in the Asset Sale would include all liabilities relating to or arising from the operation of the businesses of ADG and its subsidiaries following the Asset Sale, (vii) the historical financial statements for Mecar USA provided to Houlihan Lokey accurately reflected the historical financial performance of the USA Assets and (viii) the historical financial statements for Mecar SA accurately reflected the historical financial performance of Mecar SA. In addition, for purposes of Houlihan Lokey’s analyses and its opinion, ADG advised Houlihan Lokey and, at ADG’s direction, Houlihan Lokey assumed, that (i) ADG continued to experience significant issues that were adversely affecting its business, assets, condition (financial or otherwise), liabilities, results of operations and prospects; (ii) the performance bond and advance payment guarantee portion of ADG’s credit facility expired on December 31, 2009, and was temporarily extended to July 30, 2010, and ADG was not able to and did not expect to be able to negotiate a renewal or replacement of such portion of its credit facility; (iii) the inability to renew or replace the performance bond and advance payment guarantee portion of ADG’s credit facility that had expired (a) would materially and adversely affect ADG’s ability to generate revenue and meet its financial obligations as and when they became due; (b) would likely impair ADG’s ability to function as a going concern; and (c) consequently, would likely result in ADG’s cessation of operations and the voluntary or involuntary bankruptcy, restructuring or liquidation of ADG and its subsidiaries; (iv) given the uncertainties affecting business, financial, economic and market conditions generally and in the industries and countries in which ADG conducted its businesses and ADG’s failure to achieve its financial forecasts for 2009 and prior periods, ADG had not recently updated its forecasts with respect to the future financial results and condition of ADG, including, without limitation, Mecar SA, Mecar USA or ARC Europe, that reflected the best currently available estimates and judgments of ADG’s management as to the future financial results and condition of ADG, including, without limitation, Mecar SA, Mecar USA or ARC Europe, on a standalone basis without giving effect to the Asset Sale; and (v) under the ownership of a company with adequate liquidity and capital, the value of ADG and its subsidiaries could substantially improve, resulting in significant returns to such an owner if a transaction was consummated. With ADG’s consent, Houlihan Lokey evaluated the fairness to ADG from a financial point of view of the Aggregate Purchase Price to be received for the SA Stock and the USA Assets, subject to the Liabilities to be assumed by Chemring, in the Asset Sale as if ADG would directly receive the Aggregate Purchase Price and no portions of the Aggregate Purchase Price would be held in escrow, deducted or withheld from the Aggregate Purchase Price or otherwise restricted.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Sale Agreement and all other related documents and instruments that were referenced therein were true and correct, (b) each party to the Sale Agreement and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Asset Sale would be satisfied without waiver thereof, and (d) the Asset Sale would be consummated in a timely manner in accordance with the terms described in the Sale Agreement and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Asset Sale would be consummated in a manner that complied in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Asset Sale would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers would be made that would have an effect on Mecar SA, Mecar USA, ARC Europe or ADG that would be material to its analyses or its opinion. Houlihan Lokey also assumed, at the direction of ADG, that any adjustment to the Aggregate Purchase Price would not in any way be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Sale Agreement would not differ in any respect from the draft of the Sale Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Mecar SA, Mecar USA, ARC Europe, ADG or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Mecar SA, Mecar USA, ARC Europe, ADG or any other party was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Mecar SA, Mecar USA, ARC Europe, ADG or any other party was or may be a party or was or may be subject (including, without limitation, any liability associated with any investigation conducted by the DOJ and/or related to any alleged or actual violations of the FCPA or other fraud).

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of the board of directors of ADG (solely in its capacity as such) in connection with its consideration of the Asset Sale and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the board of directors of ADG, Mecar SA, Mecar USA, ARC Europe, ADG, any security holder of Mecar SA, Mecar USA, ARC Europe or ADG or any other person as to how to act or vote with respect to any matter relating to the Asset Sale.

Houlihan Lokey’s opinion only addressed the fairness to ADG from a financial point of view of the Aggregate Purchase Price to be received for the SA Stock and the USA Assets, subject to the Liabilities to be assumed by Chemring, in the Asset Sale, in the manner set forth above and did not address any other aspect or implication of the Asset Sale or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the allocation of the Aggregate Purchase Price as between the SA Stock and the USA Assets or amongst the USA Assets or the amount, timing or other terms or conditions of any subsequent distributions or other dispositions of the proceeds of the Asset Sale to the holders of ADG’s equity securities or otherwise, and did not address, among other things: (i) the underlying business decision of the board of directors of Mecar SA, Mecar USA, ARC Europe, ADG, any security holders of Mecar SA, Mecar USA, ARC Europe or ADG or any other party to proceed with or effect the Asset Sale, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Asset Sale or otherwise (other than the Aggregate Purchase Price to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Asset Sale to the holders of any class of securities, creditors or other constituencies of Mecar SA, Mecar USA, ARC Europe or ADG or to any other party, except if, and only to the extent, expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Asset Sale as compared to any alternative business strategies that might exist for Mecar SA, Mecar USA, ARC Europe, ADG or any other party or the effect of any other transaction in which Mecar SA, Mecar USA, ARC Europe, ADG or any other party might engage, (v) the fairness of any portion or aspect of the Asset Sale to any one class or group of ADG’s or any other party’s security holders vis-à-vis any other class or group of ADG’s or such other party’s security holders, (vi) whether or not Mecar SA, Mecar USA, ARC Europe, ADG, Chemring, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Asset Sale, (vii) the solvency, creditworthiness or fair value of Mecar SA, Mecar USA, ARC Europe, ADG, Chemring or any other participant in the Asset Sale, or any of their respective assets or liabilities, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Asset Sale, any class of such persons or any other party, relative to the Aggregate Purchase Price or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that required legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with ADG’s consent, on the assessments by ADG and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Mecar SA, Mecar USA, ARC Europe or ADG and the Asset Sale. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of the same nature.

In preparing its opinion to the board of directors of ADG, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to ADG, Mecar SA or Mecar USA or the Asset Sale. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the board of directors of ADG in connection with its consideration of the Asset Sale and Houlihan Lokey’s analyses were among many factors considered by the board of directors of ADG in evaluating the Asset Sale. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Aggregate Purchase Price or of the views of the board of directors of ADG or ADG’s management with respect to the Asset Sale.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to the board of directors of ADG on June 23, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding common equity securities (taking into account its outstanding warrants and other securities convertible into common equity securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of June 21, 2010, and the transaction value for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the publicly disclosed terms of the transaction and other publicly available information. Estimates of last twelve months EBITDA, which we refer to as LTM EBITDA, and fiscal year end EBITDA, which we refer to as FYE EBITDA, for the selected companies listed below were based on publicly available financial information for those companies and were adjusted for certain nonrecurring items. The average adjusted combined EBITDA amounts for Mecar SA and Mecar USA used in Houlihan Lokey’s analyses were based on the average of the combined fiscal year 2009 EBITDA and LTM EBITDA of Mecar SA and Mecar USA, as adjusted for certain nonrecurring items and intercompany charges and expenses provided by management of ADG. For purposes of each of the analyses summarized below, Houlihan Lokey took into account the potential present value of certain net operating loss carryforwards, which we refer to as NOLs, at Mecar SA. Based on information provided by and discussions with ADG’s management, Houlihan Lokey performed an analysis of the NOLs at Mecar SA that, given Mecar SA’s historical financial performance, including its ability to generate revenues and earnings, indicated an implied reference range for the potential present value of the NOLs at Mecar SA of approximately $0 to $5.5 million. For purposes of its analyses and opinion, Houlihan Lokey calculated the enterprise value of the Asset Sale, which we refer to as the Transaction Enterprise Value, as approximately $49.0 million by adding approximately $10.2 million in balance sheet liabilities to be assumed by Chemring to the $59.6 million Aggregate Purchase Price to be paid by Chemring for the SA Stock and USA Assets and subtracting the approximately $20.7 million in cash from Mecar SA and Mecar USA.

Selected Companies Analysis

Houlihan Lokey calculated the multiples of enterprise value to adjusted LTM and adjusted FYE EBITDA for selected companies in the defense industry.

The selected companies were:

Alliant Techsystems Inc.
BAE Systems plc
Chemring Group plc
Esterline Technologies Corp.
Finmeccanica SpA
GenCorp Inc.
General Dynamics Corp.
L-3 Communications Holdings Inc.
Rheinmetall AG

The selected companies were selected because they were deemed to be similar to Mecar SA or Mecar USA in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Mecar SA or Mecar USA.

The selected companies analysis indicated the following:

Multiple Description	High	Low	Median	Mean

Enterprise Value as a multiple of:
ADJUSTED LTM EBITDA	11.4x	4.9x	6.6x	6.8x
ADJUSTED FYE EBITDA	11.5x	4.7x	6.6x	7.1x

Houlihan Lokey applied a multiple range based on the selected companies analysis to the average adjusted combined EBITDA for Mecar SA and Mecar USA. The selected companies analysis, taking into account the indicated potential present value of the NOLs at SA, indicated an implied aggregate enterprise value for Mecar SA and Mecar USA ranging from $24.4 million to $39.6 million, as compared to the Transaction Enterprise Value of $49.0 million.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value to LTM EBITDA based on the purchase prices that were publicly disclosed in selected publicly-announced transactions involving target companies in the defense industry that it deemed relevant.

The selected transactions were:

Date
Target	Acquirer	Announced

Simrad Optronics ASA	Rheinmetall AG	5/5/2010
Hi-Shear Technology Corp.	Chemring Group plc	9/16/2009
MEI Holdings, Inc.	Chemring Group plc	6/24/2008
Scott, Incorporated	Chemring Group plc	4/8/2008
DRS Technologies, Inc.	Finmeccanica SpA	3/18/2008
Titan Dynamics Systems, Inc.	Chemring Group plc	1/24/2008
Richmond EEI Ltd.	Chemring Group plc	11/2/2007
Dyno Nobel ASA	Chemring Group plc	6/4/2007
RUAG Warhead Division	Saab AB	5/9/2007
Simmel Difesa S.p.A.	Chemring Group plc	3/30/2007
Chamberlain Manufacturing Corporation	General Dynamics Corporation	5/17/2006
SNC Technologies, Inc.	General Dynamics Corporation	2/23/2006
Technical Ordnance, Inc.	Chemring Group plc	2/1/2006
Leafield Engineering Ltd. and Leafield Marine Ltd.	Chemring Group plc	2/1/2006
Comet GmbH	Chemring Group plc	7/26/2005

The selected transactions were selected because the target companies were deemed to be similar to Mecar SA or Mecar USA in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the Asset Sale.

The selected transactions analysis indicated the following:

Multiple Description	High	Low	Median	Mean

Enterprise Value as a multiple of:
LTM EBITDA	14.4x	5.9x	11.2x	10.2x

Houlihan Lokey applied a multiple range based on the selected transactions analysis to the average adjusted combined EBITDA for Mecar SA and Mecar USA. The selected transactions analysis, taking into account the indicated potential present value of the NOLs at SA, indicated an implied aggregate enterprise value for Mecar SA and Mecar USA ranging from $34.1 million to $49.3 million, as compared to the Transaction Enterprise Value of $49.0 million.

Other Matters

ADG engaged Houlihan Lokey pursuant to a letter agreement dated as of March 27, 2007, as amended through June 18, 2010, to act as ADG’s financial advisor in connection with ADG’s consideration of certain strategic and financial transactions, including the Asset Sale. ADG engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation and knowledge of ADG and its industry. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning and for other purposes. Houlihan Lokey has also acted as financial advisor to ADG in connection with, and has participated in certain of the negotiations leading to, the Merger Agreement and the Asset Sale and will receive an aggregate fee of approximately $2.8 million for such services, a substantial portion of which is contingent upon the consummation of the Asset Sale. In addition, Houlihan Lokey became entitled to a fee of $125,000 upon the delivery of its opinion on June 23, 2010, which is not contingent upon the successful completion of the Asset Sale. ADG has agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of its engagement.

Houlihan Lokey has in the past provided and is currently providing investment banking, financial advisory and other financial services to ADG for which Houlihan Lokey has received, and may receive, compensation, including, among other things, having provided financial advisory services in connection with the transactions contemplated by the Merger Agreement and the sales of the capital stock or assets of certain of ADG’s subsidiaries including SeaSpace Corporation, The VSK Group, Titan Dynamics Systems, Inc., Global Microwave Systems, Inc. and NS Microwave Systems, Inc. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to ADG, Chemring, other participants in the Asset Sale or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, ADG, Chemring, other participants in the Asset Sale or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Activities of ADG Following the Asset Sale

If the Asset Sale is completed, substantially all of our assets would be sold, and Chemring would be the sole beneficiary of any future earnings from these assets. ADG will have no significant operating assets following the Asset Sale.

We would retain all debts and liabilities of the ADG corporate parent, including expenses related to our headquarters office lease in Vienna, Virginia, our senior executives, the remaining headquarters personnel, corporate vendors and professional advisors. Importantly, we would also retain any liabilities arising out of the matters relating to the DOJ subpoena and also certain liabilities of Mecar SA and Mecar USA, including any liabilities arising out of the completed contracts of Mecar SA and Mecar USA. There are currently no known claims under these completed contracts other than an immaterial warranty claim that has arisen in the ordinary course of business.

ADG would have the cash received in the Asset Sale and would take immediate steps to, among other things, terminate contracts that are terminable, seek to re-lease the corporate headquarters and negotiate releases from remaining contractual arrangements. The failure of ADG to take such steps promptly could result in a reduction in the amount of cash remaining for distribution to stockholders, and ADG intends to take such steps whether or not the Dissolution is approved by the stockholders.

If the Dissolution is approved by our stockholders and our board of directors determines that proceeding with the Dissolution is in the best interests of stockholders, ADG would proceed with the Dissolution as described below under “Proposal No. 2: The Dissolution.” However, our board of directors may, in the exercise of its fiduciary duties, determine that it is in the best interests of ADG and its stockholders to abandon the Dissolution, either before or after stockholder approval of the Dissolution.

Material U.S. Federal Income Tax Consequences of the Asset Sale

The following is a summary of the material United States federal income tax consequences of the Asset Sale. It is based upon the Code, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. The summary does not purport to be a complete analysis of all federal income tax consequences of the Asset Sale, nor does it address any aspect of state, local, foreign or other tax laws.

The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. The proposed Asset Sale is a taxable transaction for U.S. federal income tax purposes, and it is anticipated that ADG will recognize gain for federal income tax purposes as a result of the Asset Sale. However, it is anticipated that ADG’s tax attributes may be available to offset all or a portion of ADG’s federal income tax liability resulting from the Asset Sale. The determination of whether and to what extent ADG’s tax attributes will be available is highly complex and is based in part upon facts that will not be known until the completion of the Asset Sale. Therefore, it is possible that the proposed Asset Sale will generate a U.S. tax liability to ADG and, in such case, could reduce the assets available for distribution to our stockholders.

The proposed Asset Sale by ADG is entirely a corporate action. Therefore, the Asset Sale will not be taxable to our stockholders.

The Dissolution, if approved and effected, will have tax consequences to stockholders of ADG. See “Proposal No. 2: The Dissolution — Certain U.S. Federal Income Tax Consequences of Dissolution” and “Proposal No. 2: The Dissolution — Certain U.S. State and Local Income Tax Consequences of Dissolution.”

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS UNDER TREASURY CIRCULAR 230, WE INFORM YOU THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS STATEMENT (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS PROXY STATEMENT AND (3) EACH STOCKHOLDER SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Material Belgian Income Tax Consequences of the Asset Sale

It is not expected that the Asset Sale will give rise to any material Belgian income taxes.

Accounting Treatment of the Asset Sale

The Asset Sale will be accounted for as a “sale” by ADG, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

Government Approvals

We believe that the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) do not apply to the proposed transaction and that we will not be required to make any filings with the Department of Justice’s Antitrust Division or the Federal Trade Commission (“FTC”). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed Asset Sale. At any time before or after the consummation of the Asset Sale, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of substantial assets of Chemring, ADG or their respective subsidiaries. Private parties, state attorneys general or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Chemring, ADG and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

In connection with the transactions contemplated by the Merger Agreement, ADG and Chemring previously filed with the Committee on Foreign Investment in the United States (“CFIUS”) a joint voluntary notice under the Exon-Florio amendment to the Defense Production Act of 1950, as amended. On April 21, 2010, ADG and Chemring were notified that CFIUS had concluded its review of the merger transaction as there were no unresolved national security concerns with respect to the transaction. On July 23, 2010, ADG and Chemring filed a revised joint voluntary notice with CFIUS describing the revised transaction structure contemplated by the proposed Asset Sale. ADG also filed on February 16, 2010 the required notifications with the Department of State’s Directorate of Defense Trade Controls (“DDTC”) under the Arms Export Control Act and the International Traffic in Arms Regulations (“ITAR”). On July 22, 2010, ADG and Chemring notified DDTC of the revised transaction structure contemplated by the proposed Asset Sale. ADG and Chemring also intend to provide DDTC with the necessary post-closing notifications required under ITAR once the Asset Sale has been completed. We do not expect that any additional filings, approvals or waiting periods will be required under ITAR as a result of the parties’ decision to revise the transaction as contemplated by the proposed Asset Sale.

We believe we are not required to make any other filings or obtain any material governmental consents or approvals before the consummation of the Asset Sale. If any approvals, consents or filings are required to consummate the Asset Sale, we will seek or make such consents, approvals or filings as promptly as possible.

No Appraisal Rights

Stockholders may vote against the adoption of the resolution authorizing the Asset Sale, but under Delaware law appraisal rights are not provided to stockholders in connection with this transaction.

Interests of Certain Persons in the Asset Sale

Members of our board of directors and our executive officers may have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Sale Agreement and the Plan of Dissolution.

Executive Officer Employment Agreements

We have entered into employment agreements with each of our executive officers that provide for severance compensation if such executive’s employment is terminated within specified time periods following a “change in control.” The authorization of the Asset Sale by our stockholders or the consummation of the Asset Sale would each constitute a “change in control.” The approval of the Dissolution by our stockholders would also constitute a “change in control.”

Several of our executive officers may continue with ADG after the Dissolution is approved by the stockholders in order to assist in the winding down of ADG through the final liquidation. The other officers would be terminated before or shortly after the certificate of dissolution is filed. All of ADG’s executive officers will be terminated from employment prior to or upon the final liquidation of ADG.

Pursuant to their respective employment agreements, John J. Marcello, our Chief Executive Officer and President (who is also a director), and Monte L. Pickens, our former Executive Vice President and Chief Operating Officer, each would be entitled to the following payments if his employment were terminated by him or by ADG within 12 months following the authorization of the Asset Sale or the approval of the Dissolution:

•	any accrued and unpaid compensation (subject to normal withholding and other deductions) through the effective date of the termination;

•	a lump sum payment equal to the sum of two times his annual salary at the time of termination plus two times his average annual bonus earned during the three most recent years; and

•	medical, dental, vision, long-term care, life and long-term disability insurance coverage and 401(k) benefits at levels comparable to the benefits received by him prior to the termination for the lesser of (i) two years following his termination and (ii) the maximum period provided for under Section 409A of the American Jobs Creation Act of 2004 without triggering any liabilities thereunder.

As a result, assuming for illustrative purposes that Mr. Marcello were terminated on September 1, 2010 (and utilizing current base salaries and the most recent bonus compensation amounts), Mr. Marcello would be entitled to receive a lump sum payment of $607,700 and would be entitled to receive the other benefits specified above.

Mr. Pickens resigned effective July 23, 2010. Mr. Pickens was asked to resign by ADG in light of the reduced executive management activities required in anticipation of the Asset Sale and in an effort to conserve ADG’s financial resources. Mr. Pickens’ resignation was not due to any disagreements with ADG on any matter relating to ADG’s operations, policies or practices. In connection with Mr. Pickens’ resignation, ADG has agreed that it will pay him an amount equal to the severance that Mr. Pickens would have been entitled to receive if he had remained employed by ADG through the completion of the Asset Sale. As a result, Mr. Pickens would be entitled to receive a lump sum payment of $494,400 and would be entitled to receive the other benefits specified above plus two years of long-term care insurance.

Pursuant to his employment agreement, Wayne F. Hosking, Jr., our Vice President, Corporate Strategic Development, would be entitled to the following payments if his employment were terminated by him or by ADG within 12 months following the authorization of the Asset Sale or approval of the Dissolution:

•	any accrued and unpaid compensation (subject to normal withholding and other deductions) through the effective date of the termination;

•	a lump sum payment equal to two times his base salary at the time of termination plus two times the greater of (i) his average annual bonus earned during the three most recent years or (ii) his target bonus; and

•	medical, dental, vision, long-term care, life and long-term disability insurance coverage and 401(k) benefits at levels comparable to the benefits received by him prior to the termination for the lesser of (i) two years following his termination, (ii) the maximum period provided for under Section 409A of the American Jobs Creation Act of 2004 without triggering any liabilities thereunder and (iii) when he secures new employment and is eligible to be covered under the new employer’s benefit plans.

As a result, assuming for illustrative purposes that Mr. Hosking were terminated on September 1, 2010 (and utilizing current base salaries and the most recent bonus compensation amounts), Mr. Hosking would be entitled to receive a lump sum payment of $547,960 and would be entitled to receive the other benefits specified above.

In the event that ADG or any executive receives confirmation from a tax advisor that any of the above payments would be considered an “excess parachute payment” within the meaning of Section 280G of the Code, then the aggregate payment to be made to the executive would be reduced to the highest amount that may be paid by ADG without having any portion of any amount payable be treated as an “excess parachute payment.”

Management Arrangements

As of the date of this proxy statement, we have not entered into any amendments or modifications to the employment agreements described above in connection with the Asset Sale.

Although certain members of our management team may enter into new arrangements with Chemring or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Chemring (and/or a subsidiary thereof), to date no such arrangements have been reached or are anticipated.

Impact on Equity Awards

Several of our executive officers and directors have received one or more grants of stock options during their tenure with ADG. Each of the option agreements provide for the acceleration of the vesting period of the options upon a “change of control” (as defined in the agreements). The authorization by our stockholders of the Asset Sale or the consummation of the Asset Sale would each constitute a “change in control.” The approval of the Dissolution by our stockholders would also constitute a “change in control.” As of the record date, approximately 250,000 shares of our common stock were issuable pursuant to options granted under our equity incentive plans to our current executive officers and directors. The following table identifies, as of July 23, 2010, for each of our directors and executive officers, (i) the aggregate number of shares of our common stock subject to outstanding options and (ii) the exercise price of such options.

	Number of Shares	Exercise
Name	Underlying Options	Price

J.H. Binford Peay, III	100,000	$8.63
J.H. Binford Peay, III	100,000	$16.40
John G. Meyer, Jr.	—	—
Ronald H. Griffith	—	—
John J. Marcello	30,000	$4.30
Gilbert F. Decker	—	—
Charles S. Ream	—	—
Frederick G. Wasserman	—	—
Tassos D. Recachinas	—	—
Wayne F. Hosking, Jr.	20,000	$4.30

Indemnification of Officers and Directors

Following the Asset Sale and the filing of the certificate of dissolution with the Delaware Secretary of State, ADG will continue to indemnify each of its current and former directors and officers to the extent permitted under Delaware law, its Restated Certificate of Incorporation, as amended, and its Amended and Restated By-laws.

In addition, ADG intends to maintain its current directors’ and officers’ insurance policy through the completion of the Asset Sale and the date of dissolution and to obtain runoff coverage for an additional period of time after filing the certificate of dissolution.

The Bridge Notes

Simultaneously with the signing of the Sale Agreement,

•	Chemring and ADG entered into the ADG Bridge Note pursuant to which Chemring loaned ADG $3 million secured by all of the capital stock of Mecar USA; and

•	Chemring and ARC Europe entered into the ARC Bridge Note pursuant to which Chemring loaned our subsidiary ARC Europe €5.2 million secured by all of the capital stock of Mecar SA owned by ARC Europe.

The proceeds of the ARC Bridge Note were provided to Mecar SA as working capital. The proceeds of the ADG Bridge Note were used to pay past due accounts payables and for working capital. The proceeds of these Bridge Notes were necessary for us to continue operations. The Bridge Notes bear interest at a rate of 1.5% per annum. The ADG Bridge Note is due at the Mecar USA closing, and the ARC Bridge Note is due at the Mecar SA closing. However, both Bridge Notes are due and payable thirty days after the termination of the Sale Agreement if the Sale Agreement is terminated in accordance with its terms for any reason that does not involve a breach of the Sale Agreement by Chemring.

The ADG Bridge Note will be repaid at the closing of the Mecar USA sale by Chemring deducting the unpaid principal and interest on the ADG Bridge Note from the purchase price paid for the Mecar USA assets. Immediately prior to the Mecar SA closing, Chemring will lend another €5.2 million to Mecar SA that will be upstreamed to ARC Europe, and ARC Europe will then use those funds to repay the ARC Bridge Note. In effect, the repayment of the ARC Bridge Note will not reduce the purchase price payable to ADG.

The Sale Agreement

The summary of the material terms of the Sale Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Sale Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the Sale Agreement that is important to you.

The Sale Agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the Sale Agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Asset Sale, we do not intend for its text to be a source of factual, business or operational information about us. The Sale Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the disclosure schedule referenced in the Sale Agreement that the parties delivered in connection with the execution of the Sale Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Sale Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Sale Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of ADG or any of its affiliates.

The Asset Sale

Upon the terms and subject to the conditions of the Sale Agreement, including the satisfaction of the closing conditions, Chemring will purchase (i) all of the issued and outstanding capital stock of Mecar SA and (ii) substantially all of the assets of Mecar USA.

The assets of Mecar USA to be purchased by Chemring include:

•	all accounts receivable (excluding any accounts receivables pledged as collateral for the Factoring and Security Agreement dated December 23, 2009 between Mecar USA and Action Capital Corporation (the “Factoring Agreement”));

•	all inventory, including raw materials, work in progress and finished goods;

•	all fixed assets, leasehold improvements, operating assets and equipment and any other tangible assets used in the Mecar USA business;

•	all leased assets used in the Mecar USA business;

•	all owned real estate used in the Mecar USA business;

•	all purchase orders and current contracts for the sale of goods or performance of services by or to Mecar USA that relate to the future delivery of goods or performance of services by or to Mecar USA, all other operational contracts of Mecar USA and all other purchase orders and contracts of Mecar USA entered into after June 24, 2010 and prior to the closing of the sale of Mecar USA’s assets (collectively, the “Assumed Contracts”);

•	all deposits with respect to the Assumed Contracts, whether comprising advanced payments for future performance by Mecar USA or deposits, letters of credit, security deposits or bonds placed by Mecar USA and held by third parties to ensure performance (collectively, “Deposits”);

•	all books and records relating to the Mecar USA assets being acquired pursuant to the Sale Agreement;

•	all intellectual property (including rights to the “Mecar” name) relating to the Mecar USA business;

•	all future rights and business associated with the Mecar USA assets; and

•	any other assets of Mecar USA used for, or useful to, the conduct of the future business of Mecar USA.

Chemring will not purchase, and Mecar USA will retain, certain excluded assets, including:

•	all cash and cash equivalents of Mecar USA, excluding the Deposits;

•	all prepaid items;

•	those accounts receivable pledged in connection with the Factoring Agreement;

•	all intercompany contracts between or among Mecar USA and ADG or any other subsidiary of ADG (excluding any intercompany contracts with Mecar SA); and

•	copies of all books and records relating to the Mecar USA assets being acquired pursuant to the Sale Agreement.

In addition, Chemring will assume certain liabilities of Mecar USA related to:

•	the Assumed Contracts and all leased assets used in the Mecar USA business from and after Mecar USA closing;

•	the trade accounts payable of Mecar USA as of the Mecar USA closing; and

•	the debt instrument supporting deposits, letters of credit and bonds.

Other than these specified liabilities of Mecar USA, the Sale Agreement expressly provides that Chemring will not assume any other liabilities of Mecar USA, including any liabilities relating to or arising from:

•	any and all business conducted by Mecar USA prior to the Mecar USA closing;

•	contracts performed, whether in full or in part and whether for delivery of goods or the performance of services, by Mecar USA prior to the Mecar USA closing;

•	any performance by Mecar USA prior to the Mecar USA closing with respect to any contracts assumed by Chemring from and after the Mecar USA closing;

•	any and all contracts which were completed (and final payment received) prior to the Mecar USA closing and any associated liabilities;

•	any liabilities under contracts, agreements, understandings, leases, licenses, purchase orders, commitments and other binding arrangements of Mecar USA other than those contracts and leases assumed by Chemring;

•	any tax liabilities with respect to business conducted by Mecar USA prior to the Mecar USA closing date;

•	any liabilities with respect to any employee benefit plan to the extent applicable to employees of Mecar USA;

•	any liabilities with respect to the Factoring Agreement;

•	any liabilities of any type whatsoever (whether in tort, contract or otherwise) arising out of or relating to actions, omissions or occurrences taking place in connection with the business of Mecar USA prior to the Mecar USA closing, including any liability of Mecar USA resulting from any investigation, whether currently pending or hereinafter commenced, by any agency of the United States or any foreign government, including the DOJ, related to alleged or actual violations of the FCPA or other fraud, or any analogous applicable foreign statutes, laws, rules and regulations in connection with investigations or reviews of matters arising on or before the Mecar USA closing; and

•	any expenses incurred in connection with, or resulting from, the transactions contemplated by the Sale Agreement.

Consummation of the Asset Sale

We expect to complete the Asset Sale as promptly as practicable after our stockholders authorize the Asset Sale pursuant to the Sale Agreement. The Asset Sale will occur as two separate closings. Chemring will acquire the capital stock of Mecar SA at the Mecar SA closing, and separately Chemring will acquire substantially all of the assets of Mecar USA at the Mecar USA closing. The Mecar USA closing will occur after, or simultaneously with, but not before the Mecar SA closing (unless Chemring at its option elects to close the acquisition of Mecar USA’s assets first). ADG and Chemring anticipate that the Mecar SA closing and the Mecar USA closing will occur on the same date.

Consideration to Be Received by ADG

The consideration for the Mecar SA capital stock will be $45,809,980. The consideration for the Mecar USA assets will be $13,750,000 and the assumption by Chemring of the specified assumed liabilities of Mecar USA. A portion of the Mecar SA purchase price (approximately $22.1 million) will be paid by Chemring through a loan made by Chemring to Mecar SA prior to the Mecar SA closing of an amount equal to Mecar SA’s intercompany debt (approximately $16.6 million is owed to ADG and approximately €4.3 million is owed to ARC Europe) with the proceeds of such loan being used by Mecar SA to repay that intercompany debt. That intercompany debt would otherwise have been cancelled in connection with the Asset Sale.

Termination of Merger Agreement

Pursuant to the Sale Agreement, Chemring and ADG terminated the Merger Agreement. Notwithstanding the termination of the Merger Agreement, if the Asset Sale is not completed and such failure is determined in accordance with the dispute resolution procedures of the Sale Agreement to be a result of a breach of the Sale Agreement by Chemring, ADG may assert those remedies under the Merger Agreement against Chemring that would have been available to ADG had the Merger Agreement not been terminated.

Transfer of Mecar SA Completed Contracts to ADG

Prior to the Mecar SA closing, ADG and ARC Europe will cause Mecar SA to assign to ADG and ARC Europe all contracts of Mecar SA that were completed, and final payment received, by Mecar SA prior to December 31, 2009. Following the assignment, the parties intend that Mecar SA will have no remaining responsibility whatsoever with respect to such completed contracts and any related liabilities. There are currently no known claims under these completed contracts other than an immaterial warranty claim that has arisen in the ordinary course of business.

Indemnification of Chemring

ADG, ARC Europe and Mecar USA (the “ADG Parties”), jointly and severally, will indemnify and hold harmless Chemring (and its affiliates, subsidiaries, directors, officers, agents, representatives, security holders, employees and any person who controls or may control Chemring) from and against any and all losses arising out of:

•	the Mecar SA completed contracts that will be transferred to ADG and ARC Europe, and any alleged or actual violations of legal requirements based on them or based on circumstances with respect to them;

•	any liability of Mecar USA not expressly assumed by Chemring pursuant to the Sale Agreement (including the Mecar USA completed contracts); and

•	any failure of the ADG Parties to pay all transaction expenses incurred in connection with the transactions contemplated by the Sale Agreement.

Our maximum liability for indemnification claims made by Chemring and the other indemnified parties is capped at the amount held in escrow as described below (including any interest on the escrowed funds and less the fees and expenses of the escrow agent). Except for fraud or intentional misrepresentation, indemnification pursuant to the Sale Agreement is the sole and exclusive remedy of Chemring for any of the indemnifiable losses.

Our indemnification obligations under the Sale Agreement terminate on the earlier of:

•	June 30, 2015; or

•	the later of:

•	the Final Subpoena Resolution; and

•	if applicable, the final resolution of any claim pending at the time of any Final Subpoena Resolution and not resolved by such Final Subpoena Resolution.

A “Final Subpoena Resolution” means the (i) final resolution of the DOJ subpoena and any other matters relating to the DOJ subpoena by either (A) our entry into a settlement agreement with the government that (x) has been approved by Chemring and (y) finally resolves the matters relating to the DOJ subpoena or (B) the entry of a final judicial or administrative order that finally resolves the matters relating to the DOJ subpoena, and (ii) with respect to either (A) or (B), the payment of all settlement amounts, fines or other awards, and the full performance of all obligations, under such final settlement agreement or final order.

Escrow of a Portion of the Asset Sale Price

$15 million of the cash consideration payable to ADG will be held in escrow to secure our indemnification obligations to Chemring and certain of its related parties under the Sale Agreement. At the Mecar USA closing, Chemring will deposit into escrow $3,462,895 of the cash consideration payable to us, and at the Mecar SA closing, Chemring will deposit into escrow $11,537,105 of the cash consideration payable to us.

The escrow agent will place the funds in an interest-bearing account. ADG will pay the initial fees and expenses of the escrow agent, and the escrow agent may deduct any applicable annual fees and expenses from the escrowed funds.

Three business days after ADG’s indemnification obligations to Chemring expire pursuant to the terms of the Sale Agreement, the remaining funds in the escrow account, except for that amount subject to pending or disputed claims, will be released to the ADG Parties. Upon resolution of any remaining claims, the remaining funds will be immediately released to the applicable party or parties.

Early Release of a Portion of the Escrowed Funds

Half of the escrowed funds that are not subject to pending or disputed claims may be released as early as June 24, 2013 to the ADG Parties if certain conditions relating to the DOJ subpoena have been satisfied. Specifically, the partial release of escrowed funds may occur if:

•	the ADG Board determines that ADG is able to distribute all or substantially all of its available assets, including the escrowed funds, to its stockholders; or

•	(i) there have been no material communications between the ADG Parties and the DOJ regarding the DOJ subpoena or related matters during the preceding six months, (ii) the ADG Parties do not then owe any further documents to the DOJ pursuant to the DOJ subpoena and (iii) the ADG Parties and the DOJ are not in discussions regarding a final settlement agreement.

To obtain a partial early release of the escrowed funds, ADG must deliver to the escrow agent and Chemring a certificate signed by ADG describing the analysis that led ADG to the conclusion that a partial release of the escrowed funds may occur. If, within ten business days of delivery of ADG’s analysis, Chemring sends notice to ADG and the escrow agent that it disputes the partial release, the escrow agent will not release the funds to ADG, and ADG and Chemring will consult with each other about the dispute for up to thirty business days.

If ADG and Chemring reach an agreement about the amount that should be disbursed from the escrow account, they will deliver joint written instructions to the escrow agent authorizing disbursement of the funds.

If ADG and Chemring do not deliver joint written instructions to the escrow agent within thirty business days, the escrow agent will not distribute any portion of the disputed amount until (i) ADG and Chemring deliver to the escrow agent joint written instructions instructing the escrow agent to disburse certain funds, (ii) a final judgment has been entered by a court of competent jurisdiction (after all appeals have been finally determined or the time for appeal has expired without an appeal being made) or (iii) an order or award of an arbitrator directs the escrow agent to disburse funds.

Representations and Warranties

The Sale Agreement contains customary representations and warranties made by the ADG Parties to Chemring regarding, among other things:

•	corporate organization, qualification and good standing;

•	the authorization, execution, delivery and enforceability of the Sale Agreement and related matters;

•	the capital structure of Mecar USA and Mecar SA;

•	the organizational documents of Mecar USA and Mecar SA;

•	the absence of conflicts with or defaults under our organizational documents, other contracts and applicable law;

•	insurance policies of Mecar USA and Mecar SA;

•	the financial statements of Mecar USA and Mecar SA and their compliance with U.S. generally accepted accounting principles and Belgian generally acceptable accounting principles, as applicable;

•	the accuracy of information contained in registration statements, reports and other documents that we filed with the SEC and the compliance of our filings with applicable federal securities law requirements and, with respect to financial statements therein, U.S. generally accepted accounting principles;

•	maintenance and effectiveness of disclosure controls and procedures required under applicable federal securities law;

•	the absence of undisclosed material liabilities that would be required to be set forth on the face or in the notes of our financial statements;

•	the absence of certain material adverse changes or events affecting the ADG Parties and Mecar SA since March 31, 2010;

•	real property;

•	title to assets;

•	intellectual property;

•	compliance with legal requirements, including the FCPA;

•	the possession of necessary permits;

•	tax matters, including the filing of tax returns and the absence of pending tax proceedings;

•	employee benefit plans;

•	environmental matters;

•	our material contracts;

•	related party transactions;

•	labor and employment matters;

•	the absence of litigation or legal orders threatened against Mecar USA or Mecar SA;

•	our government contracts;

•	the inapplicability of ADG’s stockholder rights plan to the Asset Sale, the Sale Agreement and the other transactions contemplated by the Sale Agreement;

•	broker’s and finder’s fees;

•	our receipt of an opinion from our financial advisor; and

•	the accuracy of our representations and warranties.

In addition, Chemring made representations and warranties to us regarding, among other things:

•	corporate organization, qualification and good standing;

•	the authorization, execution, delivery and enforceability of the Sale Agreement and related matters;

•	the absence of conflicts with or defaults under Chemring’s organizational documents, other contracts and applicable laws;

•	broker’s and finder’s fees;

•	Chemring’s evaluations of projections, estimates and other forecasts with respect to Mecar USA and Mecar SA;

•	the sufficiency of Chemring’s funds and resources for the payment of the Asset Sale consideration;

•	the accuracy of information supplied by Chemring for use by ADG in this proxy statement and any other documents required to be filed by ADG in connection with the transactions contemplated by the Sale Agreement;

•	the lack of ownership of capital stock and other securities of the ADG Parties by Chemring and its subsidiaries;

•	disclosure of contracts and other agreements between Chemring and its affiliates, on the one hand, and parties related to ADG, on the other hand;

•	the accuracy of Chemring’s representations and warranties; and

•	Chemring’s satisfaction with its investigation of the condition, operations and business of Mecar USA and Mecar SA in its determination to proceed with the transactions contemplated by the Sale Agreement.

Many of our representations and warranties contained are qualified by materiality or possess a Material Adverse Effect standard.

For purposes of our representations and warranties in the Sale Agreement, “material” means any change in, or effect on, the business, operations, assets or condition (financial or otherwise) of Mecar USA or Mecar SA which, when considered either individually or in the aggregate together with all other adverse changes or effects on Mecar USA or Mecar SA, causes a loss to Mecar USA or Mecar SA of $250,000 or more.

“Material Adverse Effect” is defined to mean any change in, or effect on, the business, operations, assets or condition (financial or otherwise) of Mecar USA or Mecar SA which, when considered either individually or in the aggregate together with all other adverse changes or effects, is materially adverse to the business, operations, assets or condition (financial or otherwise) of Mecar USA or Mecar SA, taken as a whole, except for any change or effect that results from:

•	a change in the global economy or in the financial markets generally, including any change in interest rates charged by commercial banks with respect to money borrowed by creditworthy corporate entities or a change in currency exchange rates, but only to the extent that the effect of such changes on Mecar USA or Mecar SA, taken as a whole, is not disproportionately more adverse than the effect of such changes on comparable companies operating in the relevant industry;

•	any change in regulatory or economic conditions in the relevant industry, but only to the extent that the effect of such change on Mecar USA or Mecar SA, taken as a whole, is not disproportionately more adverse than the effect of such changes on comparable companies operating in the relevant industry;

•	the outbreak, or escalation from any currently prevailing level, of war or military hostilities or any national emergency or similar domestic calamity, civil insurrection or crisis, including acts of terrorism, but only to the extent the effect of such conditions on Mecar USA or Mecar SA, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry;

•	the effect of any action taken by Chemring with respect to the transactions contemplated by the Sale Agreement, including the Asset Sale;

•	any event, occurrence, circumstance or change resulting from the public announcement of the Sale Agreement, compliance with the terms of the Sale Agreement or the consummation of the transactions contemplated by the Sale Agreement, including the Asset Sale; or

•	any matter of which Chemring was aware on June 24, 2010.

Covenants Relating to the Conduct of Mecar USA and Mecar SA’s Business

We have agreed in the Sale Agreement that the ADG Parties will, and will cause Mecar SA, to:

•	conduct the business of Mecar USA and Mecar SA only in the ordinary course of business consistent with our past custom and practice and use commercially reasonable efforts to preserve intact our present business organization, keep available the services of our executive officers and key employees and preserve our relationships with customers, clients, suppliers and others having material business dealings with us and our subsidiaries;

•	not pay any dividends, other than intercompany dividends;

•	not amend their organizational documents;

•	not merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any corporation, partnership, association or other business organization or division of a business organization;

•	not repurchase, redeem or otherwise acquire any of its equity interests;

•	with respect to Mecar USA and Mecar SA, not issue or sell any equity interests or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any equity interests or any securities convertible into or exchangeable for equity interests;

•	with respect to Mecar USA and Mecar SA, not incur, assume, guarantee or prepay any indebtedness, amend the terms relating to any indebtedness or issue or sell any debt securities, except for any incurrence, assumption, guarantee or prepayment of such indebtedness or amendments of the terms of such indebtedness in the ordinary course of business consistent with past custom and practice;

•	with respect to Mecar USA and Mecar SA, not mortgage, pledge or otherwise subject to any lien any of its material assets, except for certain permitted encumbrances and liens in the ordinary course of business consistent with past custom and practice;

•	not pay any bonus or other incentive compensation to any director or officer or grant to any director or officer any other increase in compensation, except (i) for bonuses payable pursuant to any previously disclosed employee benefit plans or arrangements, (ii) in the ordinary course of business consistent with past custom and practice or (iii) pursuant to the terms of any written agreement or commitment existing as of June 24, 2010;

•	not enter into, adopt or amend in any material respect any retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity,

pension or welfare plan, any contract or other arrangement with an independent contractor or any agreement maintained for the benefit of any of the directors or officers, except as required by any applicable law;

•	not change in any material respect its accounting practices, policies or principles, other than any such changes as may be required under generally accepted accounting principles;

•	not sell or otherwise dispose of any of its assets, except in the ordinary course of its business consistent with past custom and practice;

•	not enter into any agreements, contracts or commitments for capital expenditures other than in the ordinary course of its business consistent with past custom and practice;

•	not engage in any action that would constitute a violation of the FCPA or applicable local anticorruption laws;

•	promptly disclose in writing to Chemring if, to the ADG Parties’ knowledge, any of the foreign partners, third-party agents or principals of Mecar USA or Mecar SA becomes a foreign government official; and

•	not agree or commit to do any of the foregoing actions.

No Solicitation

The Sale Agreement requires that we cease any solicitation, encouragement, discussions or negotiations with any non-Chemring parties with respect to any Acquisition Proposal (as defined below) and requires that ADG will not, directly or indirectly, do any of the following:

•	solicit, initiate, knowingly facilitate, knowingly encourage or knowingly take any other action designed or reasonably likely to facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

•	participate in any discussions or negotiations regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the ADG Parties’ knowledge, is considering making an Acquisition Proposal;

•	take any of the following actions (each, a “Change of Recommendation”), except that, at any time prior to the special meeting, our board of directors may take such actions in response to a Superior Proposal (as defined below) if our board of directors concludes in good faith that the failure of the board to take such action would be reasonably likely to be inconsistent with the directors’ exercise of fiduciary obligations to our stockholders under applicable law:

•	change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to Chemring, our board’s recommendation that our stockholders vote to adopt the Sale Agreement;

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal; or

•	enter into or authorize the ADG Parties or Mecar SA to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by ADG with respect to an unsolicited bona fide written Acquisition Proposal;

•	enter into any letter of intent or agreement in principle or any agreement providing for an Acquisition Proposal (except for confidentiality agreements to be entered into by ADG with respect to an unsolicited bona fide written Acquisition Proposal); or

•	resolve, propose or agree to do any of the foregoing.

The Sale Agreement permits our board of directors to make a Change of Recommendation to the extent that our board of directors concludes in good faith that the failure of the board of directors to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to our stockholders under applicable law.

In the event that ADG receives an unsolicited bona fide written Acquisition Proposal, then it may contact the person making such proposal and its advisors solely for the purpose of clarifying the Acquisition Proposal and the conditions to and likelihood of consummation of the Acquisition Proposal so as to determine whether such Acquisition Proposal could reasonably be expected to result in a Superior Proposal. If our board of directors determines in good faith that the Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then, following the execution by such person of a confidentiality agreement, it may furnish non-public information to the person making such Acquisition Proposal and engage in discussions or negotiations with such party regarding the Acquisition Proposal. ADG has agreed to notify Chemring within 48 hours of receiving any Acquisition Proposal or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal and to keep Chemring reasonably informed on a current basis after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request.

Nothing in the Sale Agreement prevents the ADG board of directors from disclosing to its stockholders a position complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act.

An “Acquisition Proposal” means any bona fide written proposal made by a person to acquire beneficial ownership of 25% or more of the assets of, or 25% or more of the equity interests in, ADG or any of our subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender or exchange offer or similar transaction involving ADG.

A “Superior Proposal” means any unsolicited Acquisition Proposal, which our board of directors, acting in its good faith judgment in accordance with the terms and conditions of the Sale Agreement, determines is superior to our stockholders from a financial point of view to the transactions contemplated by the Sale Agreement.

Cooperation with Respect to the DOJ Subpoena Matters

For so long as ADG or any of its affiliates are subject to the DOJ subpoena or are contesting or defending against any action, investigation or subpoena relating to the DOJ subpoena matters, Chemring has agreed to cooperate with ADG and its affiliates in the defense or contest of such actions, investigations or subpoenas, including by as promptly as practicable making available its personnel and providing such information, access to its books and records and testimony as is reasonably necessary in the defense or contest of such actions, investigations or subpoenas. Such ADG party will promptly reimburse Chemring for its and its affiliates’ reasonable out-of-pocket costs and expenses (including allocated employee costs in excess of 10 hours per month, including benefits, taxes and related out-of-pocket expenses) incurred in providing such cooperation.

Stockholders Meeting

ADG has agreed to take all actions necessary under all applicable legal requirements to call, give notice of and hold a meeting of our stockholders to vote on a proposal to authorize the Asset Sale. Such meeting will be held as promptly as reasonably practicable following the SEC’s final approval of this proxy statement. We have agreed to use commercially reasonable efforts to solicit proxies from our stockholders in favor of the authorization of the Asset Sale. We may adjourn or postpone the stockholders meeting if at any time prior to the meeting an Acquisition Proposal has been made, submitted or announced and our board of directors concludes in good faith that the failure to postpone or adjourn the stockholders meeting would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to our stockholders under applicable law.

Filings, Consents and Regulatory Approvals

We have agreed to give all notices to, make all filings and use our commercially reasonable efforts to obtain all authorizations, consents, waivers and approvals from any governmental entity or other person, as required to consummate the Asset Sale.

Chemring and ADG have also agreed to cooperate in complying with any filing or notification formalities required to obtain any approval or clearance of or non-objection applicable to the Asset Sale by any competent anti-trust or competition authority, including as soon as practicable (and no later than ten days after June 24, 2010), if required by applicable law, a Notification and Report Form under the HSR Act with the FTC and the Department of Justice’s Antitrust Division. In connection with such efforts and subject to any applicable attorney-client communications or other privileges, Chemring and ADG have agreed to use commercially reasonable efforts to (i) cooperate in all respects in connection with any filing or submission in connection with any request from the FTC and the Antitrust Division for additional information and documents, (ii) promptly inform the other party of any material communication with the FTC and the Antitrust Division or any other governmental entity and of any material communication received or given in connection with any proceeding by any private party in connection with the Sale Agreement and the transactions contemplated thereby, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC and the Antitrust Division or any other governmental entity or in connection with any proceeding by a private party, give the other party the opportunity to attend and participate in such meetings and conferences and (iv) promptly take all reasonable actions to respond to inquiries from the FTC and the Antitrust Division or any other governmental entity regarding the legality of the Asset Sale under any antitrust law. We believe that the notification and waiting period requirements of the HSR Act do not apply to the Asset Sale and that we will not be required to make any filings with the Antitrust Division or the FTC.

In connection with the previous Merger Agreement with Chemring, ADG and Chemring filed the required pre-closing notifications with the DDTC and CFIUS. Chemring and ADG, in cooperation with each other, will promptly and timely prepare and file any additional required notifications, if any, with, and obtain any additional required authorizations, if any, from the DDTC. ADG and Chemring have agreed to provide to provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies in connection with the Sale Agreement. See “Proposal No. 1: The Asset Sale - Government Approvals.”

In addition, ADG Parties have agreed to provide prompt, complete and full cooperation with the Department of Commerce and/or the Department of State in connection with any voluntary disclosures previously filed with those agencies and to take all other actions reasonable under the circumstances to mitigate and minimize sanctions imposed as a result of any of the voluntary disclosures. We will advise Chemring of any requests from any governmental entity in connection with the voluntary disclosures immediately upon receiving any such requests and provide Chemring and its counsel with a reasonable opportunity to review and comment on any written communications with the Department of State, the Department of Commerce or any other governmental entity in connection with the voluntary disclosures.

Employee Matters

Chemring has agreed to provide Mecar USA and Mecar SA employees as of the effective time with health and welfare, retirement and similar benefit plans and arrangements (excluding any equity-based plans or awards) that are substantially similar, in the aggregate, to the health and welfare, retirement and other benefit plans and arrangements provided to our employees prior to the Asset Sale. Chemring has agreed to provide all such employees that are covered by collective bargaining agreements with compensation and benefits in accordance with the terms and conditions of the collective bargaining agreements. With respect to the participation in such Chemring plans by our employees, subject to applicable law and tax qualification requirements, each employee will be credited with his or her years of service with us to the same extent as such employee was entitled to credit for service under any similar health and welfare, retirement or similar benefit plans or arrangements prior to the Asset Sale.

Stockholder Litigation

We have agreed to keep Chemring informed of, and cooperate with Chemring in connection with, any stockholder litigation or claim against ADG, any of the other ADG Parties, and/or the directors or officers relating to the Asset Sale or the other transactions contemplated by the Sale Agreement.

Conversion of Mecar SA to a Private Limited Company

Before the Mecar SA closing, ADG and ARC Europe may elect to convert Mecar SA from a Société anonyme into a private limited liability company pursuant to the Belgian Company Code. In such event, Mecar SA may be treated as a tax transparent entity for U.S. federal income tax purposes under Treasury Regulation Section 301.7701-3. If ADG and ARC Europe convert Mecar SA into a private limited liability company, (i) certain representations and warranties that refer to Mecar SA’s corporate status shall be deemed to refer to its private limited liability company status; (ii) Chemring may not assert that the conversion is a violation or breach of the Sale Agreement; and (iii) Chemring will not convert Mecar SA into an entity classified as a corporation for U.S. federal income tax purposes or change (by merger or otherwise) Mecar SA from a private limited liability company into a Société anonyme for one year after the closing of the sale of Mecar SA capital stock.

Non-Competition

The ADG Parties, on behalf of themselves and each of their subsidiaries, agreed in the Sale Agreement not to do any of the following in any location in any country in which Chemring does business for a period of time beginning on earlier of the Mecar USA closing or the Mecar SA closing and ending five years after that date:

•	conduct or engage in the business of Mecar USA or Mecar SA or any business similar to or competitive with such business;

•	directly or indirectly own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise with, or permit their names to be used by, any person engaged in the business engaged in by Mecar USA as of immediately prior to the Mecar USA closing or the business of Mecar SA or any business similar to or competitive with the Mecar USA business or any business of Mecar SA;

•	fail to keep secret and retain in the strictest confidence, or use for their benefit or disclose to others, any confidential matters relating to the business of Mecar USA or Mecar SA except as required by applicable law (or legal or regulatory process);

•	solicit the employment of, offer employment to, or hire or attempt to hire (whether as an employee, consultant or otherwise), any person who provided services (as an employee or consultant) to Mecar USA or Mecar SA within the prior twelve month period or encourage any such person to leave the employment of Mecar SA or the entity that acquires the Mecar USA assets, as applicable, on their behalf or on behalf of any other person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, after the applicable closing date;

•	interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Mecar SA or the Chemring subsidiary acquiring Mecar USA’s assets on the one hand, and any of their respective customers, prospective customers, suppliers, sales representatives, distributors, employees or consultants, on the other hand, on their behalf or on behalf of any other person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise; or

•	make statements or any other expressions on television, radio, the internet or other media or to any third party, including, without limitation, in communications with any customers, suppliers, sales representatives or distributors, whether themselves or through anyone acting on their behalf, which are in any way disparaging or materially harmful to Mecar SA, the Chemring subsidiary acquiring Mecar USA’s assets or Chemring or any of their respective affiliates, the products and services of Mecar SA, the Chemring subsidiary acquiring Mecar USA’s assets or Chemring or any of their respective affiliates, except as required by law.

Funding of Working Capital Repayment Loan

Immediately prior to the Mecar SA closing, Chemring will lend another €5.2 million to Mecar SA that will be upstreamed to ARC Europe, and ARC Europe will then use those funds to repay the ARC Bridge Note. In effect, the repayment of the ARC Bridge Note will not reduce the purchase price payable to ADG.

Change of Name of Mecar USA, Inc.

ADG will take all necessary steps to change the name of Mecar USA, Inc. to a name that does not use the words “Mecar” or “Allied Defense” and would not otherwise be confusing with the use by Chemring of “Mecar” after the Mecar USA closing.

Expenses

Whether or not the Asset Sale is completed, each party will be required to pay its own financial advisory, legal, accounting and other expenses incurred by it in connection with the preparation and execution of the Sale Agreement, the compliance with the terms of the Sale Agreement and the Asset Sale.

Conditions to the Asset Sale

ADG and Chemring will not be obligated to complete either the sale of Mecar SA’s capital stock or the sale of Mecar USA’s assets unless a number of conditions are satisfied or waived. These joint closing conditions include:

•	our stockholders must have authorized the Asset Sale;

•	all consents must have been obtained and any applicable waiting period (or extensions thereof) under any applicable antitrust or competition law must have expired or been terminated; and

•	no provision of any applicable law or governmental order may prohibit the consummation of the Asset Sale.

In addition, the obligations of the ADG Parties to effect the Mecar SA closing and the Mecar USA closing are subject to the satisfaction or waiver of additional conditions, including:

•	Chemring must have delivered to the ADG Parties a certificate, dated as of the applicable closing date, signed by a duly authorized officer of Chemring certifying Chemring’s organizational documents, the incumbency of the officers executing the Sale Agreement on its behalf and resolutions of its board of directors authorizing the execution, delivery and performance by it of the Sale Agreement;

•	Chemring must have delivered certain closing deliverables, including an executed escrow agreement; and

•	Chemring must have delivered to the ADG Parties a certificate, dated as of the applicable closing date, signed by a duly authorized officer of Chemring certifying that (i) Chemring’s representations and warranties are true and correct as of the applicable closing date and (ii) Chemring has performed or complied in all material respects with all agreements and covenants required by the Sale Agreement to be performed or complied with by it on or prior to the applicable closing.

In addition, the obligation of Chemring to effect the Mecar SA closing is subject to the satisfaction or waiver of additional closing conditions, including:

•	Chemring must have received evidence that ADG and ARC Europe caused Mecar SA to assign to ADG and ARC Europe all contracts of Mecar SA that were completed, and final payment received, by Mecar SA prior to December 31, 2009;

•	an authorized officer of each ADG Party must have certified that the ADG Parties’ representations and warranties are true and correct in all material respects as of the Mecar SA closing date (except that any of the representations and warranties that were made as of a particular date must only be true and correct on such date), except for circumstances where the failure of the representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representation and warranties) would not have a Material Adverse Effect;

•	Chemring must have received a certificate signed on behalf of ADG and ARC Europe by their respective authorized executive officers certifying that ADG and ARC Europe have performed or complied in all material respects with all agreements and covenants required by the Sale Agreement to be performed or complied with by them at or prior to the Mecar SA closing date;

•	no Material Adverse Effect may have occurred since June 24, 2010 and be continuing, as confirmed in a certificate signed on behalf of ADG;

•	Chemring must have received signed resignations of all officers and directors of Mecar SA (other than those identified by Chemring at least two business days prior to closing), effective as of the Mecar SA closing; and

•	Chemring must have received from an authorized officer of each of ADG and ARC Europe a certificate certifying (i) the resolutions of the boards of directors of ADG and ARC Europe authorizing the execution, delivery and performance of the Sale Agreement, (ii) Mecar SA’s organizational documents and the incumbency of ADG and ARC Europe’s respective officers executing the Sale Agreement and (iii) full payment of any expenses incurred in connection with, or resulting from, the transactions contemplated by the Sale Agreement.

In addition, the obligation of Chemring to effect the Mecar USA closing is subject to the satisfaction or waiver of additional conditions, including:

•	the Mecar SA closing must have occurred or be occurring simultaneously with the Mecar USA closing;

•	an authorized officer of each ADG party must have certified that the ADG Parties’ representations and warranties are true and correct in all material respects as of the Mecar USA closing date (except that any of the representations and warranties that were made as of a particular date must only be true and correct on such date), except for circumstances where the failure of the representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representation and warranties) would not have a Material Adverse Effect;

•	Chemring must have received a certificate signed on behalf of ADG and Mecar USA by their respective authorized executive officers certifying that ADG and Mecar have performed or complied in all material respects with all agreement and covenants required by the Sale Agreement to be performed or complied with by them at or prior to the Mecar SA closing date;

•	no Material Adverse Effect may have occurred since June 24, 2010 and be continuing, as confirmed in a certificate signed on behalf of ADG; and

•	Chemring must have received from an authorized officer of each of ADG and Mecar USA a certificate certifying (i) the resolutions of the boards of directors of ADG and Mecar USA authorizing the execution, delivery and performance of the Sale Agreement and (ii) Mecar USA’s organizational document and the incumbency of their respective officers executing the Sale Agreement.

Termination of the Sale Agreement

We may mutually agree with Chemring at any time to terminate the Sale Agreement, even after our stockholders have authorized the Asset Sale pursuant to the Sale Agreement.

The Sale Agreement may also be terminated under certain circumstances, including:

•	by Chemring or us if the Asset Sale is not consummated by October 31, 2010, except that the right to terminate the Sale Agreement is not available to any party whose failure to fulfill an obligation under the Sale Agreement materially contributed to the Asset Sale not occurring before such date;

•	by Chemring if we are in breach of the representations and warranties or covenants contained in the Sale Agreement and such breach results in the inability to satisfy the applicable closing conditions regarding the representations and warranties or the covenants by October 31, 2010, provided that Chemring is not in material breach of its obligations under the Sale Agreement;

•	by us if Chemring is in breach of the representations and warranties or covenants contained in the Sale Agreement and such breach results in the inability to satisfy the applicable closing conditions regarding the representations and warranties or the covenants by October 31, 2010, provided that we are not in material breach of our obligations under the Sale Agreement;

•	by Chemring or us if a final nonappealable governmental order permanently enjoining or otherwise prohibiting the Asset Sale has been issued by a governmental entity of competent jurisdiction;

•	by us, prior to our stockholders meeting to authorize the Asset Sale, if our board of directors has provided written notice to Chemring that it has determined to accept a Superior Proposal;

•	by Chemring, prior to our stockholders meeting to authorize the Asset Sale, if our board of directors has endorsed or recommended to our stockholders a Superior Proposal or has publicly proposed to do so, and the Superior Proposal is not withdrawn at least five business days prior to the stockholders meeting; and

•	by Chemring or us if our stockholders do not authorize the Asset Sale at the stockholders meeting.

Termination Fee

Under certain circumstances, we will be required to pay Chemring a termination fee of $1,200,000 if:

•	the Sale Agreement is terminated (i) by us, prior to our stockholders meeting to authorize the Asset Sale, if our board of directors has provided written notice to Chemring that it has determined to accept a Superior Proposal or (ii) by Chemring, prior to our stockholders meeting to authorize the Asset Sale, if our board of directors has endorsed or recommended to our stockholders a Superior Proposal or has publicly proposed to do so, and the Superior Proposal is not withdrawn at least five business days prior to the stockholders meeting; and

•	our stockholders approve the Superior Proposal.

If the termination fee is payable, ADG must pay the fee within three business days following the approval by our stockholders of the Superior Proposal.

Amendment and Waiver

The parties may amend the Sale Agreement at any time and may waive compliance with any of the agreements or conditions contained in the Sale Agreement. All amendments to and waivers under the Sale Agreement must be in a writing signed by the ADG Parties and Chemring, or in the case of a waiver, by the party against whom the waiver is to be effective.

Specific Performance

Each party to the Sale Agreement is entitled to seek an injunction to prevent breaches or violations of the Sale Agreement and to enforce specifically the terms and provisions of the Sale Agreement, in addition to any other legal or equitable remedy to which they are entitled.

Deregistration of ADG’s Common Stock

After the Asset Sale, we will still have an obligation to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. If the Dissolution is approved and the board of directors effects the Dissolution, in order to curtail expenses we intend to seek relief from the SEC from the reporting requirements under the Exchange Act, but no assurances can be given that such relief will be obtained.

Amendment to Rights Plan

On June 24, 2010, the same day ADG signed the Sale Agreement, ADG entered into a Fourth Amendment to Rights Agreement (the “Fourth Rights Agreement Amendment”) to our Rights Agreement dated as of June 6, 2001 between ADG and Mellon Investor Services, LLC as Rights Agent (as previously amended, the “Rights Agreement”).

The Fourth Rights Agreement Amendment is intended to reduce the risk of a future “ownership change” within the meaning of Section 382 of the Code and thereby protect our ability to utilize our net operating losses and other tax benefits. See “Risk Factors — ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains in the Asset Sale.”

The Fourth Rights Agreement Amendment amends the Rights Agreement to, among other things, lower the beneficial ownership threshold for an Acquiring Person (as defined in the Rights Agreement) and to include certain Grandfathered Persons (as defined in the Fourth Rights Agreement Amendment) as Exempt Persons (as defined in the Rights Agreement).

Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed consolidated financial information, which is based upon estimates by our management, is presented for informational purposes only. It is not intended to be indicative of the actual consolidated results of operations or the actual consolidated financial position that would have been achieved had the transactions or adjustments been consummated as of the dates indicated below, and it does not purport to indicate results that may be attained in the future.

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2010 is derived from historical financial statements adjusted to illustrate the effects of the Bridge Notes and the Asset Sale as if the transactions contemplated by the Bridge Notes and the Asset Sale had been completed on March 31, 2010.

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2009 and the three months ended March 31, 2010 are derived from historical financial statements adjusted to illustrate the effects of the Asset Sale as if the transactions contemplated by the Asset Sale had been completed on January 1, 2009. The unaudited pro forma condensed consolidated statements of operations have not been adjusted to illustrate the effects of the Bridge Notes as the Bridge Notes have no material effect on these statements of operations.

THE ALLIED DEFENSE GROUP, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

					Pro Forma
					Balance
					Sheet
	March 31,	Bridge	Mecar SA	Mecar USA	March 31,
	2010(1)	Notes(2)	Stock Sale(2)(3)(4)	Asset Sale(3)(4)	2010(7)
	(Thousands of dollars, except per share and share data)
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents(5)(6)	$1,398	$9,997	$29,162	$6,016
			(6,997)		$39,576
Restricted cash	19,996	—	(19,764)	—	232
Accounts receivable, net	23,471	—	(19,347)	(1,848)	2,276
Costs and accrued earnings on uncompleted contracts	11,446	—	(11,446)	—	—
Inventories, net	23,978	—	(23,390)	(588)	—
Contracts in progress	1,862	—	—	(1,862)	—
Prepaid and other current assets	4,706	—	(4,166)	—	540
Intercompany receivables	—	—	(559)	559
Total current assets	86,857	9,997	(56,507)	2,277	42,624

Property, Plant and Equipment, net	15,067	—	(12,666)	(2,375)	26

Other Assets	1,562	—	(486)	(1)	1,075

TOTAL ASSETS	$103,486	$9,997	$(69,659)	$(99)	$43,725

CURRENT LIABILITIES
Bank overdraft facility	$679	$—	$(679)	$—	$—
Current maturities of long-term debt	8,188	—	(8,169)	(13)	6
Notes payable		9,997	(6,997)	(3,000)	—
Accounts payable	17,443	—	(14,872)	(808)	1,763
Accrued liabilities	16,737	—	(14,913)	—	1,824
Customer deposits	27,284	—	(27,053)	(231)	—
Belgium social security	4,149	—	(4,149)	—	—
Income taxes(8)	3,461	—	(3,077)	—	384
Other current liabilities	2,006	—	(506)	—	1,500
Total current liabilities	79,947	9,997	(80,415)	(4,052)	5,477

LONG TERM OBLIGATIONS
Long-term debt, less current maturities	73	—	(53)	(20)	—
Long-term foreign exchange contract, less current maturities	907	—	(907)	—	—
Derivative instrument	273	—	—	—	273
Other long-term liabilities	1,579	—	(1,338)	—	241
Total long-term obligations	2,832	—	(2,298)	(20)	514

TOTAL LIABILITIES	82,779	9,997	(82,713)	(4,072)	5,991

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; authorized 1,000,000 shares; none issued	—	—	—	—	—
Common stock, par value, $.10 per share; authorized 30,000,000 shares; issued and outstanding, 8,174,480 at March 31, 2010	818		—	—	818
Capital in excess of par value	56,597	—	—	—	56,597
Accumulated deficit	(51,813)	—	21,341	3,973	(26,499)
Accumulated other comprehensive income	15,105	—	(8,287)		6,818
Total stockholders’ equity	20,707	—	13,054	3,973	37,734

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$103,486	$9,997	$(69,659)	$(99)	$43,725

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2010.

(1) The balance sheet as of March 31, 2010 reflected the assets and liabilities of Mecar SA and Mecar USA. Upon completion of the Asset Sale, substantially all of these assets and liabilities would be eliminated, except for those retained assets and liabilities described under the Sale Agreement. Retained liabilities for purposes of this pro forma balance sheet consist of all liabilities at ADG corporate plus Mecar USA’s accrued expenses and those liabilities associated with receivables transferred to a third-party lender pursuant to the Factoring Agreement.

(2) In connection with the signing of the Sale Agreement, pursuant to the ADG Bridge Note, Chemring loaned ADG $3 million secured by all of the capital stock of Mecar USA, and separately, pursuant to the ARC Bridge Note, Chemring loaned our subsidiary ARC Europe €5.2 million ($6.977 million) secured by all of the capital stock of Mecar SA owned by ARC Europe. The ADG Bridge Note will be repaid by ADG at the closing of the Mecar USA sale from the proceeds from that sale. Immediately prior to the Mecar SA closing, Chemring will lend another €5.2 million to Mecar SA that will be upstreamed to ARC Europe, and ARC Europe will then use those funds to repay the ARC Bridge Note. In effect, the ARC Bridge Note will not be repaid by ADG.

(3) If the Asset Sale is completed, Chemring would purchase substantially all of ADG’s assets for approximately $59.6 million in cash and the assumption of certain liabilities. Chemring would acquire the capital stock of Mecar SA for approximately $45.81 million in cash, and separately Chemring would acquire substantially all of the assets of Mecar USA for $13.75 million in cash and the assumption by Chemring of certain liabilities of Mecar USA. ADG will have no significant operating assets following the Asset Sale.

(4) ADG and Chemring have agreed to escrow $15 million of the cash consideration payable to ADG in the Asset Sale to secure ADG’s indemnification obligations under the Sale Agreement. This escrowed amount is not reflected on this Pro Forma Condensed Consolidated Balance Sheet. However, upon expiration of the indemnification obligations, any amount remaining in escrow will be returned to ADG and will represent additional gain realized by ADG in the Asset Sale.

(5) Reconciliation of net cash received from the sale of the capital stock of Mecar SA is as follows:

Gross cash proceeds	45,810
Funds held in escrow	(11,537)
Less Mecar SA’s cash balance	(951)
Investment banker, legal and other transaction costs	(4,160)

Net cash received	29,162

The remaining cash proceeds from the ARC Bridge Note will be transferred to Chemring at the closing of the Asset Sale through its purchase of the capital stock of Mecar SA.

(6) Reconciliation of net cash received from the sale of substantially all of Mecar USA’s assets is as follows:

Gross cash proceeds	13,750
Funds held in escrow	(3,463)
ADG Bridge Note repayment (including interest)	(3,023)
Investment banker, legal and other transaction costs	(1,248)

Net cash received	6,016

(7) Because as of the completion of the Asset Sale it will not be probable that a loss has been incurred and because as of the completion of the Asset Sale the amount of any loss could not be reasonably estimated, this Pro Forma Condensed Consolidated Balance Sheet does not reflect potential liabilities associated with, among other things, the following:

•	DOJ subpoena related matters;

•	Indemnification obligations to Chemring and its related parties under the Sale Agreement;

•	Claims and other liabilities associated with the Mecar SA and Mecar USA completed contracts;

•	Severance costs for ADG headquarter employees;

•	Acceleration of stock options;

•	Reserves for any other unanticipated claims or contingencies; and

•	Taxes resulting from the Asset Sale.

(8) We have assumed that no taxes will be incurred a result of the Asset Sale. However, there can be no assurances that ADG will not incur taxes as a result of the Asset Sale. See “Risk Factors — ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains in the Asset Sale” and “Risk Factors — There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.”

THE ALLIED DEFENSE GROUP, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Thousands of dollars, except per share and share data)
For the Three Months Ended March 31, 2010

		Mecar SA	Mecar USA	Pro
	Actual(1)	Stock Sale	Asset Sale	Forma(2)

Revenue	$20,169	$(14,216)	$(5,953)	$—

Cost and expenses
Cost of sales	18,274	(13,324)	(4,950)	—
Selling and administrative	4,523	(2,517)	(333)	1,673
Research and development	504	(504)	—	—

Operating loss	(3,132)	2,129	(670)	(1,673)
Other income (expenses)
Interest income	19	63	17	99
Interest expense	(1,159)	1,067	33	(59)
Net (loss) gain on fair value of senior convertible notes and warrants	(249)	—	—	(249)
Loss from foreign exchange contracts	(668)	668	—	—
Other-net	44	(43)	—	1
Total other income (expense)	(2,013)	1,755	50	(208)

Loss before income taxes	(5,145)	3,884	(620)	(1,881)

Income tax expense	10	—	—	10

NET LOSS	$(5,155)	$3,884	$(620)	$(1,891)

Loss per share — basic and diluted	$0.63			$0.23

Weighted average number of common shares:
Basic and Diluted	8,175,364

(1)	The statement of operations for the three months ended March 31, 2010 reflected the revenues, costs and other income (expense) of Mecar SA and Mecar USA. Upon completion of the Asset Sale, substantially all of these revenues, costs and other income (expense) would be eliminated, except for those costs and other income (expense) related to ADG corporate and those related to the retained assets and liabilities described under the Sale Agreement.

(2)	The Pro Forma Condensed Consolidated Statement of Operations was prepared based on the following assumptions:

•	Pro forma selling and administrative expense, which consists entirely of ADG corporate administrative expenses, are consistent with those incurred prior to the Asset Sale including staffing, which was not reduced to a level commensurate with a reduced amount of activity anticipated as a result of the Asset Sale.

•	Interest income was estimated based on pro forma cash earning a 1% interest rate over the three month period ending March 31, 2010.

•	It has been assumed that no taxes will be incurred as a result of the Asset Sale. However, there can be no assurances that ADG will not incur taxes as a result of the Asset Sale. See “Risk Factors — ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains in the Asset Sale” and “Risk Factors — There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.”

THE ALLIED DEFENSE GROUP, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of dollars, except per share and share data)
For the Fiscal Year Ended December 31, 2009

		Mecar SA	Mecar USA	Pro
	Actual(1)	Stock Sale	Asset Sale	Forma(2)

Revenues	$142,423	$(86,207)	$(56,216)	$—

Cost and expenses
Cost of sales	127,933	(77,945)	(49,988)	—
Selling and administrative	18,745	(10,560)	(1,612)	6,573
Research and development	2,017	(2,017)	—	—
Impairment of long-lived assets	181	—	—	181

Operating loss	(6,453)	4,315	(4,616)	(6,754)

Other income (expenses)
Interest income	107	222	68	397
Interest expense	(4,007)	3,704	5	(298)
Net gain (loss) on fair value of senior convertible notes and warrants	299	—	—	299
Gain (loss) from foreign exchange contracts	669	(669)	—	—
Other-net	(1,368)	1,049	334	15
Total other income (expense)	(4,300)	4,306	407	413

Loss from continuing operations before income taxes	(10,753)	8,621	(4,209)	(6,341)

Income tax (benefit) expense	(202)	—	—	(202)

Loss from continuing operations	$(10,551)	$8,621	$(4,209)	$(6,139)

Loss per share from continuing operations — basic and diluted:	$(1.30)			$(0.76)

Weighted average number of common shares:
Basic and Diluted	8,120,428

(1)	The statement of operations for the year ended December 31, 2009 reflected the revenues, costs and other income (expense) of Mecar SA and Mecar USA. Upon completion of the Asset Sale, substantially all of these revenues, costs and other income (expense) would be eliminated, except for those costs and other income (expense) related to ADG corporate and those related to the retained assets and liabilities described under the Sale Agreement.

(2)	The Pro Forma Condensed Consolidated Statement of Operations was prepared based on the following assumptions:

•	Pro forma selling and administrative expense, which consists entirely of ADG corporate administrative expenses, are consistent with those incurred prior to the Asset Sale including staffing, which was not reduced to a level commensurate with a reduced amount of activity anticipated as a result of the Asset Sale.

•	Interest income was estimated based on pro forma cash earning a 1% interest rate over the twelve month period ending December 31, 2009.

•	It has been assumed that no taxes will be incurred as a result of the Asset Sale. However, there can be no assurances that ADG will not incur taxes as a result of the Asset Sale. See “Risk Factors — ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains in the Asset Sale” and “Risk Factors — There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.”

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 1 TO AUTHORIZE THE ASSET SALE.

PROPOSAL NO. 2: THE DISSOLUTION

General Description of the Dissolution

Our board of directors has proposed that the Dissolution be approved by our stockholders at the special meeting. Under Section 275 of the DGCL, the board of directors must mail notice of its adoption of a resolution to dissolve the corporation to all stockholders entitled to vote on the adoption of the resolution. This proxy statement serves as such notice.

It is the current intention of the board of directors that the Dissolution will be effected following completion of the Asset Sale. However, if the board of directors determines that liquidation and dissolution are not in the best interests of ADG or its stockholders, the board of directors may direct that the Dissolution be abandoned.

If the Dissolution is approved but (i) the Asset Sale is not authorized by our stockholders or (ii) the Asset Sale is not consummated, then our board of directors, in accordance with its fiduciary obligations to our stockholders, may take such actions as it deems advisable and in the best interests of our stockholders to dispose of ADG’s assets in a manner designed to maximize stockholder value. No further stockholder approval would be required for dispositions of ADG’s assets. Alternatively, our board of directors may determine to abandon the Plan of Dissolution. In either case, these other alternatives may be less favorable to our stockholders than the Asset Sale. Due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not completed. Moreover, Chemring may terminate the Sale Agreement if our stockholders do not authorize the Asset Sale. Each of the Bridge Notes provides that the Bridge Notes will be due and payable in full thirty days following the termination of the Sale Agreement for any reason that does not involve a breach by Chemring. Finally, in the event the Asset Sale is not completed for any reason, we expect that we will need to obtain financing or raise capital in order to continue as a going concern. We were unsuccessful in our attempts in 2008 and 2009 to obtain long-term financing, and we cannot assure you that any financing or capital would be available to us on acceptable terms, if at all. A significant capital raise could also risk impairing the tax benefit attributed to our net operating losses.

If our stockholders do not approve the Dissolution, we will still complete the Asset Sale if it is authorized by our stockholders and the other conditions to closing are satisfied or waived. In that case, we will have transferred substantially all of our operating assets to Chemring and will have no operations to generate revenue. We would likely continue to ask the stockholders to approve the Dissolution, either via an adjournment of the special meeting or in a separate special meeting of stockholders called for the purpose of seeking approval of the Dissolution. In any event, with no assets with which to generate revenues and no Dissolution approved, we would use the cash received from the Asset Sale, as well as our other cash, to pay ongoing operating expenses instead of making distributions to our stockholders. We would have no material business or operations after the Asset Sale and will have retained only those employees required to maintain our corporate existence. We have also agreed not to compete with Chemring for a period of five years following the Asset Sale. These factors would limit the alternatives available to us. Our board of directors would have to evaluate our alternatives, including the possibility of investing the cash received from the Asset Sale in another operating business. These alternatives may be less favorable to our stockholders than the Dissolution.

In connection with the Dissolution, ADG intends, upon a determination to proceed by the board of directors, to file a certificate of dissolution with the Delaware Secretary of State, wind up our affairs, attempt to convert all of our assets into cash or cash equivalents, pay or attempt to adequately provide for the payment of all of our known obligations and liabilities and distribute pro rata in one or more liquidating distributions to or for the benefit of our stockholders, as of the applicable record date(s), all of our assets.

The Dissolution and the Plan of Dissolution have been approved unanimously by the board of directors, subject to stockholder approval. In connection with its approval of the Dissolution, the board of directors determined that if ADG proceeded with the Asset Sale under the Sale Agreement, taking into consideration the losses which ADG is continuing to incur, it was not advantageous to ADG or its stockholders to continue ADG’s business operations after the effectiveness of the Asset Sale and that ADG should be dissolved.

Principal Provisions of the Plan of Dissolution

The summary set forth below of the material terms and features of the Plan of Dissolution does not purport to be complete and is qualified in its entirety by reference to the Plan of Dissolution. A copy of the Plan of Dissolution is attached as Annex B to this proxy statement. You are urged to read a copy of the Plan of Dissolution in its entirety. The Plan of Dissolution provides for our complete liquidation and dissolution in accordance with the requirements of DGCL and the Code.

Cessation of Business Activities

Assuming the Dissolution is approved at the special meeting and the Asset Sale occurs, upon filing a certificate of dissolution with the Delaware Secretary of State, we will cease conducting normal business operations, except as may be required to wind-up our business and affairs and to proceed with the Dissolution. We will continue our existence solely for the purpose of winding up our affairs and distributing our remaining assets. One or more liquidating distributions of our assets may be conditioned upon setting aside a sufficient amount of assets, including cash, to meet any residual or contingent obligation or liability that we have not otherwise met, as discussed below in “Contingency Reserve.” We will not obtain any further approval of the stockholders to take any actions under the Plan of Dissolution or otherwise relating to the Dissolution. We will attempt to satisfy, or provide for the satisfaction of, all of our legally enforceable claims, liabilities or obligations in an orderly manner, in accordance with the DGCL, the Code and any other applicable law.

We may elect to reduce the size of our board of directors prior to or after the completion of the Asset Sale to the extent permitted by the NYSE Amex corporate governance requirements.

Certificate of Dissolution

If so directed by the board of directors, we will file a certificate of dissolution with the Delaware Secretary of State dissolving ADG. The Dissolution will become effective, in accordance with the DGCL, upon the filing of the certificate of dissolution with the Delaware Secretary of State or upon such later date as may be specified in the certificate of dissolution. Under the DGCL, ADG will continue to exist for three years after the Dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purposes of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling ADG gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to the stockholders any remaining assets, but not for the purpose of continuing the business for which ADG was organized. The members of the board of directors in office at the time the certificate of dissolution is accepted for filing by the Delaware Secretary of State will have all powers provided to them under the DGCL and other applicable laws.

During the three years following the effectiveness of the Dissolution, or such longer period of continued existence as directed by the Delaware Court of Chancery, ADG may revoke the Dissolution if (i) the board of directors adopts a resolution recommending that the Dissolution be revoked, (ii) a majority in voting power of the common stock held of record and entitled to vote on the effective date of the Dissolution vote for the resolution to revoke the Dissolution and (iii) ADG files a certificate of revocation of dissolution with the Delaware Secretary of State and takes certain other actions specified by the DGCL.

Disposition of the Assets of ADG

The Plan of Dissolution gives to the board of directors of ADG the power to direct the sale (or, in certain cases, otherwise dispose of) all the assets of ADG on such terms and in such manner as determined by the board of directors. The prices at which we may be able to sell those assets will depend on factors that may be beyond our control and may not be as high as the prices that could be obtained if ADG were not in liquidation. Approval of the Dissolution will constitute approval of any such sales. We will not be required to obtain any further stockholder approval with respect to specific terms of any particular sales of assets approved by the board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law.

Dissolution Process

The Plan of Dissolution provides that the board of directors will liquidate our assets in accordance with any applicable provision of the DGCL. Under Delaware law, our board of directors may choose between two statutory procedures to effectuate the Dissolution.

The Plan of Dissolution contemplates and the board of directors may determine that it is in the best interests of ADG and its stockholders to effectuate the Dissolution in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL. These procedures would require ADG to:

•	publish notice of the Dissolution and mail notice of the Dissolution to all persons known to have a claim against us and provide for the acceptance or rejection of any such claims in accordance with Section 280 of the DGCL;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any claimant who rejects our offer of security in accordance with Section 280 of the DGCL;

•	petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us and claims that have not been made known to us at the time of dissolution but are likely to arise or become known within five years (or a longer period not to exceed ten years in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

•	pay, or make adequate provision for payment, of all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan of Dissolution in accordance with Section 280 of the DGCL;

•	post all security offered to claimants holding contingent, conditional or unmatured contractual claims if not rejected by such claimant and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL; and

•	pay, or make adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by us.

Alternatively, the Plan of Dissolution permits and our board of directors may determine that it is in the best interests of ADG and its stockholders to effectuate the Dissolution in accordance with the procedures set forth in Section 281(b) of the DGCL, which would require ADG to:

•	pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to ADG;

•	make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against ADG which is the subject of any pending action, suit or proceeding to which ADG is a party; and

•	make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to ADG or that have not arisen but that, based on the facts known to ADG, are likely to arise or to become known within ten years after the date of dissolution.

Subject to the payment, or the provision for payment, of ADG’s claims and obligations, the procedures set forth in Section 281(b) of the DGCL allow for ADG to make pro rata distributions from time to time to the holders of its common stock, as determined by the board of directors.

Contingency Reserve

Before making any distributions to our stockholders, we will pay, or as determined by the board of directors, make reasonable provision to pay, all our claims and obligations, including all contingent,

conditional or unmatured claims known to us. The board of directors may determine to establish a reserve for contingencies to enable us to satisfy our liabilities, expenses and obligations not otherwise paid, provided for or discharged as they become due and payable. The amount of any contingency reserve would be based upon an internal review of our estimated expenses and actual and contingent liabilities and obligations. The contingency reserve may not be sufficient to cover such expenses, liabilities and obligations.

After establishing any contingency reserve, we may from time to time distribute to stockholders such portions of the contingency reserve that the board of directors deems to be no longer required. After the expenses, liabilities and obligations for which the contingency reserve has been established are believed by the board of directors to have been satisfied in full, we will distribute to our stockholders any remaining funds in any contingency reserve.

Our board of directors may elect to petition the Delaware Court of Chancery to determine if any contingency reserve will be reasonably likely to be sufficient to satisfy pending claims and claims that have not arisen but might arise, but may choose not to do so. Such a determination by the Delaware Court of Chancery (assuming the court’s instructions are followed and the Plan of Dissolution is approved by the court) would furnish additional protection for our directors against personal liability to any unpaid claimants for establishing an insufficient contingency reserve. However, this process might significantly extend the period before one or more distributions are made to stockholders.

Liquidation Analysis and Estimates

The information below sets forth our estimate of the maximum amount available for distribution to our stockholders before taking into account any settlement amounts, fines or penalties we may pay as a result of the DOJ subpoena or any indemnification liabilities we might incur under the Sale Agreement, which are discussed below. The information below presents estimates of the changes in our available cash between June 30, 2010 and the completion of the Dissolution, which we have assumed will occur on December 31, 2011 although the completion of the Dissolution may occur earlier or later depending on the timing of the resolution of the matters relating to the DOJ subpoena. The information below assumes that the Asset Sale will be completed on September 1, 2010.

We currently estimate that the maximum amount available for distribution to our stockholders, before taking into account any settlement amounts, fines or penalties relating to the DOJ subpoena or any indemnification liabilities we might incur under the Sale Agreement, would be up to $46.9 million or approximately $5.70 per share. Although we intend to make distributions to our stockholders as promptly as possible, the amount and timing of the distributions are subject to uncertainties and depend on the resolution of contingencies, including the matters relating to the DOJ subpoena. It is unlikely that any distributions will be made until the matters relating to the DOJ subpoena are resolved, and there can be no assurance of when the resolution of these matters will occur or what the outcome will be. As a result of these uncertainties, we cannot assure you that our available assets and the cash received by us in the Asset Sale will be adequate to provide for ADG’s obligations, liabilities, expenses and claims.

Prior to the completion of the Asset Sale, ADG will expend funds to sustain its corporate operations and cover operating losses. The actual amounts expended could be significantly greater or less than the amounts estimated, particularly if the completion of the Asset Sale does not occur when assumed. If the Asset Sale is authorized by our stockholders, ADG plans to take immediate steps to reduce our operating costs, including by reducing the number of employees, terminating contracts that are terminable, seeking to sublease the corporate headquarters and negotiating releases from our remaining contractual arrangements. The actual amounts expended in taking these steps could be significantly greater or less than the amounts estimated, particularly if there is a delay in resolving the matters relating to the DOJ subpoena.

The estimates below also include certain administrative and professional expenses we expect to incur in resolving our business affairs during the Dissolution. The amount of these expenses could be affected by negotiations to resolve any outstanding contractual arrangements as well as the regulatory and legal requirements to dissolve ADG. The estimates below include estimates of the administrative and professional expenses we will incur in resolving the matters relating to the DOJ subpoena. The actual amounts expended in the Dissolution or in connection with the matters relating to the DOJ subpoena could be significantly greater or less than the amounts estimated depending on the scope or duration of the DOJ’s investigation.

Our estimate of the maximum amount available for distribution assumes that ADG will not incur any taxes as a result of the Asset Sale. However, there can be no assurances that ADG will not incur taxes as a result of the Asset Sale, in particular given the uncertainties regarding our ability to offset gains realized in the Asset Sale against our net operating loss and foreign tax credit carryovers. See “Risk Factors — ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains in the Asset Sale” and “Risk Factors — There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.”

The estimates below do not include an estimate of the amount, if any, that ADG may pay in settlement amounts, fines or penalties relating to the DOJ subpoena. The estimates below also do not include an estimate of the amount that ADG may pay under the Sale Agreement to satisfy our indemnification obligations, if any, to Chemring and its related parties. ADG’s cash outflows relating to the resolution of the DOJ subpoena and our indemnification obligations under the Sale Agreement could be substantial. These amounts will reduce the assets available for distribution to our stockholders. See “Risk Factors — The amount and timing of the distributions, if any, to our stockholders will be significantly affected by the resolution of the matters relating to the DOJ subpoena.”

In thousands of dollars,
except per share
and share data

Cash and cash equivalents as of June 30, 2010(1)	$1,842
Net cash outflows from June 30, 2010 through the closing of the Asset Sale	(1,390)
Cash received from the Asset Sale(2)	59,560
Cash outflows related to the Asset Sale	—
Professional fees not paid out of working capital(3)	(5,030)
Repayment of ADG Note (including interest)	(3,023)
Severance payments	(2,730)
Taxes resulting from the Asset Sale(4)	—
Directors & officers’ liability insurance	(900)
Proxy solicitation and printer fees	(140)
Other cash inflows/(outflows) after the closing of Asset Sale through the Dissolution	—
Professional fees	(240)
Legal expenses incurred in connection with the DOJ subpoena matters(5)	(950)
Corporate expenses from closing of Asset Sale through the Dissolution(6)	(550)
Other wind down costs(7)	(800)
Repayment of NSM Note(8)	825
Interest income on net cash proceeds of the Asset Sale and the escrowed amount(9)	690
Reserve for unanticipated claims, contingencies and expenses	(250)
Maximum amount of cash available for distribution	$46,914
Estimated number of shares outstanding(10)	8,235,193
Maximum per share distribution	$5.70

(1)	This amount consists of the cash and cash equivalents at the ADG parent and at Mecar USA and includes the remaining funds from the ADG Bridge Note. This amount does not include the cash and cash equivalents at Mecar SA and does not include the remaining funds from the ARC Bridge Note.

(2)	This amount includes the $15 million of the cash consideration payable to ADG that will be held in escrow to secure ADG’s indemnification obligations under the Sale Agreement. These escrowed funds will be released to ADG upon termination of ADG’s indemnification obligations under the Sale Agreement, although up to 50% of the escrowed funds may be released as early as June 24, 2013 if certain conditions relating to the DOJ subpoena have been satisfied. These escrowed funds will not be available to ADG for distribution to our stockholders or otherwise until released to ADG pursuant to the terms of the Sale Agreement.

(3)	This amount includes fees and expenses payable to Houlihan Lokey upon consummation of the Asset Sale, accrued and unpaid legal fees incurred in the Asset Sale and the originally contemplated merger with Chemring and accrued and unpaid legal expenses incurred in connection with the DOJ subpoena up through the completion of the Asset Sale.

(4)	This estimate assumes that ADG will not incur any taxes as a result of the Asset Sale. However, there can be no assurances that ADG will not incur taxes as a result of the Asset Sale. See “Risk Factors — ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains in the Asset Sale” and “Risk Factors — There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.”

(5)	This amount represents an estimate of the legal expenses we will incur over 18 months in resolving the matters relating to the DOJ subpoena and could be significantly greater than that estimated here depending on the scope and duration of the DOJ’s investigation. This estimate does not include the amount, if any, that ADG may pay in settlement amounts, fines or penalties relating to the DOJ subpoena.

(6)	These corporate expenses include deferred directors’ compensation and retirement obligations and the costs incurred in terminating various contracts.

(7)	Other wind down costs include administrative and professional fees incurred in connection with the Dissolution and other miscellaneous costs such as record storage. This amount does not include any costs associated with terminating the corporate headquarters lease as ADG currently expects that it will be able to arrange a sublease of the headquarters lease.

(8)	On August 7, 2009, ADG agreed to sell its subsidiary NSM for approximately $400,000 in cash and a promissory note in the amount of approximately $1.3 million. This promissory note is due 24 months after the closing of the NSM purchase and is subject to principal reductions in certain circumstances. ADG has recorded certain allowances against the receivable after determining it is unlikely that all of the purchase agreement conditions will be met. The note bears interest at a rate of one-year London Interbank Offered Rate plus 5% subject to a maximum interest cap of 8%.

(9)	This estimate assumes a 1% interest rate earned over 18 months on approximately $46 million of the Asset Sale proceeds and other cash retained by ADG during the Dissolution (including the $15 million of the cash consideration that we have agreed to deposit in escrow to secure our indemnification obligations under the Sale Agreement). This estimate also assumes that no distributions will be made to our stockholders for at least 18 months after the completion of the Asset Sale and that all of the escrowed amount will be released to ADG.

(10)	This number represents the number of shares of common stock outstanding as of July 23, 2010 plus the number of shares of common stock issuable to directors pursuant to ADG’s Deferred Compensation Plan for Non-Employee Directors.

Distributions to Stockholders

Our board of directors will determine, in its sole discretion and in accordance with the Plan of Dissolution and applicable law, the timing of, the amount of, the kind of and the record dates for all distributions made to stockholders. Our board of directors has not established a firm timetable for distributions to stockholders or for the amount of any distributions. No assurances can be made as to the ultimate amounts to be distributed or the timing of any distributions. We expect that our board of directors will, subject to uncertainties inherent in the winding up of our business, make such distributions as promptly as practicable after payment of outstanding claims and the settlement of the matters relating to the DOJ subpoena. However, no assurances can be given either as to the ultimate amounts available for distribution to our stockholders or as to the timing of any distributions. It is unlikely that any distributions to our stockholders will be made until the matters relating to the DOJ subpoena have been resolved. It might take several years to resolve these matters. Furthermore, if ADG elects to petition the Delaware Court of Chancery in connection with the Dissolution, the timing and amount of the distributions would be within the discretion of the Delaware Court of Chancery, and we could not assure you whether or when the Delaware Court of Chancery would allow any distributions.

Effects of the DOJ Subpoena Matters on the Amount and Timing of Distributions

As previously disclosed in our public filings with the SEC, on January 19, 2010, ADG received a subpoena from the DOJ requesting that ADG produce documents relating to its dealings with foreign governments. The subpoena stated that it was issued in connection with an ongoing criminal investigation. Our audit committee, with the assistance of independent outside counsel, is conducting an internal review of the matters raised by the DOJ’s subpoena and the related indictment of a former employee of Mecar USA. ADG has been cooperating with the DOJ and is working to comply with the DOJ’s subpoena.

Under the DGCL, before a dissolved corporation may make any distributions to its stockholders, it must pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured claims known to the corporation. We cannot predict the settlement amounts, fines or penalties, if any, that we might incur as a result of the DOJ subpoena and therefore we are currently unable to make a reasonable provision to pay any claims that we might incur as a result of the DOJ subpoena. As a result, it is unlikely that any distributions to our stockholders will be made until the matters relating to the DOJ subpoena have been resolved. It might take several years to resolve these matters.

Under the Sale Agreement, ADG has agreed to indemnify Chemring and certain of its related parties against any losses arising out of, among other things, the Mecar SA completed contracts that will be transferred to ADG and any of Mecar USA’s retained liabilities (including the Mecar USA completed contracts). Any indemnification payments made to Chemring or its related parties would reduce the assets available for distribution to our stockholders. Our indemnification obligations under the Sale Agreement terminate on the earlier of (i) June 30, 2015 and (ii) the final resolution of the matters relating to the DOJ subpoena (and in each case, subject to the final resolution of any indemnification claims pending at such time). See “Proposal No. 1 Asset Sale — The Sale Agreement — Indemnification of Chemring.” We cannot predict the amount, if any, of our indemnification liability that might arise under the Sale Agreement. Additionally, $15 million of the cash consideration payable to ADG will be held in escrow to secure these indemnification obligations. These escrowed funds will be released to ADG upon termination of these indemnification obligations under the Sale Agreement, although up to 50% of the escrowed funds may be released as early as June 24, 2013 if certain conditions relating to the DOJ subpoena have been satisfied. See “Proposal No. 1 Asset Sale — The Sale Agreement — Escrow of a Portion of the Asset Sale Price” and “— Early Release of a Portion of the Escrowed Funds.” These escrowed funds will not be available to ADG for distribution to our stockholders or otherwise until released to ADG pursuant to the terms of the Sale Agreement.

Interests of Certain Persons in the Dissolution

Members of our board of directors and our executive officers may have interests in the Dissolution that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Dissolution.

The approval of the Dissolution by our stockholders would constitute a “change of control” under the employment agreements, stock option grants and deferred stock awards of several of our executive officers and directors. See “Proposal No. 1 — The Asset Sale — Interests of Certain Persons in the Asset Sale.”

Indemnification of Directors and Officers

We anticipate that certain of our current directors and officers will continue to serve in these capacities after the approval of the Dissolution. Under Delaware law, directors remaining in office may owe fiduciary duties to creditors as well as to our stockholders during the dissolution process.

Pursuant to the Plan of Dissolution, we will continue to indemnify our officers, directors, employees, agents and representatives for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of ADG in accordance with our certificate of incorporation, bylaws, our existing directors’ and officers’ liability insurance policy and applicable law. ADG’s obligation to indemnify such persons may also be satisfied out of assets of a liquidating trust, if any. Any claims arising in respect of such indemnification will be satisfied out of the contingency reserve or out of assets transferred to a liquidating trust, if any.

Our board of directors has obtained and our board of directors and the trustees of any liquidating trust are authorized to obtain and maintain insurance as may be necessary to cover our indemnification obligations.

Certain Compensation Arrangements

Pursuant to the Plan of Dissolution, ADG may, in the absolute discretion of the board of directors, pay to ADG’s present or former officers, directors, employees, agents and representatives, or any of them, compensation in connection with the implementation of the Plan of Dissolution.

Final Record Date

If the Dissolution is adopted by the stockholders, we will close our transfer books on the date on which ADG files a certificate of dissolution with the Delaware Secretary of State in accordance with the DGCL (the “Final Record Date”). After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding options or warrants.

Surrender of Stock Certificates

Subsequent to the Final Record Date, ADG may at its election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by ADG or a liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Liquidating Trust

If advisable for any reason to complete the liquidation and distribution of our assets to our stockholders, our board of directors may at any time transfer to a liquidating trust our remaining assets and obligations. The liquidating trust thereupon will succeed to all of our then remaining assets, including all amounts in the contingency reserve, and any of our remaining liabilities and obligations. The sole purpose of the liquidating trust will be to prosecute and defend suits by or against us, to collect amounts due to us, to settle and close our business, to dispose of and convey our assets, to satisfy our remaining liabilities and obligations and to distribute our remaining assets to our stockholders in a manner consistent with the orderly winding up process contemplated by the DGCL. Any distributions made from the liquidating trust will be made in accordance with the provisions of the Plan of Dissolution and the DGCL. Our board of directors may appoint one or more of its members to act as trustee or trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with such trustee or trustees of the liquidating trust on such terms and conditions as the board of directors determines are appropriate. Approval and adoption of the Dissolution by the stockholders also will constitute approval by the stockholders of any appointment of a trustee and of a liquidating trust agreement between us and any trustee.

Amendment and Abandonment

If the board of directors determines that the Dissolution is not in the best interests of ADG or its stockholders, the board of directors may direct that the Dissolution be abandoned. ADG nevertheless may cause the performance, without further stockholder approval, of any contract for the sale of assets executed (and approved by the stockholders) before such time which the board of directors considers to be in the best interests of ADG. The board of directors also may amend or modify the Plan of Dissolution if it determines such action to be in the best interests of ADG or its stockholders, to the extent permitted by Delaware law, without the necessity of further stockholder approval.

Contingencies; Creditors

Under the DGCL in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve (and the assets held by any liquidating trust) be exceeded by the amount ultimately found to be payable in respect of our expenses and liabilities, each stockholder could be held liable for the payment to ADG’s creditors of the lesser of (i) such stockholder’s pro rata share of such excess or (ii) the amounts received by such stockholder from ADG (and from any liquidating trust). Accordingly, in that event, a stockholder could be required to return some or all of the distributions previously made to the stockholder as a result of the Dissolution. Moreover, in the event a stockholder has paid taxes on amounts received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount distributed does not cause a reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Reporting Requirements

Whether or not the Dissolution is approved, or the board of directors effects the Dissolution, we have an obligation to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. If the Dissolution is approved and the board of directors effects the Dissolution, in order to curtail expenses we may, after filing a certificate of dissolution, seek relief from the SEC from the reporting requirements under the Exchange Act, but no assurances can be given that if such relief is sought it will be obtained.

Trading of Our Common Stock

If the Dissolution is approved by our stockholders and the board of directors effects the Dissolution, we will close our transfer books on the Final Record Date. After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding options or warrants. All liquidating distributions from the liquidating trust or ADG on or after the Final Record Date will be made to the stockholders as of the Final Record Date. It is anticipated that no further trading of our common stock will occur after the Final Record Date. See “Risk Factors — Risks Related to the Dissolution.”

Listing and Trading of Interests in the Liquidating Trust

It is anticipated that the interests in the liquidating trust, if one is created, will not be transferable. The interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. Because stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Government Approvals

Except for filing the certificate of dissolution and compliance with applicable Delaware law and the rules and regulations of the SEC and the Code, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation and the Dissolution.

Absence of Appraisal Rights

Stockholders who do not approve of the Dissolution may vote against this matter, but under Delaware law, appraisal rights are not provided to stockholders in connection with these transactions.

Certain U.S. Federal Income Tax Consequences of Dissolution

The following discussion is a general summary of the material U.S. federal income tax consequences of the Dissolution to ADG and its stockholders but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Code, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the Internal Revenue Service (the “IRS”) or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There is no assurance that the liquidating trust, if created, will be treated as a liquidating trust for federal income tax purposes or that the distributions made pursuant to the Plan of Dissolution, if any, will be treated as liquidating distributions. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at ADG and/or the stockholder level, thus reducing the benefit to the stockholders and ADG from the liquidation.

U.S. Federal Income Tax Consequences to ADG

Even if we liquidate, we will continue to be subject to tax on ADG’s taxable income until the liquidation is complete (i.e., until all of our remaining assets have been distributed to the stockholders or the liquidating trust). We will recognize gain or loss upon any liquidating distribution of property to stockholders or to the liquidating trust as if such property were sold to the stockholders or liquidating trust. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognized in an amount equal to the amount of such gain or loss, which will equal the difference between ADG’s adjusted tax basis for each asset and the asset’s fair market value on the date of distribution. ADG may incur a material U.S. tax liability on the Asset Sale, depending upon whether certain tax attributes are available to offset its gain recognized on the Asset Sale. It is anticipated that ADG will not incur any material U.S. tax liability from any asset distribution to the stockholders. See “Risk Factors — ADG may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to offset gains in the Asset Sale” and “Risk Factors — There will be an adverse effect on the assets available for distribution to our stockholders if ADG is unable to convert Mecar SA into a private limited liability company or is otherwise unable to characterize the sale of Mecar SA as an asset sale for U.S. federal income tax purposes.”

U.S. Federal Income Tax Consequences to Stockholders

The stockholders will not recognize any gain or loss for tax purposes as a result of a sale by ADG of its assets, including the Asset Sale. If we effect the Dissolution and liquidate, a stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such stockholder directly or to the liquidating trust on the stockholder’s behalf and (ii) such stockholder’s tax basis for his shares of common stock. A stockholder’s tax basis in his shares generally will equal the stockholder’s cost for his shares of common stock. The gain or loss will be a capital gain or loss, assuming the common stock is held as a capital asset. Long-term capital gain realized by a stockholder that is an individual, estate or trust generally is taxed at a maximum current rate of 15%. On January 1, 2011, the maximum long-term capital rate for individuals is scheduled to increase to 20%. A capital gain or loss will be long term with respect to stock that has been held by a stockholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property other than cash received by each stockholder upon the complete liquidation of ADG will be the fair market value of the property at the time of the distribution.

If we effect the Dissolution and liquidate, stockholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to the liquidating trust. A stockholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of stock acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. Gain will be recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a stockholder with respect to a share exceeds such stockholder’s tax basis for that share. If the amount of the distributions is less than the stockholder’s basis in his shares of common stock, the stockholder will generally recognize a loss in the year the final distribution is received by the stockholder or by the liquidating trust on behalf of the stockholder.

If ADG effects the Dissolution and liquidates, we will, at the close of the taxable year, provide stockholders and the IRS with a statement of the amount of cash and our best estimates of the fair market value of any property distributed to the stockholders (or transferred to the liquidating trust) during that year as determined by ADG, at such time and in such manner as required by the Treasury Regulations.

U.S. Income Tax Consequences of a Liquidating Trust

If we transfer assets to the liquidating trust in connection with the Dissolution, we intend to structure the liquidating trust so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to income tax.

Stockholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution will be treated as a distribution in liquidation of the stockholder’s common stock. The effect of the distribution on a stockholder’s tax basis in his shares of common stock is discussed above in “U.S. Federal Income Tax Consequences to Stockholders.”

As owners of the trust, the stockholders will be required to take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect a stockholder’s basis in his common stock.

As a result of the transfer of property to a liquidating trust and the ongoing activities of the liquidating trust, stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.

We have not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with our conclusion that the liquidating trust should be treated as a liquidating trust for federal income tax purposes. If, contrary to our expectation, it were determined that the liquidating trust should be classified for federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the stockholders and the liquidating trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the stockholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates.

U.S. Income Tax Consequences of Backup Withholding

Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received under the liquidation. The back-up withholding tax is imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the stockholder’s U.S. federal income tax liability.

Certain U.S. State and Local Income Tax Consequences of Dissolution

We may be subject to liability for state and local taxes with respect to the sale of assets. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the liquidating trust. State and local tax laws may differ in various respects from Federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the Plan of Dissolution.

Taxation of Non-United States Stockholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Dissolution.

Taxation Generally

The foregoing summary of certain income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his or her own tax advisor regarding the tax consequences of the Dissolution.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS UNDER TREASURY CIRCULAR 230, WE INFORM YOU THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS STATEMENT (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS PROXY STATEMENT AND (3) EACH STOCKHOLDER SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2 TO APPROVE THE DISSOLUTION.

PROPOSAL NO. 3: ADJOURNMENT

At the special meeting, we may ask our stockholders to vote on a proposal to adjourn the special meeting if necessary or appropriate in the sole discretion of our board of directors, including to solicit additional proxies for one or more than one proposal in the event that there are not sufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve one or more of the proposals.

If at the special meeting the number of shares of our common stock present or represented by proxy and voting in favor of the Asset Sale proposal and the Dissolution proposal is insufficient to approve the proposals, then our board of directors intends to move to adjourn the special meeting in order to solicit additional proxies in favor of the proposals. If at the special meeting the number of shares of our common stock present or represented by proxy and voting in favor of either the Asset Sale proposal or the Dissolution proposal is insufficient to approve such proposal (but where sufficient votes are received to approve the other proposal), then our board of directors may take a vote and close the polls on the proposal which has received the requisite stockholder approval, but adjourn the meeting in order to solicit additional votes solely with respect to the proposal as to which there are insufficient votes to approve the proposal. For example, if ADG has received proxies sufficient to approve the Asset Sale proposal but not the Dissolution proposal, then our board of directors may elect to take a vote and close the polls on the Asset Sale proposal while adjourning the special meeting to solicit additional votes with respect to the Dissolution proposal. This would enable ADG to complete the Asset Sale even if we elected to adjourn the special meeting to seek additional votes to approve the Dissolution proposal. Voting in favor of the adjournment proposal will allow ADG to take such actions.

Alternatively, even if there are sufficient shares of our common stock present or represented by proxy voting in favor of both of the proposals, our board of directors may hold a vote on the adjournment proposal if, in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the special meeting to a later date and time. In that event, ADG will ask its stockholders to vote only upon the adjournment proposal and not the Asset Sale proposal or the Dissolution proposal.

Any adjournment may be made without notice (if the adjournment is not for more than thirty days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

Any adjournment of the special meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned. Where a vote has been taken (and the polls have been closed) with respect to one proposal at the special meeting, but where the special meeting has been adjourned solely with respect to the other proposal, then a stockholder may revoke a proxy only with respect to the proposal as to which the special meeting was adjourned.

If we adjourn the special meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3 TO ADJOURN THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE.

OTHER MATTERS

The board of directors is not aware of any other matters to be presented at the special meeting. If other matters properly come before the special meeting, the proxies will be voted in accordance with the best judgment of the persons voting.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NYSE Amex under the symbol “ADG.” On June 23, 2010, the last trading day prior to the public announcement of the Asset Sale, our common stock closed at a price of $2.64 per share. On July 26, 2010, the last trading day prior to the date of this proxy statement, our common stock closed at a price of $3.34 per share. The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by the NYSE Amex.

	High	Low

Fiscal Year Ended December 31, 2010
Third Quarter (through July 26, 2010)	$3.72	$3.15
Second Quarter	$7.25	$1.85
First Quarter	$7.25	$4.51
Fiscal Year Ended December 31, 2009
Fourth Quarter	$7.14	$4.72
Third Quarter	$5.26	$3.37
Second Quarter	$4.84	$3.28
First Quarter	$7.15	$3.78
Fiscal Year Ended December 31, 2008
Fourth Quarter	$8.35	$4.96
Third Quarter	$7.16	$4.82
Second Quarter	$7.41	$5.01
First Quarter	$8.45	$5.62

You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

There have been no dividends declared or paid by ADG since November 1992. The payment of dividends is within the discretion of our board of directors and any decision to pay dividends in the future will depend upon an evaluation of a number of factors, including earnings, capital requirements, operating and financial condition and any contractual limitations then in effect.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables set forth certain information concerning the beneficial ownership of our common stock as of July 23, 2010 by:

•	each stockholder that we know to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Information with respect to “beneficial ownership” shown in the tables below is based on information supplied by the respective beneficial owners. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

For purposes of calculating the percentage beneficially owned by a particular beneficial owner, the shares of common stock deemed outstanding include (i) 8,173,650 shares outstanding as of July 23, 2010 plus (ii) all common stock issuable upon the exercise of options within 60 days of July 23, 2010 held by the particular beneficial owner after giving effect to the Asset Sale and the resulting acceleration of vesting. Exercisable options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted, the mailing address of each beneficial owner is c/o The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Asterisks represent beneficial ownership of less than 1% of our common stock.

The following table sets forth information with respect to the shares of common stock which are held by the only persons known to ADG to be the beneficial owners of more than 5% of our common stock pursuant to the most recent filings made by the beneficial owners with the SEC and other information obtained by ADG:

	Shares Beneficially	Percent of
Name of Beneficial Owner	Owned	Class(1)

Aegis Financial Corporation(2)	1,082,301	13.24%
Water Island Capital, LLC(3)	921,110	11.27%
Wynnefield entities(4)	587,235	7.18%
Dimensional Fund Advisors LP(5)	586,903	7.18%
RBC Global Asset Management (U.S.) Inc.(6)	461,256	5.64%

(1)	Based upon 8,173,650 shares of common stock outstanding as of July 23, 2010.

(2)	Ownership information as of December 31, 2009, based on information contained in a Schedule 13G filed with the SEC on February 12, 2010 by Aegis Financial Corporation (“Aegis”) and Scott L. Barbee. Aegis possesses sole voting power and sole investment power of 1,078,301 shares of our common stock. Scott L. Barbee possesses sole voting power and sole investment power of 1,082,301 shares of our common stock. The clients of Aegis, a registered investment adviser, including two investment companies registered under the Investment Company Act of 1940, as amended, and other managed accounts, have the right to receive or the power to direct the receipt of any dividends and proceeds from the sale of our shares owned by Aegis. The Aegis Value Fund, a registered investment company, owns 766,997 shares of our common stock that is beneficially owned by Aegis. The principal business address of the reporting persons is 1100 North Glebe Road, Suite 1040, Arlington, VA 22201.

(3)	Ownership information as of June 30, 2010, based on information contained in a Schedule 13G filed with the SEC on July 14, 2010 by Water Island Capital, LLC (“Water Island”). Water Island possesses sole voting power of 921,110 shares of our common stock and sole investment power of 921,110 shares of our common stock. The principal business address of the reporting person is 41 Madison Ave., Suite 2802, New York, NY 10010. ADG and Water Island have determined that Water Island’s purchases of our common stock following the public announcement of the Fourth Rights Agreement Amendment on June 24, 2010, would, without a determination by our board of directors that Water Island is an Exempt Person under the Rights Agreement, result in Water Island becoming an Acquiring Person under the Rights Agreement. On July 22, 2010, after consulting with our financial and legal advisers, and contingent on Water Island agreeing not to purchase additional shares of our common stock, our board of directors exercised its discretionary authority under the Rights Agreement to determine that Water Island is an Exempt Person under the Rights Agreement based on the determination that Water Island’s current beneficial ownership of our common stock would not jeopardize, endanger or limit (in timing or amount) the availability to ADG of its tax benefits. That same day, Water Island entered into an agreement with ADG pursuant to which Water Island agreed not to acquire, and to cause its affiliates not to acquire, beneficial ownership of any additional shares of our common stock while the Rights Agreement remains in effect.

(4)	Ownership information as of June 25, 2007, based on information contained in a Schedule 13D/A filed with the SEC on June 29, 2007 by Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Nelson Obus, Joshua H. Landes, Wynnefield Capital Management, LLC (“Wynnefield CM”), and Wynnefield Capital, Inc. (“Wynnefield Capital”). Wynnefield Partners possesses sole voting power and sole investment power of 141,500 shares of our common stock. Wynnefield Offshore possesses sole voting power and sole investment power of 223,635 shares of our common stock. Wynnefield Partners I possesses sole voting power and sole investment power of 222,100 shares of our common stock. Each of Nelson Obus and Joshua H. Landes possesses shared voting power and shared investment power of 587,235 shares of our common stock. Wynnefield CM possesses sole voting power and sole investment power of 363,300 shares of our common stock. Wynnefield Capital possesses sole voting power and sole investment power of 223,635 shares of our common stock. The principal business address of the reporting persons is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(5)	Ownership information as of December 31, 2009, based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional possesses sole voting power of 579,940 shares of our common stock and sole investment power of 586,903 shares of our common stock. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, as amended, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possesses voting and/or investment power over our securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of our shares of common stock held by the Dimensional Funds. However, all shares reported on Dimensional’s Schedule 13G/A are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)	Ownership information as of December 31, 2009, based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2010 by RBC Global Asset Management (U.S.) Inc. (“RBC”). RBC possesses shared voting power of 93,400 shares of our common stock and shared investment power of 461,256 shares of our common stock. The principal business address of RBC is 100 South Fifth St., Suite 2300, Minneapolis, MN 55402.

The following information is furnished as of July 23, 2010 with respect to the beneficial ownership by management of our common stock:

	Shares Beneficially		Percent of
Name of Beneficial Owner	Owned		Class(1)

J. H. Binford Peay, III	310,028	(2)	3.7%
John G. Meyer, Jr.	102,800	(3)	1.3%
John J. Marcello	72,131	(4)	*
Deborah F. Ricci	67,050	(5)	*
Ronald H. Griffith	49,267		*
Gilbert F. Decker	39,784	(6)	*
Charles S. Ream	36,214		*
Frederick G. Wasserman	30,492		*
Monte L. Pickens	27,255	(7)	*
Tassos D. Recachinas	25,811		*
Wayne F. Hosking, Jr.	21,969	(8)	*
All executive officers and directors as a group	688,496	(9)	8.4%

(1)	Based upon 8,173,650 shares of common stock outstanding as of July 23, 2010.

(2)	Includes stock options for the purchase of 200,000 shares of our common stock.

(3)	Includes 32,129 shares issuable upon retirement from our board of directors pursuant to the Directors Deferred Compensation Plan.

(4)	Includes stock options for the purchase of 30,000 shares of our common stock.

(5)	Includes stock options for the purchase of 55,000 shares of our common stock. Deborah Ricci resigned as Chief Financial Officer of ADG effective June 1, 2010. Ms. Ricci remains a “named executive officer” under the SEC’s rules as she served as our principal financial officer in our last completed fiscal year.

(6)	Includes 29,414 shares issuable upon retirement from our board of directors pursuant to the Directors Deferred Compensation Plan.

(7)	Includes stock options for the purchase of 25,000 shares of our common stock. Monte Pickens resigned as Executive Vice President and Chief Operating Officer of ADG effective July 23, 2010. Mr. Pickens remains a “named executive officer” under the SEC’s rules as he served as Executive Vice President and Chief Operating Officer in our last completed fiscal year.

(8)	Includes stock options for the purchase of 20,000 shares of our common stock.

(9)	This total includes stock options for the purchase of 250,000 shares of our common stock and 61,543 shares issuable upon retirement of certain directors from our board of directors. This total excludes the shares and stock options beneficially owned by Deborah Ricci and Monte Pickens as neither is currently an executive officer.

SUBMISSION OF STOCKHOLDER PROPOSALS

We do not intend to hold an annual meeting of stockholders if the Asset Sale is completed and we file our certificate of dissolution. However, if we do hold a 2010 annual meeting of stockholders, stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2010 annual meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must comply with our Amended and Restated By-laws and the regulations of the SEC under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in ADG-sponsored proxy materials and must be received a reasonable time before we begin to print and mail our proxy materials for the 2010 annual meeting. Proposals should be sent to our Corporate Secretary at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182.

Stockholders who wish to nominate persons for election to the board of directors at the 2010 annual meeting, but who do not intend for such nomination to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination to the Corporate Secretary at the above address at least fourteen days and not more than fifty days prior to the 2010 Annual Meeting; except that if less than twenty-one days’ notice of the 2010 annual meeting is given to stockholders, the written notice of the nomination must be delivered to the Corporate Secretary not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to stockholders or the fourth day prior to the meeting.

Stockholders who wish to submit a proposal for consideration at the 2010 annual meeting (other than a nomination of a person for election to the board of directors), but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the proposal to the Corporate Secretary at the above address by the date calculated in the manner provided by Rule 14a-4(c)(1) of the Exchange Act.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address or phone number: The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, Attention: Corporate Secretary, (703) 847-5268. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

ADG files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information about the public reference room. ADG’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this proxy statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010;

•	Current Reports on Form 8-K filed on May 7, June 4, June 17, June 24 and July 23, 2010; and

•	Our Proxy Statement on Schedule 14A filed on October 2, 2009.

Notwithstanding the foregoing, information furnished under Items 2.02, 7.01 and 8.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement. In addition, statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 27, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

STOCK AND ASSET PURCHASE AGREEMENT

among

CHEMRING GROUP PLC,

THE ALLIED DEFENSE GROUP, INC.,

MECAR USA, INC.

and

ARC EUROPE, SA

Dated as of June 24, 2010

STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), is dated as of June 24, 2010, by and among Chemring Group PLC, a company organized under the laws of England and Wales (“Chemring”), The Allied Defense Group, Inc., a Delaware corporation (“ADG”), Mecar USA, Inc., a Delaware corporation (“USA”), and ARC Europe, SA, a Société anonyme organized under the laws of Belgium (“ARC,” and together with ADG and USA, the “ADG Parties”).

RECITALS

A. Chemring and ADG are parties to a certain Agreement and Plan of Merger dated January 18, 2010 (the “Merger Agreement”), pursuant to which a subsidiary of Chemring would merge with and into ADG, with ADG surviving as a wholly-owned subsidiary of Chemring.

B. As a result of certain events following the execution of the Merger Agreement, Chemring and ADG have agreed to terminate the Merger Agreement pursuant to Section 5.27 of this Agreement and to enter into this Agreement for the purchase by Chemring of (i) certain assets of USA as described more specifically in Section 2.03, hereof (the “USA Assets”) from USA, and (ii) all of the issued and outstanding equity interests (the “SA Stock”) of Mecar, SA (“SA”) from ADG and ARC. The purchase of the USA Assets and the SA Stock and the assumption of the Assumed Liabilities (as defined herein) are collectively referred to herein as the “Purchase.”

C. The board of directors of ADG (the “ADG Board”) has unanimously (i) determined that the termination of the Merger Agreement, the execution of this Agreement, and the consummation of the transactions contemplated by this Agreement are advisable, fair to and in the best interests of ADG and its stockholders, (ii) approved the termination of the Merger Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein and (iii) resolved to recommend approval of the sale of all or substantially all of the assets of ADG pursuant to this Agreement by the stockholders of ADG (the “ADG Stockholders”).

D. The respective Boards of Directors of USA and ARC have unanimously approved the execution and performance of this Agreement as advisable, fair to and in the best interests of their respective shareholders.

C. The Board of Directors of Chemring has determined that it is in the best interests of its stockholders for Chemring to terminate the Merger Agreement and consummate the Purchase on the terms and subject to the conditions set forth herein.

D. Chemring and the ADG Parties desire to make certain representations, warranties, covenants, indemnifications and other agreements in connection with the Purchase and also to prescribe certain conditions to the Purchase as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Chemring and the ADG Parties hereby agree as follows:

ARTICLE I

Interpretation

Section 1.01  Interpretations.  For purposes of this Agreement:

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article, Section, Annex, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

(b) The headings contained in this Agreement or in any Exhibit or Schedule (including the Disclosure Schedule) are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(d) All terms capitalized and used herein shall have the definitions set forth in Annex I. Any capitalized terms used in any Exhibit or Schedule (including the Disclosure Schedule) but not otherwise defined therein shall have the meaning as defined in this Agreement.

(e) All Exhibits and Schedules (including the Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

(g) All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II

Purchase and Sale of USA Assets and SA Stock;
Closings

Section 2.01  Purchase and Sale.  On the terms and subject to the conditions of this Agreement, on the Applicable Closing Date (as hereinafter defined), the relevant ADG Parties shall sell, transfer, convey and deliver to Chemring, and Chemring shall purchase and acquire from the applicable ADG Parties, all right title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), to (i) the USA Assets and (ii) the SA Stock.

Section 2.02  Aggregate Consideration.  The consideration for the purchase and sale of the SA Stock shall be Forty Five Million Eight Hundred Nine Thousand Nine Hundred Eighty Dollars ($45,809,980) (the “SA Purchase Price”), and the consideration for the purchase and sale of the USA Assets shall be Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000) (the “USA Purchase Price,” and together with the SA Purchase Price, the “Purchase Price”), payable in each case in immediately available funds on the Applicable Closing Date. In addition, Chemring will assume those expressly specified liabilities of USA, and only such specified liabilities, as set forth in Section 2.03. A portion of the Purchase Price will be paid into escrow as provided in Section 2.07 hereof, to be held in accordance with the Escrow Agreement (as defined herein. The SA Purchase Price will be reduced by the amount of inter-company debt of SA set forth on Section 2.02 of the Disclosure Schedule, which will be paid as provided in Sections 2.05(a) and 5.29.

Section 2.03  USA Assets Acquired by Chemring; Liabilities Assumed, and Liabilities Excluded.

(a) The assets of USA (the “USA Assets”) to be acquired by Chemring at the USA Closing are as follows:

(i) all accounts receivable (excluding only such accounts receivables pledged as collateral for the Factoring Agreement);

(ii) all inventory, including raw materials, work in progress and finished goods;

(iii) all fixed assets, leasehold improvements, operating assets and equipment and any other tangible assets used in the business of USA (“Tangible Assets”);

(iv) all leased assets used in the business of USA, including real estate and leased tangible operating assets, in each case including, and subject to, the leases with respect thereto, including the leases set forth on Section 2.03(a)(iv) of the Disclosure Schedule (“Assumed Leases”);

(v) all owned real estate, if any, used in the business of USA (“Real Estate”);

(vi) (A) all purchase orders and current contracts for the sale of goods or performance of services by or to USA, but solely to the extent that such purchase orders and contracts relate to the future delivery of goods or performance of services by or to USA, including the purchase orders and contracts set forth on Section 2.03(a)(vi)(1) of the Disclosure Schedule, (B) all other contracts of USA set forth on Section 2.03(a)(vi)(2) of the Disclosure Schedule, and (C) all other purchase orders and contracts of USA entered into after the date hereof and prior to the USA Closing in compliance with the terms hereof (collectively, the “Assumed Contracts”);

(vii) all deposits with respect to the Assumed Contracts, whether comprising advanced payments for future performance by USA or deposits, letters of credit, security deposits or bonds placed by USA and held by third parties to ensure performance (collectively, “Deposits”);

(viii) all books and records related to the USA Assets being acquired pursuant hereto;

(ix) all intellectual property (including all patents, trademarks, copyrights, knowhow, trade secrets, procedures, instructions, drawings, designs, technical information, specifications and similar data and information of all kinds), goodwill, customer lists, publications, marketing materials, operating software and all other intangible assets (including rights to the “Mecar” name, telephone numbers, websites, URLs, and other similar assets) related to the business of USA;

(x) all future rights and business associated with the USA Assets; and

(xi) any other assets of USA used for, or useful to, the conduct of the future business of USA.

(b) The USA Assets expressly exclude:

(i) all cash and cash equivalents of USA, excluding the Deposits;

(ii) all prepaid items;

(iii) those accounts receivable pledged in connection with the Factoring Agreement;

(iv) all intercompany contracts between or among USA and ADG or any other Subsidiary of ADG (excluding any intercompany contracts with SA); and

(v) copies of all books and records related to the USA Assets being acquired pursuant hereto.

(c) Chemring will assume only those Liabilities (collectively, the “Assumed Liabilities”) related to:

(i) the Assumed Contracts and the Assumed Leases from and after the USA Closing Date;

(ii) the trade accounts payable of USA as of the USA Closing Date; and

(iii) debt instrument supporting deposits, letters of credit and bonds.

(d) Except as set forth in Section 2.03(c) hereof, Chemring’s acquisition of the USA Assets expressly excludes any and all Liabilities, including but not limited to any and all Liabilities whatsoever with respect to (collectively, the “USA Retained Liabilities”):

(i) any and all (x) business conducted by USA prior to the USA Closing Date, or (y) contracts performed, whether in full or in part and whether for delivery of goods or the performance of services, by USA prior to the USA Closing Date;

(ii) any performance by USA prior to the USA Closing Date with respect to any contracts assumed by Chemring from and after the USA Closing Date;

(iii) any and all contracts which were completed (and final payment received) prior to the USA Closing Date, and any associated Liabilities;

(iv) any Liability under contracts, agreements, understandings leases, licenses, purchase orders, commitments and other binding arrangements of USA other than the Assumed Contracts and Assumed Leases;

(v) any Liability for Taxes with respect to business conducted by USA prior to the USA Closing Date;

(vi) any Liability with respect to any Employee Plan to the extent applicable to employees of USA, including but not limited to any Liability for any payments or funding with respect to retirement, severance, deferred compensation or obligations with respect to COBRA;

(vii) any Liability with respect to the Factoring Agreement;

(viii) any Liability of any type whatsoever (whether in tort, contract or otherwise) arising out of or relating to actions, omissions or occurrences taking place in connection with the business of USA prior to the USA Closing, whether or not USA received notice of such Liability, including but not limited to, any Liability of USA resulting from any investigation, whether currently pending or hereinafter commenced, by any agency of the United States or any foreign government, including the US Department of Justice, related to alleged or actual violations of the FCPA or other fraud, or any analogous applicable foreign statutes, laws, rules and regulations in connection with investigations or reviews of matter arising on or before the USA Closing Date; and

(ix) any expenses incurred in connection with, or resulting from, the transactions contemplated by this Agreement (collectively, “Transaction Expenses”).

Section 2.04  Closing Dates.

(a) Unless this Agreement is earlier terminated pursuant to Article VII, the closing of the purchase and sale of the SA Stock and the transfer of title to the SA Stock from ADG and ARC to Chemring (the “SA Closing”) will take place as promptly as practicable, but no later than five (5) Business Days following the satisfaction or waiver of the conditions set forth in Section 8.01, Section 8.02(a) and Section 8.03 (other than those conditions which can be satisfied only at the SA Closing, but subject to the satisfaction or waiver of such conditions at the SA Closing), at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004, unless another place or time is agreed to by Chemring and ADG. The date upon which the SA Closing actually occurs is herein referred to as the “SA Closing Date.”

(b) Unless this Agreement is earlier terminated pursuant to Article VII, the closing of the purchase and sale of the USA Assets and the transfer of title to the USA Assets from USA to Chemring and the assumption by Chemring of the Assumed Liabilities (the “USA Closing”) will take place as promptly as practicable, but no later than five (5) Business Days following the satisfaction or waiver of the conditions set forth in Section 8.01, Section 8.02(b) and Section 8.03 (other than those conditions which can be satisfied only at the USA Closing, but subject to the satisfaction or waiver of such conditions at the USA Closing), at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004, unless another place or time is agreed to by Chemring and ADG. The date upon which the USA Closing actually occurs is herein referred to as the “USA Closing Date.” The USA Closing Date and the SA Closing Date are together referred to as the “Applicable Closing Date.” The parties anticipate that the USA Closing will occur on the same date, or simultaneously with, the SA Closing.

(c) Subject to the provisions of Article VII, the failure to consummate the SA Closing or the USA Closing on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

Section 2.05  Chemring Closing Deliveries and Payments.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Chemring shall deliver or cause to be delivered at the SA Closing the following:

(i) to ADG, on behalf of itself and ARC, by wire transfer of immediately available funds to an account or accounts designated by ADG in writing to Chemring at least two (2) Business Days prior to the SA Closing, an amount of cash, in the aggregate, equal to the SA Purchase Price (less the inter-company debt set forth on Section 2.02 of the Disclosure Schedule), less the portion of the SA Purchase Price to be deposited in the Escrow Account (as provided in Section 2.07);

(ii) to the Escrow Agent, by wire transfer of immediately available funds to an account or accounts designated by Escrow Agent in writing to Chemring at least two (2) Business Days prior to the SA Closing, an amount of cash equal to the portion of the SA Purchase Price to be deposited in the Escrow Account (as provided in Section 2.07);

(iii) to SA, a loan in the aggregate amount of the inter-company debt of SA set forth on Section 2.02 of the Disclosure Schedule, which SA will use to repay such inter-company debt by wire transfer of immediately available funds, in the amounts set forth opposite such each inter-company lender’s name on Section 2.02 of the Disclosure Schedule, to an account or accounts designated by each such inter-company creditor in writing at least two (2) Business Days prior to the SA Closing; and

(iv) an executed copy of the Escrow Agreement.

(b) Upon the terms and subject to the conditions set forth in this Agreement, Chemring shall deliver or cause to be delivered at the USA Closing the following:

(i) to ADG, on behalf of USA, by wire transfer of immediately available funds to an account or accounts designated by ADG in writing to Chemring at least two (2) Business Days prior to the USA Closing, an amount of cash equal to the USA Purchase Price, less the portion of the USA Purchase Price to be deposited in the Escrow Account (as provided in Section 2.07);

(ii) to the Escrow Agent, by wire transfer of immediately available funds to an account or accounts designated by Escrow Agent in writing to Chemring at least two (2) Business Days prior to the USA Closing, an amount of cash equal to the portion of the USA Purchase Price to be deposited in the Escrow Account (as provided in Section 2.07);

(iii) an executed copy of the Escrow Agreement; and

(iv) an executed counterpart of an assignment and assumption agreement with respect to the Assumed Liabilities in form and substance reasonably satisfactory to the ADG Parties and Chemring (the “Assumption Agreement”).

Section 2.06  ADG Parties’ Closing Deliveries.  Upon the terms and subject to the conditions set forth in this Agreement:

(a) USA and/or ADG shall deliver to Chemring at the USA Closing the following documents:

(i) an executed bill of sale with respect to the USA Assets (“Bill of Sale”);

(ii) an executed counterpart of the Assumption Agreement duly executed by USA and ADG;

(iii) an executed copy of the Escrow Agreement;

(iv) a certificate, dated as of the USA Closing Date, signed by a duly authorized officers of each of ADG and USA and certifying as to (A) USA’s Organizational Documents and the incumbency of their respective officers executing this Agreement and (B) the resolutions of their respective boards of directors authorizing the execution, delivery and performance by them of this Agreement; and

(v) evidence of the payment in full of all Transaction Expenses.

(b) ADG and ARC shall deliver to Chemring at the SA Closing the following documents:

(i) evidence that the Identified Contract Assignment has been completed prior to the SA Closing;

(ii) evidence of the recorded transfer of the SA Stock owned by ADG and ARC to Chemring or its designee in SA’s share register and a copy of SA’s share register to that effect;

(iii) an executed copy of the Escrow Agreement;

(iv) duly signed resignations, effective as of the SA Closing, of all officers and directors of SA (other than those persons whom Chemring will have specified in writing that it desires not to resign at least two Business Days prior to the SA Closing); and

(v) a certificate, dated as of the SA Closing Date, signed by a duly authorized officer of each of ADG and ARC and certifying as to (A) SA’s Organizational Documents and the incumbency of their respective officers executing this Agreement; (B) the resolutions of their respective boards of directors authorizing the execution, delivery and performance by them of this Agreement; and (C) the payment in full of all Transaction Expenses.

Section 2.07  Escrow.

(a) On the first to occur of the USA Closing Date or the SA Closing Date, the ADG Parties, Chemring and U.S. Bank National Association, or another escrow agent reasonably acceptable to Chemring and the ADG Parties (the “Escrow Agent”), shall enter into a customary escrow agreement (the “Escrow Agreement”) in form and substance consistent with the terms hereof and otherwise reasonably acceptable to the ADG Parties and Chemring. On the Applicable Closing Date, Chemring shall deposit (together with interest accrued thereon, the “Escrow Amount”) with the Escrow Agent, as follows:

(i) USA Closing Date: Three Million Four Hundred Sixty Two Thousand Eight Hundred and Ninety Five Dollars ($3,462,895)

(ii) SA Closing Date: Eleven Million Five Hundred Thirty Seven Thousand One Hundred and Five Dollars ($11,537,105)

Total Escrow Amount: Fifteen Million Dollars ($15,000,000)

The Escrow Agent shall deposit the Escrow Amount into an interest bearing account (the “Escrow Account”) to be administered in accordance with the terms of the Escrow Agreement. The Escrow Amount shall secure the ADG Indemnification Obligations as set forth in Article VI below. All interest earned on funds held in the Escrow Account will be for the benefit of the ADG Parties, provided that such interest will be added to the Escrow Amount and will be available to satisfy any claims of Chemring or any Indemnified Party until the date of final release of the Escrow Amount as provided in Article VI and the Escrow Agreement. ADG shall pay the initial fees and expenses of the Escrow Agent, and the Escrow Agent may deduct any annual fees and expenses from the Escrow Amount.

(b) Release of Escrow Account.  Upon delivery of a Notice of Claim (as defined in Section 6.01) to the Escrow Agent and ADG at any time on or before the termination date of the Escrow Account (as provided herein) (the “Indemnification Escrow Period”), the Escrow Agent shall, subject to the provisions of this Section 2.07(b), cause to be disbursed to Chemring or an Indemnified Party, as the case may be, such portion of the Escrow Account as set forth in such Notice of Claim. If, within twenty (20) Business Days after delivery of a Notice of Claim, ADG notifies the Escrow Agent and Chemring in writing that ADG disputes any portion of the claim made by Chemring or an Indemnified Party in such Notice of Claim, the Escrow Agent shall retain the disputed amount in the Escrow Account and ADG and Chemring shall consult with each other for up to thirty (30) Business Days regarding such dispute. If ADG and Chemring agree that a portion of the Escrow Account shall be disbursed to Chemring or the Indemnified Party on account of the Notice of Claim, Chemring and ADG shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute such agreed-upon amount to Chemring or the Indemnified Party, as applicable. If the Escrow Agent does not receive joint written instructions from Chemring and ADG within such thirty (30) Business Day period, then no portion of the disputed amount will be distributed with respect to such Notice of Claim until (i) such time as ADG and Chemring execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse all or a portion of the remaining Escrow Account, (ii) a final judgment on the matter is entered by a court of competent jurisdiction (after all appeals have been finally determined or the time for appeal has expired without an appeal having been made) or (iii) such time as an order or award of an arbitrator ordering or directing the Escrow Agent to disburse all or a portion of the remaining Escrow Account is issued pursuant to the arbitration process set forth in Section 9.11 is issued, in which case the Escrow Agent shall retain or disburse the amount claimed in the Notice of Claim in accordance with such judgment or award. “Business Day” shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in Washington, DC, or London, England.

(c) On the third Business Day following the termination of the ADG Indemnification Obligations as set forth in Article VI, that portion of the Escrow Account that remains and that is not subject to any pending or disputed Notices of Claim shall be released by the Escrow Agent to the ADG Parties in accordance with the Escrow Agreement. Any amount withheld from the preceding distribution on account of a pending or disputed Notice of Claim shall be immediately released to Chemring, the Indemnified Party or the ADG Parties, as applicable, upon resolution of such pending or disputed Notice of Claim.

(d) Partial Escrow Release.  If, at any time after the third anniversary of the date hereof, either of the following conditions are met: (1) (A) for the preceding six months, there has been no material communication between the ADG Parties and the U.S. Department of Justice regarding the Subpoena or the Subpoena Related Matters; (B) the ADG Parties do not then owe any further documents to the U.S. Department of Justice pursuant to the Subpoena, and (C) the ADG Parties and the DOJ are not then in discussions with respect to a Final Settlement Agreement; or (2) the ADG Board determines that ADG is able to distribute all or substantially all of its available assets, including the Escrow Amount, to its stockholders (in either case, a “Partial Release Event”), then one-half of that portion of the Escrow Account that is not subject to any pending or disputed Notices of Claim (the “Partial Release Amount”) shall, subject to the conditions set forth herein below, be released by the Escrow Agent to the ADG Parties in accordance with the Escrow Agreement. The Escrow Agreement shall provide that any such disbursement of the Partial Release Amount to the ADG Parties shall occur ten (10) Business Days after the receipt by the Escrow Agent and Chemring of a certificate signed by ADG that a Partial Release Event has occurred, which certificate shall describe the analysis of ADG in reaching the conclusion that there has been a Partial Release Event. If, within such ten (10) Business Day period, Chemring notifies the Escrow Agent and ADG in writing that Chemring disputes that a Partial Release Event has occurred, the Escrow Agent shall retain and not disburse the Partial Release Amount to the ADG Parties. In such event, ADG and Chemring shall consult with each other for up to thirty (30) Business Days regarding such dispute. If ADG and Chemring agree that all or a portion of the Partial Release Amount shall be disbursed to the ADG Parties, Chemring and ADG shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute such agreed-upon amount to the ADG Parties. If the Escrow Agent does not receive joint written instructions from Chemring and ADG within such thirty (30) Business Day period, then no portion of the Partial Release Amount will be distributed to the ADG Parties until (i) such time as Chemring and ADG execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse all or a portion of the Partial Escrow

Release, (ii) a final judgment on the matter is entered by a court of competent jurisdiction (after all appeals have been finally determined or the time for appeal has expired without an appeal having been made) or (iii) such time as an order or award of an arbitrator ordering or directing the Escrow Agent to disburse all or a portion of the Partial Escrow Amount is issued pursuant to the arbitration process set forth in Section 9.11 is issued, in which case the Escrow Agent shall retain or disburse the Partial Release Amount in accordance with such judgment or award.

Section 2.08  Further Assurances.  If, at any time after the Applicable Closing Dates, Chemring shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in Chemring, the title to the USA Assets or the SA Stock, the ADG Parties agree to promptly execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Chemring and otherwise to carry out the purpose of this Agreement.

ARTICLE III

Representations and Warranties of the ADG Parties

Except as set forth in the disclosure schedule delivered by the ADG Parties to Chemring on the date hereof (the “Disclosure Schedule”), the ADG Parties represent and warrant to Chemring as follows:

Section 3.01  Organization; Qualification.  Each of the ADG Parties and SA is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and corporate authority to own, lease, operate and otherwise use its assets and to carry on its business as now presently conducted. The ADG Parties and SA are duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.02  Authority; Execution and Delivery; and Enforceability.  Each of the ADG Parties has the corporate power and corporate authority to execute this Agreement and to consummate the Purchase and the other transactions contemplated hereby. The execution and delivery by the ADG Parties of this Agreement and the consummation of the Purchase and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the ADG Parties and SA, subject to the receipt of the ADG Stockholder Approval with respect to the Purchase. This Agreement (a) has been duly executed and delivered by the ADG Parties and (b) is Enforceable against the ADG Parties.

Section 3.03  Capitalization of USA and SA.

(a) The authorized, issued and outstanding capital stock of USA and SA is set forth for each company in Section 3.03(a) of the Disclosure Schedule. All of the issued and outstanding capital stock of USA is owned by ADG, free and clear of any Encumbrances. ADG owns 1 share of SA Stock (the “ADG Shares”) and ARC owns 38,315 shares of SA Stock (the “ARC Shares”). ADG and ARC collectively own all of the issued and outstanding capital stock of SA. The ADG Shares are owned by ADG, free and clear of any Encumbrances and the ARC Shares are owned by ARC, free and clear of any Encumbrances. Other than the outstanding capital stock of USA and SA that is owned by the ADG Parties, there are no outstanding (i) equity interests in USA or SA, (ii) securities convertible into or exchangeable for equity interests in USA or SA, or (iii) options, contracts, commitments, warrants, or other rights by any Person to acquire, or other obligation of USA or SA to issue, any equity interests in, or any securities convertible into or exchangeable for any equity interests in, USA or SA. There are no outstanding obligations of the ADG Parties or SA to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 3.03(a). No shares of capital stock of either USA or SA are held in treasury. All of such issued and outstanding shares of capital stock of USA and SA are validly issued and are fully paid and nonassessable. No issued and outstanding shares of USA or SA capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of any person.

(b) There are no voting trusts, proxies or other agreements or understandings to which any of the ADG Parties or SA is a party or is bound with respect to the voting of any shares of the any ADG Party’s, USA’s or SA’s capital stock.

(c) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the ADG Parties or SA having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the ADG Parties or SA to repurchase, redeem or otherwise acquire any shares of USA’s or SA’s capital stock.

Section 3.04  Subsidiaries.  Except as set forth in Section 3.04 of the Disclosure Schedule, neither USA nor SA has any subsidiaries or holds any equity interest in, or other interest convertible to an equity interest in, any other entity, whether incorporated or unincorporated.

Section 3.05  Organizational Documents.  True and correct copies of the Organizational Documents of USA and SA have been made available to Chemring. A true and correct copy of each of the minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books and the stock record books of USA and SA have been made available to Chemring.

Section 3.06  No Conflicts; Consents.  None of the execution and delivery by the ADG Parties of this Agreement, the consummation of the Purchase and the other transactions contemplated hereby, or the compliance by the ADG Parties and SA with any of the provisions hereof will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets owned or used by the ADG Parties or SA under (a) any provision of the ADG Parties’ or SA’s Organizational Documents, (b) any judgment or any Legal Requirement applicable to the ADG Parties or SA. or (c) any Material Contract (as hereinafter defined), other than in the case of (b) and (c) any such conflicts, violations, defaults or rights or losses that would not have a Material Adverse Effect. Except as otherwise contemplated by this Agreement, no action by, material Permit of or registration, declaration or filing with, any Governmental Entity or other Person with respect to the ADG Parties or SA is required (x) for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the ADG Parties of this Agreement or (y) to be obtained or made for the consummation by the ADG Parties or SA of the Purchase, except for such Permits, registrations, declarations or filings the failure of which to obtain or make would not have a Material Adverse Effect.

Section 3.07  Insurance.  Section 3.07 of the Disclosure Schedule contains a true and complete list of all material policies of insurance for the benefit of USA and SA (or their respective assets or businesses), and USA and SA heretofore have made available to Chemring a true and correct copy of all such policies. All such policies (or substitute policies with substantially similar terms) are in full force and effect, and all premiums with respect thereto covering all periods up to and including the Applicable Closing have been paid or accrued for in the most recent balance sheets contained in the Financial Statements. There are no pending or, to the ADG Parties’ Knowledge, threatened claims under any insurance policy that exceed $50,000.

Section 3.08  Financial Statements; Books and Records.

(a) Attached to Section 3.25 of the Disclosure Schedule are copies of each of the following:

(i) The annual accounts of SA as of December 31, 2008 and December 31, 2007, and for each of the fiscal years then ended, including the related balance sheets and the profit and loss statements of SA for the fiscal years then ended, accompanied by the report of the statutory auditor and the relevant annual board report (collectively, the “SA Statutory Financials”);

(ii) The unaudited financial statements of SA as of December 31, 2009, December 31, 2008 and December 31, 2007, and for each of the fiscal years then ended, including the related unaudited balance sheets and the profit and loss statements of SA for the fiscal years then ended (collectively, the “SA Unaudited Financials”);

(iii) The unaudited annual financial statements of USA as of December 31, 2009, December 31, 2008 and December 31, 2007, and for each of the fiscal years then ended, including the related unaudited balance sheets and profit and loss statements of USA for the fiscal years then ended (collectively, the “USA Unaudited Financials”);

(iv) The unaudited interim statements of accounts of SA as of March 31, 2010, and for the three month period then ended, and the related unaudited balance sheet and profit and loss statement of SA for the three month period then ended (the “SA Interim Financials”); and

(v) The unaudited interim financial statements of USA as of March 31, 2010, and for the three month period then ended, and the related unaudited balance sheet and profit and loss statement of USA for the three month period then ended (the “USA Interim Financials” and together with the SA Interim Financials, the “Interim Financials”).

(b) Compliance with GAAP.

The SA Unaudited Financials, the USA Unaudited Financials and the Interim Financials (collectively, the “Financial Statements”) (i) were prepared in accordance with GAAP (subject, in the case of the Interim Financials, to normal year-end audit adjustments and the absence of footnotes) and (ii) fairly present, in all material respects, the financial position of each USA and SA as of the respective dates thereof and the results of the operations of each of USA and SA and changes in financial position for the respective periods covered thereby. The SA Statutory Financials were prepared in accordance with Belgian generally accepted accounting principles and fairly present, in all material respects, the financial position of SA as of the respective dates thereof and the results of the operations of SA and changes in financial position for the respective periods covered thereby.

Section 3.09  SEC Matters.

(a) ADG has timely filed all forms, reports and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2007 (collectively, the “ADG Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the ADG Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in the ADG Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of ADG and its Subsidiaries as of the respective dates thereof, and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the ADG Reports (including any related notes and schedules) fairly presented in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of ADG and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments.

(c) The principal executive officer of ADG and the principal financial officer of ADG (and each former principal executive officer or principal financial officer of ADG) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder with respect to the ADG Reports that that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) ADG maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance that all material information concerning ADG and its Subsidiaries required to be disclosed by ADG in the ADG Reports is made known on a timely basis to the individuals responsible for the preparation of ADG’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to ADG’s management and the ADG Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) None of the information to be included by ADG in the Proxy Statement or the other documents required to be filed by ADG in connection with the Purchase and the other transactions contemplated by this Agreement will at the time of its filing, dissemination to the ADG Stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 3.10  Absence of Undisclosed Liabilities.  USA and SA do not have any Liabilities that would be required to be set forth on the face or in the notes of a consolidated balance sheet prepared in accordance with GAAP except for (a) Liabilities that are disclosed in the Financial Statements, (b) Liabilities since the date of the Interim Financials and (c) Liabilities outside the Ordinary Course of Business and in an amount not greater than $250,000 in the aggregate since the date of the Interim Financials.

Section 3.11  Absence of Material Adverse Effect.  With respect to the ADG Parties and SA, since March 31, 2010 through the date hereof, there has been no event, change or occurrence that has had a Material Adverse Effect.

Section 3.12  Real Property; Other Assets.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a list of all real property (i) owned by USA and SA (the “Owned Real Property”) or (ii) leased, subleased or licensed by, or for which a right to use or occupy has been granted to, USA or SA (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Section 3.12(a) of the Disclosure Schedule also identifies each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation (the “Real Property Leases”).

(b) USA and SA have valid title in and to all Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) There are no subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property, and there is no Person (other than USA or SA) in possession of the Leased Real Property.

(d) The ADG Parties have made available to Chemring true and correct copies of the Real Property Leases as amended or otherwise modified and in effect.

(e) The ADG Parties and SA have, and will have as of the Applicable Closing Date, good and marketable title to all of their respective other property and assets free and clear of all Encumbrances (other than Permitted Encumbrances).

(f) The USA Assets, together with the assets set forth in Section 2.03(b), constitute all of the property and assets, tangible and intangible, used or held for use in the conduct and operation of the Business of USA as currently conducted.

Section 3.13  Intellectual Property.  USA and SA own or have licenses to use all material Intellectual Property used by them in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee would not have a Material Adverse Effect. All registered Intellectual Property is identified in

Section 3.13 of the Disclosure Schedule.  All such registered Intellectual Property is, to the ADG Parties’ Knowledge, valid, subsisting and enforceable and will not cease to be so by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. To the ADG Parties’ Knowledge, the operations of USA and SA and their past, present or currently proposed future products, services and operations do not infringe, interfere with, violate, misappropriate or conflict in any other manner with any intellectual property rights of third parties. To the ADG Parties’ Knowledge, (a) none of the material Intellectual Property used by USA and SA is the subject of any challenge received by ADG or any of its Subsidiaries in writing, (b) none of the ADG Parties or SA has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which USA or SA is a party or by which it is bound, and (c) no bases exist for any such claims or charge. To the ADG Parties’ Knowledge, neither the ADG Parties nor SA has received written notice that any third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the USA or SA, and to the ADG Parties’ Knowledge, no such infringement, misappropriation or conflict has occurred or is occurring.

Section 3.14  Legal Compliance; Illegal Payments; Permits.

(a) Neither USA nor SA is, in any material respect, in breach or violation of, or default under any Legal Requirement applicable to it, except to the extent that such breach, violation or default would not have a Material Adverse Effect.

(b) To the ADG Parties’ Knowledge, USA and SA, their third-party agents and partners are in compliance with applicable anti-corruption laws and regulations, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), in the conduct of ADG’s business operations around the world.

(c) USA and SA own, possess or have the right to use all Permits that are necessary to conduct the Business, except where the failure to do so would not have a Material Adverse Effect. Neither USA or SA is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

(d) Without limiting the foregoing, USA and SA are not now violating and have not in the past violated either the International Traffic in Arms Regulations, 22 CFR Parts 120-130, the Export Administration Regulations, 15 CFR Parts 730-774, the regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives, 27 CFR Parts 447-555, the regulations administered by the Office of Foreign Assets Control at the U.S. Department of the Treasury, 31 CFR Parts 500-598, or the applicable export or export-related laws or regulations of any other country (collectively, the “Regulations”), and USA and SA have applied for and obtained all necessary licenses, permits or other authorizations required under such Regulations.

(e) Without limiting the generality of the foregoing, USA and SA are not now violating, and has not in the past violated any applicable acts, decrees or regulations, whether in respect of the manufacturing, sale, storage or export of weapons or munitions or in respect of other matters relating hereto, and USA and SA have applied and obtained all necessary licenses, authorizations and permits under any such acts, decrees or regulations.

(f) Without limiting the generality of Section 3.14(b),

(i) ADG, USA and SA have taken actions to ensure that USA and SA, third-party agents and partners are familiar with the purposes of the FCPA and applicable local anticorruption laws and regulations, including the general prohibition against the corrupt payment, offer, or promise of a payment or transfer of anything of value, directly or indirectly, to a foreign government official or employee of a foreign government-owned or controlled company or public international organization, or an official of a foreign political party, or a foreign political party candidate, or to a foreign political party; and

(ii) except as set forth on Section 3.14(f) of the Disclosure Schedule, to the ADG Parties’ Knowledge, none of USA’s or SA’s foreign partners, third-party agents, or principals is a foreign government official.

Section 3.15  Tax Matters.  Except as set forth on Section 3.15 of the Disclosure Schedule:

(a) Each of USA and SA has timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions), and all such Tax Returns were true, correct and complete in all material respects. All Taxes shown thereon as due and owing by USA or SA have been paid or accrued for in the most recent balance sheets contained in the ADG Reports or the Financial Statements. To the ADG Parties’ Knowledge, all material Taxes required to be withheld by USA and SA from employees for income Taxes, social security Taxes, unemployment Taxes, and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate Governmental Entity, and all material information reporting requirements with respect thereto have been complied with by USA and SA.

(b) There is no material dispute or claim concerning any Tax Liability of USA or SA claimed or raised by any authority in writing. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

(c) There are no material liens for Taxes upon the assets of USA or SA, except liens for Taxes not yet due and payable.

(d) The unpaid Taxes of USA and SA did not, as of March 31, 2010, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face or in the notes of the most recent balance sheets contained in the Financial Statements. As of the Applicable Closing Date, the unpaid Taxes of USA and SA for all Tax periods (or portions thereof) ending at or before the Applicable Closing Date, being current Taxes not yet due and payable, will not exceed that reserve as adjusted for the passage of time through the Applicable Closing Date in accordance with the past custom and practice of USA and SA in filing their Tax Returns.

(e) SA has not been a member of an affiliated group filing a consolidated federal income Tax Return; USA is a member of a group, the common parent of which is ADG, filing a consolidated federal income tax return.

(f) There are no pending examinations or audits of any Tax Return of the USA or SA, and to the ADG Parties’ Knowledge, none has been threatened.

Section 3.16  Employee Benefits Plans.

(a) Section 3.16(a) of the Disclosure Schedule lists all Employee Plans as to which USA or SA sponsors, maintains, contributes or is obligated to contribute, under which USA or SA has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of USA or SA or the beneficiaries or dependents of any such Person (each an “Acquired Company Plan”). With respect to each Acquired Company Plan, the ADG Parties have made available to Chemring true and correct copies of each of the following: (i) the plan document together with all amendments thereto; (ii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements and investment management or investment advisory agreements; and (iii) copies of any summary plan descriptions, employee handbooks or similar employee communications. Each Acquired Company Plan has been operated and administered in material compliance with its terms and all Legal Requirements.

(b) All required contributions to, and premium payments on account of, each Acquired Company Plan have been paid or accrued for in the most recent balance sheets contained in the ADG Reports and the Financial Statements.

(c) There is no pending or, to the ADG Parties’ Knowledge, threatened Action relating to an Acquired Company Plan. No Acquired Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(d) No Acquired Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. USA and SA have no Liability with respect to any plan or program subject to Title IV of ERISA, any other defined benefit pension plan, or any Employee Plan at any time maintained by any other member of the ADG Parties’ or any of their subsidiaries’ controlled group as described in Section 4001(a)(14) of ERISA.

(e) No Acquired Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA.

(f) No Acquired Company Plan provides for any payment that would constitute a “parachute payment” within the meaning of Section 280G of the Code, after giving effect to the transactions contemplated by this Agreement, nor would the transactions contemplated by this Agreement, either alone or in conjunction with another event, accelerate the time of payment or vesting, or increase the amount of compensation due under any Acquired Company Plan.

Section 3.17  Environmental Matters.

(a) Except as would not have a Material Adverse Effect, (i) USA and SA are in, and have at all times been in, compliance with all Environmental Laws, except for such noncompliance that has been fully and finally resolved; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including, but not limited to, toxic mold, lead, radioactive materials, polychlorinated biphenyls and asbestos), substance or waste or petroleum or any fraction thereof, (collectively or individually, each a “Hazardous Substance”) on, upon, into or from any site currently owned, leased or otherwise used by USA or SA, nor was there such a release at any site heretofore owned, leased or otherwise used by USA or SA during the period of such ownership, tenancy or use; (iii) there have been no Hazardous Substances (A) in any site currently owned, leased or otherwise used by USA or SA, (B) in any site heretofore owned, leased or otherwise used by USA or SA during the period of such ownership, tenancy or use, or (C) generated by USA or SA, in each case that have been disposed of or come to rest at any such site under circumstances that could give rise to a Liability of USA or SA; (iv) there are no underground storage tanks located on any site owned or operated by USA or SA; and (v) the ADG Parties have made available to Chemring true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

(b) Neither the ADG Parties nor SA has received written or, to the ADG Parties’, oral notice of any violation or potential violation of, or any claim or threatened claim under, any Environmental Law from any third Person or Governmental Entity.

Section 3.18  Material Contracts.

(a) Except as set forth on Section 3.18(a) of the Disclosure Schedule, neither the USA nor SA is bound by or party to any Contractual Obligation:

(i) involving annual payments to or from USA or SA in excess of $250,000 over the life of the Contractual Obligation;

(ii) relating to the acquisition or disposition of (A) any business of USA or SA (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any asset other than in the Ordinary Course of Business and for an amount in excess of $250,000;

(iii) under which USA or SA is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities (other than the disposal of assets or securities in the

Ordinary Course of Business), (B) merger, consolidation or other business combination or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(iv) relating to the borrowing of money in excess of $100,000 or any guarantee of any borrowing;

(v) under which USA or SA has permitted any asset used in the Business to become Encumbered;

(vi) relating to non-competition (whether USA or SA is subject to or the beneficiary of such obligations);

(vii) under which USA or SA is, or may become, obligated to incur any severance pay or special compensation obligations that would become payable by reason of this Agreement or the Purchase; or

(viii) under which USA or SA has advanced or loaned any amounts to any of its Affiliates or employees other than in the Ordinary Course of Business.

(b) Each Contractual Obligation required to be disclosed on Section 3.12(a) (Real Property), Section 3.16(a) (Employee Benefits Plans) and Section 3.18(a) (Material Contracts) of the Disclosure Schedule (each, a “Material Contract”) is Enforceable against USA or SA, as applicable, except where the failure to be Enforceable would not have a Material Adverse Effect. To the ADG Parties’ Knowledge, each Material Contract is Enforceable against each counterparty thereto.

(c) Neither USA or SA or, to the ADG Parties’ Knowledge, any other party to any Material Contract, is in breach or violation of, default under, or has repudiated any provision of, any Material Contract or is in bankruptcy or other proceedings which affect the enforcement of creditor’s rights.

(d) The ADG Parties have made available to Chemring true and correct copies of each written Contractual Obligation and a written summary of any material oral Contractual Obligation, listed on Section 3.18(a) of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect.

Section 3.19  Related Party Transactions.  No Affiliate of the ADG Parties or SA, no officer or director of the ADG Parties or SA and, to the ADG Parties’ Knowledge, no member of the immediate family of any such Person who is an individual or any entity in which any such Person or any such member of the immediate family thereof owns a material interest (a) is a party to any Contractual Obligation to which USA or SA is a party, (b) has any material interest in any material property or asset owned or leased by USA or SA or used in connection with the Business, or (c) has engaged in any material transaction with USA or SA since December 31, 2008 (other than payments made to officers and directors in the Ordinary Course of Business).

Section 3.20  Labor Matters.  No work stoppage or labor strike against USA or SA is pending, or to the ADG Parties’ Knowledge, threatened. Neither USA nor SA is a party to, or otherwise subject to, any company level collective bargaining agreement or other labor union contract. No petition has been filed or proceedings instituted by an employee or group of employees of USA or SA with any labor relations board seeking recognition of a bargaining representative. To the ADG Parties’ Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of USA or SA. No demand for recognition of employees of USA or SA has been made by, or on behalf of, any labor union. Since December 31, 2008, no executive officer’s or other key employee’s employment with USA or SA has been terminated for any reason nor has any such officer or employee notified USA or SA of his or her intention to resign or retire.

Section 3.21  Litigation.  Section 3.21 of the Disclosure Schedule lists all Actions currently pending against USA or SA. There is no Action to which USA or SA is a party (either as plaintiff or defendant) or to which their assets are or may be subject that is pending, or to the ADG Parties’ Knowledge, threatened, which, if adversely determined, would have a Material Adverse Effect.

Section 3.22  U.S. Government Contracts.

(a) Section 3.22(a) of the Disclosure Schedule sets forth all U.S. Government Contracts having a value in excess of $100,000, including the dates of such agreements. All U.S. Government Contracts held by USA or SA are in full force and effect.

(b) With respect to the U.S. Government Contracts:

(i) to the ADG Parties’ Knowledge, all facts set forth in or acknowledged by USA or SA in any certification, representation or disclosure statement submitted by USA or SA. with respect to any U.S. Government Contract or U.S. Government Bid were current, accurate and complete in all material respects as of the date of submission;

(ii) Neither USA nor SA has been debarred or suspended from doing business with any U.S. Governmental Entity, and, to the ADG Parties’ Knowledge, no circumstances exist as of the date hereof that would warrant the institution of debarment or suspension proceedings against USA or SA.;

(iii) no negative determinations of responsibility have been issued against USA or SA. in connection with any U.S. Government Contract or U.S. Government Bid;

(iv) to the ADG Parties’ Knowledge, no U.S. Governmental Entity, and no prime contractor or higher-tier subcontractor of any U.S. Governmental Entity, has withheld or set off, or threatened to withhold or set off, more than $100,000 due to USA or SA under any U.S. Government Contract;

(v) to the ADG Parties’ Knowledge, there has not been, and as of the date of this Agreement, there is not, any material outstanding request for equitable adjustment or claim against USA or SA by, or dispute involving USA or SA with, any prime contractor, subcontractor or vendor arising under or relating to the award or performance of any U.S. Government Contract, except, in each case, where such request for equitable adjustment or claim or dispute would not have a Material Adverse Effect;

(vi) neither USA nor SA has undergone nor is it currently undergoing any audit arising under or relating to any U.S. Government Contract, and to the ADG Parties’ Knowledge, as of the date of this Agreement, there is no basis for any impending audit, arising under or relating to any U.S. Government Contract, except for routine audits conducted in the Ordinary Course of Business;

(vii) neither USA nor SA has entered into any assignment of proceeds with respect to the performance of any U.S. Government Contract;

(viii) to the ADG Parties’ Knowledge, no payment has been made by USA or SA to any Person other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) that is or was contingent upon the award of any U.S. Government Contract;

(ix) neither USA nor SA has made any disclosure to any U.S. Governmental Entity pursuant to any voluntary disclosure agreement;

(x) to the ADG Parties’ Knowledge, neither USA nor SA has exported or re-exported, directly or indirectly, in violation of applicable Legal Requirements either to (i) any countries that are subject to U.S. export restrictions or (ii) any end-user who USA or SA. knows or had reason to know would utilize them in the design, development or production of nuclear, chemical or biological weapons;

(xi) neither USA nor SA has knowingly failed to timely disclose to the U.S. Government, in connection with the award, performance, or closeout of any U.S. Government Contract performed by USA or SA or a subcontract awarded thereunder, credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment on any such U.S. Government Contract or subcontract awarded thereunder (and such knowing failure to timely disclose such credible evidence of any of the above violations shall apply as to any U.S. Government Contract until 3 years after final payment thereunder);

(xii) USA and SA have complied in all material respects with the terms and conditions of each U.S. Government Contract or subcontract awarded thereunder;

(xiii) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect, has been issued by a U.S. Governmental Entity within the last three years, or to the ADG Parties’ Knowledge, is expected with respect to any U.S. Government Contract;

(xiv) neither USA nor SA is a guarantor or otherwise liable for any liability (including indebtedness) of any other entity with respect to any U.S. Government Contract; and

(xv) none of the parties to any U.S. Government Contract has offered or made payments, directly or indirectly, to any foreign government officials in order to obtain or retain business under such contracts.

Section 3.23  Stockholder Rights Plan.  The Rights Agreement is not applicable to the transactions contemplated hereby, and no further action is required under the Rights Agreement to nullify its applicability to the Purchase or any of the other transactions contemplated by this Agreement.

Section 3.25  Indebtedness.  All indebtedness of USA and SA is identified in the Financial Statements or on Section 3.24 of the Disclosure Schedule.  Neither USA nor SA is a guarantor of any indebtedness of any other Person.

Section 3.26  No Brokers.  Except as set forth on Section 3.26 of the Disclosure Schedule, the ADG Parties have no Liability of any kind to any broker, finder or agent with respect to the Purchase.

Section 3.27  Opinion of Financial Advisor.  Houlihan Lokey, Howard & Zukin Capital, Inc. (the “ADG Financial Advisor”) has rendered to the ADG Board its opinion to the effect that, subject to certain assumptions, qualifications, limitations and other matters, as of the date of such opinion, the aggregate Purchase Price for the SA Stock and the USA Assets in the Purchase pursuant to this Agreement is fair, from a financial point of view, to ADG and such opinion was not withdrawn or modified (except for any non-substantive and otherwise immaterial modification) by the ADG Financial Advisor prior to the execution of this Agreement; it being agreed that Chemring shall not have any rights with respect to such opinion.

Section 3.28  Accuracy.  All matters set out in this Article III, in the Disclosure Schedule, and in any certificates made or delivered in connection wherewith or therewith: (a) are true, accurate and complete in all material respects; and (b) do not omit to state a material fact necessary to make the statements herein or therein not misleading in any material respect, in view of the circumstances in which they were made.

Section 3.29  No Other Representations or Warranties.  EXCEPT AS SET FORTH EXPRESSLY HEREIN OR IN ANY SCHEDULE ATTACHED HERETO, THE ADG PARTIES ARE NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE ADG PARTIES OR SA; AND THE ADG PARTIES AND EACH OF THEIR RESPECTIVE REPRESENTATIVES HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY THE ADG PARTIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO CHEMRING OR ANY OF ITS RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE ADG PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF USA AND SA SHALL BE “AS IS,” “WHERE IS” AND WITH “ALL FAULTS.”

ARTICLE IV

Representations and Warranties of Chemring

Chemring represents and warrants to the ADG Parties as follows:

Section 4.01  Organization; Qualification.  Chemring is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as presently conducted. Chemring is duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not reasonably be expected to prevent or materially delay the consummation of the Purchase.

Section 4.02  Authority; Execution and Delivery; Enforceability.  Chemring has the corporate power and corporate authority to execute this Agreement and to consummate the Purchase. The execution and delivery by Chemring of this Agreement and the consummation of the Purchase has been duly authorized by all necessary corporate action on the part of Chemring. This Agreement (a) has been duly executed and delivered by Chemring and (b) is Enforceable against Chemring.

Section 4.03  No Conflicts; Consents.  None of the execution and delivery by Chemring of this Agreement, the consummation of the Purchase or the compliance by Chemring with any of the provisions hereof will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets owned or used by Chemring under (a) any provision of Chemring’s Organizational Documents, (b) any judgment or any Legal Requirement applicable to Chemring or any of its Subsidiaries or (c) any material Contractual Obligation to which Chemring or any of its Subsidiaries is a party or by which any of its assets or properties of the Chemring or any of its Subsidiaries are bound, other than in the case of (b) or (c) any such conflicts, violations, defaults or rights or losses that would not reasonably be expected to prevent or materially delay the consummation of the Purchase. Except as otherwise contemplated by this Agreement, no action by, material Permit of or registration, declaration or filing with, any Governmental Entity or other Person is required (x) for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Chemring of this Agreement or (y) to be obtained or made for the consummation by Chemring of the Purchase, except for such Permits, registrations, declarations or filings the failure of which to obtain or make would not reasonably be expected to prevent or materially delay the consummation of the Purchase.

Section 4.04  Brokers or Finders.  Except as set forth on Section 4.04 of the Disclosure Schedule, none of Chemring or any of its Subsidiaries has any Liability of any kind to any broker, finder or agent with respect to the Purchase, and Chemring agrees to satisfy in full any Liability disclosed on Section 4.04 of the Disclosure Schedule.

Section 4.05  Projections.  In connection with Chemring’s investigation of USA and SA, Chemring has received from ADG, its Subsidiaries and their Representatives certain projections, estimates and other forecasts and certain business plan information. Chemring acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans; that Chemring is familiar with such uncertainties; that Chemring is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Chemring on such projections, estimates and other forecasts and plans shall be at its sole risk; and without limiting any other provisions herein, that Chemring shall have no Action against anyone with respect thereto. Accordingly, Chemring acknowledges, agrees and confirms that the ADG Parties and their respective Affiliates, officers, directors, employees, agents and Representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Chemring, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.

Section 4.06  Sufficient Funds.  Chemring (a) has, and will have on the Applicable Closing Date, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase consideration and any expenses incurred by Chemring in connection with the transactions contemplated by this Agreement, (b) has, and will have on the Applicable Closing Date, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (c) has not incurred any obligation, commitment, restriction or Liability of any kind that would impair or adversely affect such resources and capabilities.

Section 4.07  Chemring Information.  None of the information supplied or to be supplied by Chemring in writing for inclusion or incorporation by reference in the Proxy Statement or the other documents required to be filed by ADG in connection with the Purchase and the other transactions contemplated by this Agreement will at the time of its filing, dissemination to ADG’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.08  No Ownership of Capital Stock.  Neither Chemring nor any of its Subsidiaries owns any of ADG’s capital stock or other securities of ADG or any of ADG’s Subsidiaries.

Section 4.09  Other Agreements or Understandings.  Chemring has disclosed to the ADG Parties all contracts, arrangements or understandings (and, with respect to those that are written, Chemring has furnished to the ADG Parties correct and complete copies thereof) between or among Chemring or any Affiliate of Chemring, on the one hand, and any officer or director of ADG or any Person that owns 5% or more of the shares of ADG’s capital stock, on the other hand.

Section 4.10  Accuracy.  All matters set out in this Article IV, in the Disclosure Schedule, and in any certificates made or delivered in connection wherewith or therewith: (a) are true, accurate and complete in all material respects; and (b) do not omit to state a material fact necessary to make the statements herein or therein not misleading in any material respect, in view of the circumstances in which they were made.

Section 4.11  No Other Representations or Warranties.

(a) EXCEPT AS SET FORTH EXPRESSLY HEREIN, CHEMRING IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF; AND CHEMRING AND EACH OF ITS REPRESENTATIVES HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE ADG PARTIES OR ANY OF THEIR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY CHEMRING OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

(b) Chemring acknowledges that, except as expressly set forth herein, the ADG Parties have not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the ADG Parties or SA or the transactions contemplated by this Agreement, and none of the ADG Parties or any other Person will have or be subject to any Liability to Chemring or any other Person resulting from the distribution to Chemring or its Representatives or Chemring’s use of any such information, including any confidential memoranda distributed on behalf of the ADG Parties relating to ADG or its Subsidiaries, other publications or data room information provided to Chemring or its Representatives or any other document or information in any form provided to Chemring, or its Representatives in connection with the Purchase and the transactions contemplated hereby. Chemring acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and Business of USA and SA and, in making its determination to proceed with the transactions contemplated by this Agreement, Chemring and has relied on the results of its own independent investigation.

ARTICLE V

Covenants

Section 5.01  Conduct of Business of USA and SA.  During the Interim Period, except as contemplated by or in connection with this Agreement or the transactions contemplated hereby, as required by any Legal Requirement, as disclosed on Section 5.01 of the Disclosure Schedule or as consented to by Chemring (such consent not to be unreasonably withheld, conditioned or delayed), the ADG Parties shall, and shall cause SA, to:

(a) conduct the Business of USA and SA only in the Ordinary Course of Business and use Commercially Reasonable Efforts to preserve intact its present business organization, keep available the services of its executive officers and key employees and preserve its relationships with customers, clients, suppliers and others having material business dealings with it;

(b) not pay any dividends, other than intercompany dividends;

(c) not amend its Organizational Documents;

(d) not merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any corporation, partnership, association or other business organization or division thereof;

(e) not repurchase, redeem or otherwise acquire any of its Equity Interests;

(f) with respect to USA and SA, not issue or sell any Equity Interests or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any Equity Interests or any securities convertible into or exchangeable for any Equity Interests;

(g) with respect to USA and SA, not incur, assume, guarantee or prepay any indebtedness, amend the terms relating to any indebtedness or issue or sell any debt securities, except for any such incurrence, assumption, guarantee or prepayment of such indebtedness or amendments of the terms of such indebtedness in the Ordinary Course of Business;

(h) with respect to USA and SA, not mortgage, pledge or otherwise subject to any lien any of its material assets except (i) for Permitted Encumbrances or (ii) in the Ordinary Course of Business;

(i) not pay any bonus or other incentive compensation to any director or officer or grant to any director or officer any other increase in compensation, except (i) for bonuses payable pursuant to any previously disclosed Acquired Company Plan, (ii) in the Ordinary Course of Business or (iii) pursuant to the terms of any written agreement or commitment existing as of the date hereof;

(j) not enter into, adopt or amend in any material respect any retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan, any contract or other arrangement with an independent contractor or any agreement maintained for the benefit of any director or officer, except as required by any Legal Requirement;

(k) not change in any material respect its accounting practices, policies or principles, other than any such changes as may be required under GAAP;

(l) not sell or otherwise dispose of any assets, except in the Ordinary Course of Business;

(m) not enter into any agreements, contracts or commitments for capital expenditures other than in the Ordinary Course of Business;

(n) not engage in any action that would constitute a violation of the FCPA or applicable local anticorruption laws;

(o) promptly disclose in writing to Chemring if, to the ADG Parties’ Knowledge, any of the foreign partners, third-party agents or principals of USA or SA becomes a foreign government official prior to the Applicable Closing Date; and

(p) not agree or commit to do any of the foregoing referred to in clauses (a)-(o).

Section 5.02  Access and Information.  During the Interim Period, upon reasonable notice from Chemring, the ADG Parties shall, and shall cause SA to, give to Chemring and their Representatives reasonable access during normal business hours to the USA and SA offices, properties, books and records in a manner not disruptive to operations of USA or SA and furnish them or provide them access to all such documents, financial data, records and information with respect to their Business and properties as Chemring shall from time to time reasonably request; provided, that the foregoing shall be under the general coordination of the ADG Parties and shall be subject to the restrictions imposed by applicable Legal Requirements and the confidentiality provisions set forth in Section 5.03.

Section 5.03  Confidentiality.  Chemring acknowledges that the information being provided to it in connection with the Purchase is subject to the terms of a confidentiality agreement dated as of June 15, 2009 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

Section 5.04  Conversion of Mecar SA to a Private Limited Company.  Prior to the SA Closing, ADG and ARC may elect to convert SA from a Société anonyme into a private limited liability company (SPRL) pursuant to the Belgian Company Code and in such event, may elect to treat SA as a tax transparent entity for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3. In the event that ADG and ARC convert SA into a private limited liability company, (a) all representations and warranties that refer to SA’s corporate status shall be deemed to refer to its private limited liability status for purposes of the conditions set forth in Section 8.02(a)(vii) and Section 8.02(b)(vi), (b) Chemring may not assert that such conversion is a violation or breach of this Agreement and (c) for a period of one year after the SA Closing, Chemring shall not convert SA into an entity classified as a corporation for U.S. federal income tax purposes or otherwise change (by merger or otherwise) SA back from a private limited liability company into a Société anonyme.

Section 5.05  Proxy Statement.  ADG shall, as promptly as practicable following the date hereof, prepare and cause to be filed with the SEC a preliminary proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies from stockholders of ADG to vote in favor of the proposal to adopt this Agreement and approve the Purchase. ADG shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and shall respond promptly to any comments of the SEC or its staff. Chemring shall promptly furnish to ADG all information concerning Chemring that may be required or reasonably requested by ADG in connection with the preparation of the Proxy Statement or of responses to comments from the SEC or its staff. The information supplied by Chemring for inclusion in the Proxy Statement or any amendment or supplement to the Proxy Statement (a) will not, on the date it is first mailed to ADG’s stockholders, on the date of the Stockholders Meeting or at the Applicable Closing, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) will not at the time of the Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting that shall have become false or misleading in any material respect.

Section 5.06  Stockholders Meeting.

(a) Promptly following the date that the Proxy Statement is cleared by the SEC, ADG shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the stockholders of ADG to vote on a proposal to approve the sale of all or substantially all of the assets of ADG pursuant to this Agreement (the “Stockholders Meeting”). ADG shall use its Commercially Reasonable Efforts to solicit from its stockholders proxies in favor of approval of the sale of all or substantially all of the assets of ADG pursuant to this Agreement. ADG shall use Commercially Reasonable Efforts to ensure that the Stockholders Meeting is held as promptly as reasonably practicable after the SEC’s final approval of the Proxy Statement; provided, however, notwithstanding the foregoing, the ADG Board shall be permitted to postpone or adjourn the Stockholders Meeting if at any time prior to such meeting an Acquisition Proposal has been made, submitted or announced (which is not in violation of Section 5.07) and the ADG Board concludes in good faith that the failure to postpone or adjourn the Stockholders Meeting would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the ADG’s stockholders under applicable Legal Requirements.

(b) Unless the ADG Board has effected a Change of Recommendation in accordance with Section 5.07, the Proxy Statement shall include a statement to the effect that the ADG Board recommends that the ADG’s stockholders vote to approve the sale of all or substantially all of the assets of ADG pursuant to this Agreement (the “Board Recommendation”).

Section 5.07  No Solicitation.

(a) Upon the execution of this Agreement, ADG shall cease any solicitation, encouragement, discussions or negotiations with any non-Chemring parties that may be ongoing with respect to any Acquisition Proposal. Except as specifically permitted in this Section 5.07, ADG agrees that it shall not, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussion or negotiations (including by way of furnishing information) regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any Person that has made or, to the ADG Parties’ Knowledge, is considering making an Acquisition Proposal, (iii) make a Change of Recommendation, (iv) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 5.07(b)) or (v) resolve, propose or agree to any of the foregoing.

(b) If ADG receives an unsolicited bona fide written Acquisition Proposal (i) ADG may contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal and the conditions to and the likelihood of consummation of the Acquisition Proposal so as to determine whether the Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (ii) if the ADG Board determines in good faith that the Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then ADG may take the following actions: (x) furnish non-public information to the third party making such Acquisition Proposal (if, and only if, prior to so furnishing such information, ADG receives from the third party an executed confidentiality agreement) and (y) engage in discussions or negotiations with such third party with respect to such Acquisition Proposal.

(c) ADG shall promptly (and in any event no later than forty-eight (48) hours) notify Chemring if ADG receives (i) any Acquisition Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. ADG shall notify Chemring promptly (and in any event no later than forty-eight (48) hours) of the material terms of such Acquisition Proposal, inquiry or request. ADG shall keep Chemring reasonably informed on a current basis (and in any event no later than forty-eight (48) hours) after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto).

(d) Other than in accordance with this Section 5.07(d) or Section 5.07(e), the ADG Board shall not (each of the following, a “Change of Recommendation”) (i) change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to Chemring, the Board Recommendation, (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or (iii) enter into or authorize any of the ADG Parties or SA to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by ADG as contemplated by this Section 5.07 (an “ADG Acquisition Agreement”); provided, however, that, in response to the receipt of a Superior Proposal, the ADG Board may, at any time prior to the Stockholders Meeting, (x) make a Change of Recommendation and/or (y) terminate this Agreement in accordance with Section 7.01 to enter into an ADG Acquisition Agreement with respect to such Superior Proposal, in each case, only if the ADG Board has concluded in good faith that the failure of the ADG Board to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to ADG’s stockholders under applicable Legal Requirements.

(e) Nothing in this Agreement shall prohibit or restrict the ADG Board from making a Change of Recommendation to the extent that the ADG Board determines in good faith that the failure of the ADG Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to ADG’s stockholders under applicable Legal Requirements.

(f) Nothing contained in this Agreement shall prohibit ADG or the ADG Board from disclosing to ADG’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither ADG nor the ADG Board shall be permitted to recommend an Acquisition Proposal which is not a Superior Proposal.

Section 5.08  Expenses.  Whether or not the Purchase is consummated, each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement, the compliance herewith and the Purchase.

Section 5.09  Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as such other party may reasonably deem necessary or desirable to consummate the Purchase.

Section 5.10  Notices and Consents.

(a) During the Interim Period, ADG shall, and shall cause each of the ADG Parties and SA to, give all notices to, make all filings with, and use its Commercially Reasonable Efforts to obtain all authorizations, consents, waivers or approvals from, any Governmental Entity or other Person that are set forth on Section 3.06 of the Disclosure Schedule.

(b) In connection with the Merger Agreement, Chemring and ADG, in cooperation with each other, filed the required pre-closing notifications with the United States Department of State Directorate of Defense Trade Controls under 22 U.S.C. §§ 2778-2780 of the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130). Chemring and the ADG Parties, in cooperation with each other, shall promptly and timely prepare and file any additional required notifications, if any, with, and obtain any additional required authorizations, if any, from, the United States Department of State Directorate of Defense Trade Controls under 22 U.S.C. §§ 2778-2780 of the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), in connection with this Agreement.

Section 5.11  Competition Clearance.

(a) The parties hereto shall cooperate with each other (including by furnishing relevant information) in complying with any filing or notification formalities required to obtain any approval or clearance of or non-objection found to be applicable to the Purchase by any competent anti-trust or competition authority.

(b) Without limitation of Section 5.11(a), Chemring and the ADG Parties undertake and agree to file as soon as practicable (and in any event not later than ten (10) days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).

(c) Each of Chemring and the ADG Parties shall, in connection with the efforts referenced in Section 5.11(a) to obtain all requisite approvals and authorizations for the Purchase and the other transactions contemplated by this Agreement under the HSR Act or any other Legal Requirement, if any, use its Commercially Reasonable Efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Purchase and the other transactions contemplated by this Agreement, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (provided however, that the parties may comply with this Section 5.11(c)(iii) by designating that certain sensitive information shall only be shared with the respective parties’ outside legal counsel) and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of the Purchase; provided, however, that all obligations in this Section 5.11(c) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

(d) Each of Chemring and the ADG Parties shall contest and resist any Action or any legislative or administrative action, and shall use Commercially Reasonable Efforts to have vacated, lifted, reversed or overturned any Governmental Order (whether temporary, preliminary or permanent), that restricts, prevents or prohibits the consummation of the Purchase and the other transactions contemplated by this Agreement; provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.

Section 5.12  Publicity.  No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Purchase without the prior written consent of Chemring and ADG; provided, however, that the provisions of this Section 5.12 will not prohibit (a) any disclosure required by any applicable Legal Requirements or the rules and regulations of any applicable U.S. or foreign stock exchange (in which case the disclosing party will provide the other party with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Purchase.

Section 5.13  Certain Employee Matters.

(a) Chemring shall provide each USA and SA Employee as of the Effective Time with health and welfare, retirement and similar Employee Plans (expressly excluding awards of equity and any other equity-based plans) that are substantially similar, in the aggregate, to the health and welfare, retirement and similar Employee Plans provided to the USA and SA Employees immediately preceding the Effective Time. From the Effective Time, Chemring shall provide, or shall cause to be provided, to each USA and SA Employee who is covered by a collective bargaining agreement, compensation and benefits in accordance with the terms and conditions of such collective bargaining agreement.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the health and welfare, retirement and similar Employee Plans (expressly excluding awards of equity and any other equity-based plans) to be provided for USA and SA Employees after the Effective Time, each USA and SA Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with USA or SA and their respective predecessors before the Effective Time, to the same extent as such USA or SA Employee was entitled, before the Effective Time, to credit for such service under any similar health and welfare, retirement and similar Employee Plan of in which such USA or SA Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(c) For the avoidance of doubt, Chemring may offer participation in equity-based plans at Chemring’s sole discretion and at such time and under such terms and conditions as determined by Chemring.

Section 5.14  ADG Parties’ Release.  Effective as of the SA Closing, the ADG Parties hereby release, remise and forever discharge any and all rights and claims that they have had, now have or might now have against SA.

Section 5.15  Chemring and SA Release.  Effective as of each Applicable Closing, Chemring hereby releases, and will cause SA to release, the ADG Parties and, as applicable, USA’s or SA’s officers, directors, employees, agents, and attorneys and each of them (collectively, the “ADG Released Parties”) from any and all Claims and to agree not to bring or threaten to bring or otherwise join in any Claim against the ADG Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances which existed on or prior to the Applicable Closing Date. Notwithstanding the foregoing, the release in this Section 5.15 will not in any way affect Chemring’s rights to indemnification in accordance with Article VI.

Section 5.16  Discharge.  Subject to Article 554 of the Belgian Companies Code and generally applicable to all matters which may give rise to any finding of Liability of the directors of SA and which have not been disclosed to Chemring prior to the SA Closing, Chemring undertakes to grant at a shareholders’ meeting of SA to be held within three (3) months following the SA Closing Date, to all directors of SA in function immediately prior to the SA Closing Date, full release from Liability arising from the performance of their duties prior to the SA Closing Date. Notwithstanding the foregoing, the release in this Section 5.16 will not in any way affect Chemring’s rights to indemnification in accordance with Article VI.

Section 5.17  Transfer of Completed Contracts.  On or prior to the SA Closing Date, ADG and ARC will cause SA to transfer and assign to ADG and ARC (the “Identified Contract Assignment”), and ADG and ARC shall affirmatively accept such assignment and assume responsibility for all rights, obligations and Liabilities with respect to all contracts which were completed, and final payment received, by SA prior to December 31, 2009 (the “Completed Contracts”). For the avoidance of doubt, upon execution of the Identified Contract Assignment, it is the intention of the Parties hereto that all right, obligations and Liabilities with respect to the Completed Contracts will have been transferred from SA to ADG and ARC and SA will have no remaining responsibility whatsoever with respect to such Completed Contracts or any Liabilities with respect thereto and will be indemnified by the ADG Parties with respect thereto in accordance with Article VI hereof.

Section 5.18  Change of Name of Mecar USA, Inc.  ADG agrees that in conjunction with the USA Closing, it will take all necessary steps and make all required filings to change the name of Mecar USA, Inc. to another name which, (i) does not use “Mecar” or “Allied Defense” as part of the name, and (ii) is otherwise not confusing with the use by Chemring of “Mecar” from and after the USA Closing.

Section 5.19  Non-Competition.

(a) Acknowledgment.  The ADG Parties, on behalf of themselves and each Subsidiary of ADG (the “Restricted Persons”) acknowledge that they have special knowledge of USA and SA, their business, their methods of operations and their relationships with customers and suppliers. The following covenants constitute material conditions to the transactions contemplated by this Agreement.

(b) Non-competition by Restricted Persons.  For a period commencing on the Effective Time and ending immediately and without further action by any party hereto, on the fifth (5th) annual anniversary of the Effective Time (the “Restricted Period”), none of the Restricted Persons shall, in any location in any country in which Chemring does business, conduct or engage in the business of USA or SA or any business similar to or competitive with such business or, directly or indirectly own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise with, or permit their names to be used by, any Person engaged in the business engaged in by USA as of immediately prior to the USA Closing (the “USA Business”) or the business of SA or any business similar to or competitive with the USA Business or any business of SA. Notwithstanding anything to the contrary herein, the Restricted Period shall be extended for a period of time equal to that period of time, if any, during which any of the Restricted Persons, as the case may be, engaged in a breach of any provision of this Section 5.19(b).

(c) Confidential Information; Personal Relationships.  At all times during the Restricted Period, except as required (i) by applicable law or by legal or regulatory process or (ii) in communicating with their legal, financial and tax or accounting professionals, the Restricted Persons shall keep secret and retain in strictest confidence, and shall not use for their respective benefit or disclose to others, any confidential matters relating to the business of USA or SA including, without limitation, information regarding USA’s or SA’s intellectual property, trade secrets, product information, customer lists, details of contracts, pricing policies, price lists, trade promotion and discount schedules, operational methods, employee lists and evaluations, marketing plans or strategies and business expansion or acquisition plans of ADG or its Subsidiaries or branches, other than such information that is or becomes generally available to the public other than as a result of a breach of this Agreement by any of them, or which is compelled as a matter of law to be disclosed; provided, however, that if any of the Restricted Persons receives notice that it may be required to disclose any such information, it shall, to the extent practicable, give Chemring sufficient prior written notice in order to contest such requirement or order and cooperate with Chemring (at Chemring’s expense) in seeking a protective order or other remedy to limit the disclosure of such information.

(d) Employees.  During the Restricted Period, none of the Restricted Persons shall, on their behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, solicit the employment of, offer employment to, or hire or attempt to hire (whether as an employee, consultant or otherwise), any Person who provided services (as an employee or consultant) to USA or SA within the prior twelve (12) month period or encourage any such Person to leave the employment of SA or the entity that acquires the USA Assets (“Chemring Sub”), as applicable, after the Applicable Closing Date.

(e) Non-disruption.  During the Restricted Period, none of the Restricted Persons shall, on their behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Chemring Sub or SA on the one hand, and any of their respective customers, prospective customers, suppliers, sales representatives, distributors, employees or consultants, on the other hand.

(f) Negative Publicity.  During the Restricted Period, none of the Restricted Persons (or anyone acting on their behalf) shall make statements or any other expressions on television, radio, the internet or other media or to any third party, including, without limitation, in communications with any customers, suppliers, sales representatives or distributors, which are in any way disparaging or materially harmful to Chemring Sub or SA or Chemring or any of their respective Affiliates, the products and services of Chemring Sub, SA or the Chemring or any of their respective Affiliates, except as required by law.

(g) Rights and Remedies Upon Breach.  If any of the Restricted Persons breaches, or threatens to commit a breach of, any of the provisions of this Section 5.19(g) (the “Restrictive Covenants”), then each of Chemring and its Affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without the posting of a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Chemring or its Affiliates and that money damages would not provide an adequate remedy to Chemring and its Affiliates, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Chemring and its Affiliates under law or in equity.

(h) Severability of Covenants.  Each of the Restricted Persons acknowledges and agrees that the Restrictive Covenants are reasonable, necessary and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

(i) Blue-Penciling.  If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provisions, such court shall reduce the duration or scope of such provision, as the case may be, to the minimum extent necessary such that, in its reduced form, such provision shall then be enforceable.

Section 5.20  Stockholder Litigation.  The ADG Parties shall keep Chemring informed of, and cooperate with Chemring in connection with, any stockholder litigation or Claim against ADG, any of the other ADG Parties and/or their respective directors or officers relating to the Purchase or the other transactions contemplated by this Agreement.

Section 5.21  CFIUS; Exon-Florio.  The parties have prepared and filed with the Committee on Foreign Investment in the United States (“CFIUS”) a joint voluntary notice under the Exon-Florio amendment to the Defense Production Act of 1950, as amended (“Exon-Florio”), with respect to the transactions contemplated by the Merger Agreement. The parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies in connection with this Agreement, if any. The parties, in cooperation with each other, shall take all Commercially Reasonable Efforts advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable.

Section 5.22  Export Control Voluntary Disclosures.  The ADG Parties will provide prompt, complete and full cooperation with the Department of Commerce and/or the Department of State in connection with the voluntary disclosures filed before those agencies relating to the matters described on Section 3.14(a) of the Disclosure Schedule (the “Voluntary Disclosures”); will respond in a timely manner to all inquiries from the Department of State and/or the Department of Commerce in connection with any inquiries regarding the Voluntary Disclosures investigation; and will take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed as a result of those Voluntary Disclosures. The ADG Parties will advise Chemring of any requests from any Governmental Entity in connection with such Voluntary Disclosures immediately upon receiving any such requests and will provide Chemring and its counsel with a reasonable opportunity to review and comment on any written communications with the Department of State, the Department of Commerce and/or any other Governmental Entity in connection with those Voluntary Disclosures.

Section 5.23  Additional SEC Reports.  From the date of this Agreement to the Effective Time, ADG will file with, or furnish to, the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act and/or the Securities Act. ADG will furnish to Chemring drafts of all such forms, statements, reports, certifications, schedules and other documents a reasonable time prior to filing with, or furnishing to, the SEC, and copies of any such forms, statements, reports, certifications, schedules and other documents that it files with, or furnishes to, the SEC on or after the date of this Agreement.

Section 5.24  Cooperation.  For so long as the ADG Parties or any of their respective Affiliates (each, a “Subject ADG Party”) are either subject to the Subpoena or contesting or defending against any action, suit, appeal, hearing, investigation, subpoena, charge, complaint or demand arising out of the Subpoena Related Matters (the “Covered Subpoena Actions”), (a) Chemring shall, and shall cause its Affiliates to, upon reasonable written notice, cooperate with such Subject ADG Parties and their counsel in the defense or contest of such Covered Subpoena Actions, including by as promptly as practicable making available its personnel and providing such information, access to its books and records and testimony as is reasonably necessary in the defense or contest of such Covered Subpoena Actions, and (b) such Subject ADG Party shall promptly reimburse Chemring for its, or its Affiliates’, reasonable out-of-pocket costs and expenses (including allocated employee costs in excess of 10 hours per month, including benefits, taxes and related out of pocket expenses) incurred in providing such cooperation.

Section 5.25  Section 338; Transfer Taxes.

(a) Without the prior written consent of ADG, Chemring shall not make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(b) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be borne 50% by Chemring and 50% by the ADG Parties.

Section 5.26  Funding of Working Capital Repayment Loan.  Immediately prior to the SA Closing Date, Chemring will provide a loan to SA (the “Chemring Working Capital Repayment Loan”) in the aggregate amount of the outstanding principal and accrued interest funded to SA from ARC using funds ARC borrowed from Chemring pursuant to that certain Secured Bridge Note dated as of the date hereof (the “Mecar Working Capital Loan Amount”). SA will be permitted to disburse the amount of the Chemring Working Capital Repayment Loan to ARC in repayment of the Mecar Working Capital Loan Amount, plus accrued interest thereon. For the avoidance of doubt, the amounts lent to SA by Chemring pursuant to this Section 5.26 shall remain outstanding at the SA Closing and shall not be canceled.

Section 5.27  Termination of Merger Agreement.  Chemring and ADG hereby agree and acknowledge that the Merger Agreement is hereby terminated and shall have no further force or effect whatsoever except as set forth in the following sentence. Notwithstanding the termination of the Merger Agreement, if (i) the Applicable Closings under this Agreement do not occur, and (ii) such failure is determined in accordance with Section 9.11 to be a result of a breach of this Agreement by Chemring, ADG will be permitted to assert the available remedies under the Merger Agreement against Chemring that would have been available as of the date hereof (with the condition set forth in Section 8.01(a) thereof being deemed to have been satisfied as of the date hereof).

Section 5.28  SA Bank Loans.  Following the SA Closing Date, Chemring will cooperate, using Commercially Reasonable Efforts, with the efforts of ADG in procuring a release of ADG from all of its covenants and obligations under (i) that certain Loan Agreement, dated July 19, 2007 by and between The Walloon Region and SA and (ii) that certain Credit Agreement Contract dated February 3, 2006 between Deutsche Bank AG, Commerzbank AG, Zurich Versicherung AG, Fortis Banque SA (collectively, the “Banking Group Lenders”) and SA, as amended by Appendix No. 1 dated April 29, 2008, by the letter agreement dated May 20, 2009 from the Banking Group Lenders to ADG, by the letter dated May 20, 2010 from SA to the Banking Group Lenders, the letter dated May 20, 2010 from SA to the Banking Group Lenders, by that undated Appendix No. 2 and by certain letters from the Banking Group Lenders to SA extending the term to July 30, 2010 (such loan and credit agreements referenced in (i) and (ii), the “SA Bank Loans”). Chemring agrees to indemnify and hold harmless ADG from and against any liabilities that may arise after the SA Closing under the SA Bank Loans with respect to matters occurring after the SA Closing if ADG is unable to secure such release.

Section 5.29  Repayment of SA Inter-Company Debt.  Immediately prior to the SA Closing, Chemring will lend funds to SA and cause SA to repay all inter-company debt set forth on Section 2.02 of the Disclosure Schedule. For the avoidance of doubt, the amounts lent to SA by Chemring pursuant to this Section 5.29 shall remain outstanding at the SA Closing and shall not be canceled.

ARTICLE VI

Indemnification

Section 6.01  Definitions.  For purposes of this Agreement, the following terms shall have the following the definitions.

“Indemnified Parties” shall mean Chemring and its Affiliates, subsidiaries, directors, officers, agents, representatives, security holders and employees and each Person, if any, who controls or may control Chemring within the meaning of the Securities Act or the Exchange Act.

“Losses” shall mean any and all losses, fines, other monetary penalties, Liabilities, damages (including disgorgement), punitive assessments, costs, expenses, claims, demands, suits, actions and causes of actions, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs.

“Notice of Claim” shall mean a certificate signed by any officer of Chemring: (i) stating that an Indemnified Party has paid, sustained, accrued or incurred, or reasonably believes that it will pay, sustain, accrue or incur, Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated and the date each such item was paid, sustained or incurred or is expected to be incurred.

Section 6.02  Survival.  No claim may be brought pursuant to this Article VI after the expiration of the time period specified in Section 6.05(c); provided, however, that if a Notice of Claim has been given by an Indemnified Party prior to the relevant expiration date, then the claim will survive until it has been finally resolved. All covenants set forth herein and in the Related Instruments or Ancillary Documents shall survive until such covenants have been fully performed.

Section 6.03  Indemnification of Chemring.

(a) The ADG Parties, jointly and severally, shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses directly or indirectly based upon, related to, arising out of or in connection with:

(i) the Completed Contracts, and any alleged or actual violations of Legal Requirements based thereon, or based on circumstances with respect thereto, including but not limited to any violations of the FCPA, fraud or analogous applicable foreign statutes, laws, rules and regulations in connection with investigations or reviews, whether pending as of the date hereof or later initiated;

(ii) the USA Retained Liabilities; and

(iii) any failure of the ADG Parties to satisfy all Transaction Expenses.

(b) All claims for recovery for any Loss or Losses from the Escrow Account shall be made pursuant to and in accordance with, and governed by the terms of, the Escrow Agreement.

Section 6.04  General Indemnification Provisions.

(a) Chemring shall deliver a Notice of Claim to ADG whether for its own Losses or for the Losses of any other Indemnified Party. No delay on the part of Chemring in giving ADG a Notice of Claim shall affect the indemnification obligations of the ADG Parties hereunder, except to the extent ADG can demonstrate such failure materially prejudiced ADG.

(b) The indemnification obligations and liabilities under this Article VI with respect to Losses arising from claims of any third party against an Indemnified Party, including any governmental agency (“Third-Party Claims”), shall be governed by and contingent upon the following additional terms and conditions. Chemring will defend any Third-Party Claim, and the reasonable out-of-pocket costs and expenses incurred by Chemring or any Indemnified Party in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will be included in the Losses for which the Indemnified Parties may seek indemnification pursuant to a claim for indemnification made by such Indemnified Parties pursuant to this Article VI. ADG will have the right to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim to the extent that receipt of such documents by ADG does not affect any privilege relating to the Indemnified Parties and may participate at its own expense in settlement negotiations with respect to such Third-Party Claim. No Indemnified Party will enter into any settlement of a Third-Party Claim without ADG’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed, it being understood that such approval shall not be withheld if such settlement involves solely the payment of a reasonable amount of monetary damages); provided, however, that if ADG has consented in writing to any such settlement, then ADG will be deemed to have accepted the related indemnification claim by the Indemnified Party for indemnification pursuant to this Article VI for the amount of such settlement. Notwithstanding the foregoing, if ADG reasonably determines in good faith that Chemring is not diligently defending any Third-Party Claim, then, after ADG has given notice to Chemring of the same and a reasonable opportunity to cure, ADG may elect to defend such Third-Party Claim, in which event (i) Chemring will have the right to receive copies of all pleadings, notices and communications to the extent that receipt of such documents by Chemring does not affect any privilege relating to the ADG

Parties and may participate at its own expense in settlement negotiations with respect to such Third-Party Claim, and (ii) ADG shall obtain Chemring’s prior written approval before entering into any settlement of such Third-Party Claim, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that such approval shall not be withheld if such settlement involves the payment of a reasonable amount of monetary damages that does not exceed the then-current balance in the Escrow Account).

Section 6.05  Limitations.

(a) The maximum liability of the ADG Parties for all claims arising under this Article VI shall not exceed the Escrow Amount less the fees and expenses of the Escrow Agent. All claims for recovery by the Indemnified Parties under Section 6.03 shall be satisfied solely from the Escrow Account.

(b) This Article VI shall set forth the sole and exclusive remedy of the Indemnified Parties for any Losses incurred by an Indemnified Party as a result of any matter described in Section 6.03; provided, however, the foregoing limitation shall not apply to any fraud or intentional misrepresentation.

(c) The indemnification provided by this Article VI shall terminate upon the earlier of:

(i) June 30, 2015; or

(ii) the later of (A) the occurrence of the Final Subpoena Resolution; and (B) if applicable, the final resolution of any Notice of Claim pending at the time of any Final Subpoena Resolution and not resolved by such Final Subpoena Resolution.

(d) Notwithstanding the foregoing, if there is a Partial Release Event (as defined in Section 2.07(d)) and the other conditions set forth in Section 2.07(d) are satisfied, the Partial Release Amount shall be released to ADG and ARC.

ARTICLE VII

Termination

Section 7.01  Termination.  This Agreement may be terminated prior to the Effective Time, as provided below:

(a) Chemring and the ADG Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(b) Chemring or the ADG Parties may terminate this Agreement by giving written notice to the other party if the Purchase has not occurred on or before October 31, 2010 (the “Outside Date”); provided, however, the right to terminate this Agreement shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the Purchase not occurring before such date;

(c) Chemring may terminate this Agreement by giving written notice to ADG at any time prior to the Effective Time in the event the ADG Parties have breached any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 8.01 and Section 8.02 would be incapable of being satisfied by the Outside Date; provided, however, that Chemring may not then be in material breach of its obligations under this Agreement;

(d) the ADG Parties may terminate this Agreement by giving written notice to Chemring at any time prior to the Effective Time in the event Chemring has breached any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 8.01 and Section 8.03 would be incapable of being satisfied by the Outside Date; provided, however, that the ADG Parties may not then be in material breach of its obligations under this Agreement;

(e) Chemring or the ADG Parties may terminate this Agreement by giving written notice to the other party if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Purchase has been issued by a Governmental Entity of competent jurisdiction;

(f) the ADG Parties may terminate this Agreement prior to the Stockholders Meeting by giving written notice to Chemring if the ADG Board has provided written notice to Chemring that it has determined to accept a Superior Proposal;

(g) Chemring may terminate this Agreement prior to the Stockholders Meeting by giving written notice to the ADG Parties if the ADG Board shall have endorsed or recommended to the ADG’s stockholders a Superior Proposal or shall have publicly proposed to do so, and such Superior Proposal shall not have been withdrawn at least five (5) Business Days prior to the Stockholders Meeting; and

(h) by the ADG Parties or Chemring if the ADG Stockholder Approval is not obtained at the Stockholders Meeting.

Section 7.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement (other than the provisions of this Article VII, Section 5.03 (Confidentiality) and Section 5.08 (Expenses), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Section 7.03 (Termination Payment) and for Liabilities arising in respect of willful breaches under this Agreement by any party prior to such termination.

Section 7.03  Termination Payment.  If this Agreement is terminated (i) by the ADG Parties pursuant to Section 7.01(f) or (ii) by Chemring pursuant to Section 7.01(g), then Chemring shall be paid, in cash by wire transfer of immediately available funds to an account designated by Chemring, the Termination Fee within three (3) Business Days following the ADG Stockholder Approval of the Superior Proposal.

ARTICLE VIII

Closing Conditions

Section 8.01  Conditions to Each Party’s Obligation to Effect the Purchase.  The respective obligations of each party to effect the Purchase are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) the ADG Stockholder Approval shall have been obtained; and

(b) all consents shall have been obtained and any applicable waiting periods (and any extensions thereof) under applicable anti-trust or competition Legal Requirements shall have expired or otherwise been terminated and no provision of any applicable Legal Requirement and no Governmental Order shall prohibit the consummation of the Purchase.

Section 8.02  Conditions to Chemring’s Obligations at the Closings.

(a) The obligations of Chemring to consummate the SA Closing are subject to fulfillment of each of the following conditions (unless waived by Chemring):

(i) SA shall have completed the Identified Contract Transfer;

(ii) SA, or duly authorized attorneys-in-fact of SA, shall have recorded the transfer of the shares of SA Stock owned by the ADG Parties to Chemring in SA’s share register and shall have signed SA’s share register to that effect;

(iii) Chemring shall have received duly signed resignations, effective as of the SA Closing, of all officers and directors of SA (other than those persons whom Chemring will have specified in writing that it desires not to resign at least two Business Days prior to the SA Closing);

(iv) ADG and ARC shall have delivered to Chemring a certificate, dated as of the SA Closing Date, signed by a duly authorized officer of each of ADG and ARC and certifying as to (A) the incumbency of their respective officers executing this Agreement and (B) the resolutions of their respective boards of directors authorizing the execution, delivery and performance by them of this Agreement;

(v) The ADG Parties shall have delivered to Chemring each of the Closing deliverables set forth in Section 2.06(b);

(vi) ADG and ARC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the SA Closing Date, and Chemring shall have received a certificate to such effect signed on behalf of ADG and ARC by authorized executive officers thereof.

(vii) The ADG Parties shall have delivered to Chemring a certificate, dated as of the SA Closing Date, signed by a duly authorized officer of each ADG Party and certifying that the representations and warranties set forth in Article III that (1) are not made as of a specific date are true and correct at and as of the SA Closing Date with the same force and effect as if made as of the SA Closing and (2) are made as of a specific date are true and correct as of such date, in the case of each of (1) and (2), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) would not have a Material Adverse Effect; and

(viii) No Material Adverse Effect shall have occurred since the date hereof and be continuing, which shall be confirmed in a certificate signed on behalf of ADG.

(b) The obligations of Chemring to consummate the USA Closing are subject to fulfillment of each of the following conditions (unless waived by Chemring):

(i) The SA Closing shall have occurred or be occurring simultaneously with the USA Closing.

(ii) ADG shall have delivered to Chemring the closing deliveries specified in Section 2.06(a);

(iii) Chemring shall have received duly signed resignations, effective as of the USA Closing, of all officers and directors of USA (other than those persons whom Chemring will have specified in writing that it desires not to resign at least two Business Days prior to the USA Closing);

(iv) The ADG Parties shall have delivered to Chemring a certificate, dated as of the USA Closing Date, signed by a duly authorized officer of ADG and USA and certifying as to (A) USA’s Organizational Documents and the incumbency of their respective officers executing this Agreement and (B) the resolutions of the board of directors of ADG and USA authorizing the execution, delivery and performance of this Agreement;

(v) ADG and USA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the USA Closing Date, and Chemring shall have received a certificate to such effect signed on behalf of ADG and USA by authorized executive officers thereof.

(vi) The ADG Parties shall have delivered to Chemring a certificate, dated as of the USA Closing Date, signed by a duly authorized officer of each ADG Party and certifying that the representations and warranties with respect to USA set forth in Article III that (1) are not made as of a specific date are true and correct at and as of the USA Closing Date with the same force and effect as if made as of the USA Closing Date and (2) are made as of a specific date are true and correct as of such date, in the case of each of (1) and (2), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) would not have a Material Adverse Effect; and

(vii) No Material Adverse Effect shall have occurred since the date hereof and be continuing, which shall be confirmed in a certificate signed on behalf of ADG.

Section 8.03  Conditions to the ADG Parties’ Obligations at the Closings.  The obligations of the ADG Parties to consummate each of the SA Closing and the USA Closing are subject to the fulfillment of each of the following conditions (unless waived by the ADG Parties):

(a) Chemring shall have delivered to the ADG Parties the SA Purchase Price and/or the USA Purchase Price, as applicable, in accordance with Article II;

(b) Chemring shall have delivered to the ADG Parties a certificate, dated as of the Applicable Closing Date, signed by a duly authorized officer of Chemring and certifying as to (i) Chemring’s Organizational Documents and the incumbency of its officers executing this Agreement and (ii) the resolutions of its board of directors authorizing the execution, delivery and performance by it of this Agreement;

(c) Chemring shall have delivered to the ADG Parties the other closing deliveries specified in Section 2.05;

(d) Chemring shall have delivered to the ADG Parties a certificate, dated as of the Applicable Closing Date, signed by an officer of Chemring and certifying that the representations and warranties of Chemring set forth in Article IV and in any document, instrument or certificate delivered hereunder are true and correct at and as of the Applicable Closing Date with the same force and effect as if made as of the Applicable Closing Date; and

(e) Chemring shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Applicable Closing Date, and the ADG Parties shall have received a certificate with respect to the foregoing signed on behalf of Chemring by an authorized executive officer of Chemring.

Section 8.04  Frustration of Closing Conditions.  None of Chemring or the ADG Parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE IX

General Provisions

Section 9.01  Non-Survival of Representations and Warranties.  The representations and warranties with respect to the ADG Parties in this Agreement and in any certificate or other agreement delivered pursuant hereto shall terminate at the last Applicable Closing. Notwithstanding the foregoing, the indemnification of Chemring as set forth in Article VI shall continue in accordance with its terms.

Section 9.02  Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Chemring may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Chemring is not relieved of any Liability hereunder. Except as expressly provided herein (including (i) the rights of the ADG Released Parties under Section 5.15, and (ii) the rights of the directors of Mecar SA under Section 5.16), this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

Section 9.03  Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Chemring and the ADG Parties, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or default of or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 9.04  Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled. Except as otherwise provided in this Section, each party shall be responsible for all costs and expenses of its lawyers and other advisors in connection with this Agreement and the transactions contemplated herein.

Section 9.05  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

(i)	if to Chemring,

Chemring Group PLC
Chemring House
1500 Parkway
Whiteley
Fareham
Hampshire PO15 7AF
Tel: +44 (0)1489 881880
Fax: +44 (0) 1489 881123
Attention: Sarah Ellard

with a copy, which shall not constitute notice, to:

DLA Piper LLP (US)
1775 Wiehle Ave; Suite 400
Reston, Virginia 20190
Fax: 703-773-5070
Attention: Jay Gary Finkelstein, Esq.

(ii)	if to the ADG Parties,

The Allied Defense Group
8000 Towers Crescent Drive (Suite 260)
Vienna, Virginia 22182, U.S.A.
Fax: (703) 847-5334
Attention: John J. Marcello

with copies, which shall not constitute notice, to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Fax: (202) 637-5910
Attention: John Beckman, Esq.

and

Baxter, Baker, Sidle, Conn & Jones, P.A.
120 E. Baltimore Street
Suite 2100
Baltimore, Maryland 21202
Fax: (410) 230-3801
Attention: James E. Baker, Jr., Esq.

Section 9.06  Interpretation Without Favor to Any Party.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement.

Section 9.07  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile or by electronic mail, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

Section 9.08  Entire Agreement.  This Agreement and the Confidentiality Agreement, along with the Annexes, Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

Section 9.09  Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 9.10  Governing Law.  This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.11  Jurisdiction; Venue; Process; Arbitration.

(a) Subject to the provisions of Section 9.11(f), each party to this Agreement, by its execution hereof, in connection with the enforcement of an arbitral award contemplated by Section 9.11(e) or an Action seeking injunction of specific performance pending the outcome of arbitration contemplated by Section 9.11(e), (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order, decree or judgment issued by one of the above-named courts.

(b) Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party shall bring Actions only in the Borough of Manhattan. Each party further waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.05, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d) Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

(e) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce, which said Rules are deemed to be incorporated by reference into this clause. The arbitration panel shall consist of three members appointed in accordance with the said Rules. The language to be used in the arbitral proceeding shall be English and all arbitral proceedings shall be conducted in New York, New York. Each party shall bear its own costs associated with the arbitration of any dispute, provided that all fees and other costs of the arbitration proceeding shall be paid by the “losing” party or as otherwise determined by the arbitration panel.

(f) Nothing in this arbitration clause shall prevent either party from seeking a pre-award attachment of assets or preliminary relief to enforce Intellectual Property rights or confidentiality obligations under Section 5.03 of this Agreement, in a court of competent jurisdiction prior to an award on the merits by the arbitration panel.

Section 9.12  Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Chemring and the ADG Parties have duly executed this Agreement as of the date first written above.

CHEMRING GROUP PLC

By:	/s/ Sarah Ellard
Name:     Sarah Ellard

Title:	Company Secretary

THE ALLIED DEFENSE GROUP, INC.

By:	/s/ John J. Marcello
Name:     John J. Marcello

Title:	Chief Executive Officer and President

MECAR USA, INC.

By:	/s/ Steve Dart
Name:     Steve Dart

Title:	President

ARC EUROPE, SA

By:	/s/ John J. Marcello
Name:     John J. Marcello

Title:	Director

ANNEX I

DEFINITIONS

“Acquisition Proposal” means any bona fide written proposal made by a Person to acquire beneficial ownership of 25% or more of the assets of, or 25% or more of the Equity Interests in, ADG or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender or exchange offer or similar transaction involving ADG.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Entity.

“ADG” is defined in the preamble to this Agreement.

“ADG Acquisition Agreement” is defined at Section 5.07(d).

“ADG Board” is defined in the recitals to this Agreement.

“ADG Financial Advisor” is defined at Section 3.27.

“ADG Released Parties” is defined at Section 5.15.

“ADG Reports” is defined at Section 3.09(a).

“ADG Stockholder” is defined in the recitals to this Agreement.

“ADG Stockholder Approval” means the approval of the sale of all or substantially all of the assets of ADG pursuant to this Agreement by the stockholders of ADG at the Stockholder Meeting, as required by ADG’s Organizational Documents and the DGCL.

“ADG Parties’ Knowledge” means the actual knowledge, after due inquiry, of the individuals set forth on Exhibit A.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person.

“Agreement” is defined in the preamble to this Agreement.

“Board Recommendation” is defined at Section 5.06(b).

“Business” means the businesses conducted by USA or SA as of the date hereof.

“Business Day” is defined at Section 2.07.

“CFIUS” is defined at Section 5.21.

“Change of Recommendation” is defined at Section 5.07(d).

“Chemring” is defined in the preamble to this Agreement.

“Claim” means any action, cause of action, suit, motion, debt, due, sum of money, account, reckoning, bond, bill, liability, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage, judgment, extent, execution, claim or demand.

“Closing” is defined at Section 2.04.

“Closing Date” is defined at Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a commercially reasonable and prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, including the incurrence of reasonable immaterial expenditures or Liabilities by such Person.

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“Common Stock” means the common stock of ADG.

“Confidentiality Agreement” is defined at Section 5.03.

“Contractual Obligations” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or legally bound.

“DGCL” is defined in the recitals to this Agreement.

“Disclosure Schedule” is defined in Article III.

“DOJ” is defined at Section 5.11(b).

“Effective Time” shall mean 12:01 a.m. EST on the day of the first to occur Applicable Closing Date.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (i) a welfare plan, (ii) a pension benefit plan, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, compensation or fringe-benefit plan, program or arrangement.

“Employees” means the active employees of USA or SA, as applicable.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, mortgage, lien, pledge, charge, license, covenant not to sue, option, pledge, conditional sale or assignment, hypothecation, security interest, deed of trust, right of way, easement, encroachment, right of first offer or first refusal, non-competition agreement, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership or other restriction on transfer of title or adverse claim of whatever nature or encumbrance of any kind; provided, however, that “Encumbrance” shall not include any restriction on transfer under applicable securities laws.

“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any law, regulation, or other applicable Legal Requirement or common law theory (including, but not limited to, trespass or abnormally dangerous activity), now or heretofore in effect, relating to (i) any release or threatened release of any Hazardous Substance, (ii) pollution or the protection of employee health or safety (as it relates to the exposure of Hazardous Substances), public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, including all Waste Electric and Electronic Equipment rules and regulations.

“Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation that would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” is defined at Section 3.09(a).

“Exon-Florio” is defined at Section 5.21.

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“Factoring Agreement” means that certain Factoring and Security Agreement dated December 23, 2009 between Mecar USA, Inc. and Action Capital Corporation.

“FAR” means the Federal Acquisition Regulation.

“FCPA” is defined at Section 3.14(b).

“Final Order” means a judicial or administrative order, action or decision that has been granted which fully and finally resolves all matters subject to, or arising from, the Subpoena and the Subpoena Related Matters and to which (a) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (a), (b), (c) or (d) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or materially modifying such action or decision.

“Final Settlement Agreement” means a legally binding and enforceable written contract between ADG and the applicable Governmental Entity which fully and finally resolves all matters subject to, or arising from, the Subpoena and the Subpoena Related Matters; provided, however, that such Final Settlement Agreement shall be subject to the prior written approval of Chemring (which such approval shall not to be unreasonably withheld, conditioned or delayed).

“Final Subpoena Resolution” means the final resolution of the Subpoena and the Subpoena Related Matters, by (a) ADG’s entry into a Final Settlement Agreement or (b) the entry of a Final Order, and with respect to either (a) or (b), the payment in full of any and all settlement amounts, fines, penalties, judgment awards or other amounts, and the full performance of any obligations, agreed to, or awarded pursuant to, such Final Settlement Agreement or Final Order.

“Financial Statements” is defined at Section 3.08(b).

“FTC” is defined at Section 5.11(b).

“GAAP” means generally accepted accounting principles in the United States, consistently applied, unless otherwise expressly stated herein or in the Disclosure Schedule with respect to any referenced financial statements.

“Governmental Entity” means any federal, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Entity (in each case whether temporary, preliminary or final).

“Hazardous Substance” is defined at Section 3.17(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” is defined at Section 6.01.

“Intellectual Property” means all intellectual property rights used by USA or SA and their respective Subsidiaries arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications, and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all

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applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights and (iv) all proprietary software of USA or SA.

“Interim Financials” is defined in Section 3.08(a)(v).

“Interim Period” means, with respect USA or SA, the period from the date of this Agreement through the earlier of (a) the Applicable Closing Date, or (b) the termination of this Agreement.

“Leased Real Property” is defined at Section 3.12(a).

“Legal Requirement” means any federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, Governmental Order or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person (including any and all fines, penalties, punitive awards or assessments, disgorgement, or similar liabilities) whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential (including diminution in value), whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“material” as used in Article III shall mean any change in, or effect on, the Business, operations, assets or condition (financial or otherwise) of USA or SA which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such term is used in this Agreement, causes a loss to USA or SA or of $250,000 or more; provided, that this definition of “material” shall be disregarded in the definition of “Material Adverse Effect” and for purposes of the determination of the occurrence or non-occurrence of a “Material Adverse Effect.”

“Material Adverse Effect” means any change in, or effect on, the Business, operations, assets or condition (financial or otherwise) of USA or SA which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is materially adverse to the Business, operations, assets or condition (financial or otherwise) of USA or SA, taken as a whole, except, in each case, for any change or effect which results from (i) a change in the global economy or in the financial markets generally, including any change in interest rates charged by commercial banks with respect to money borrowed by creditworthy corporate entities or a change in currency exchange rates, but only to the extent that the effect thereof on USA or SA, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (ii) any change in regulatory or economic conditions in the relevant industry, but only to the extent that the effect thereof on USA or SA, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (iii) the outbreak, or escalation from any currently prevailing level, of war or military hostilities or any national emergency or similar domestic calamity, civil insurrection or crisis, including acts of terrorism, but only to the extent the effect thereof on USA or SA, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (iv) the effect of any action taken by Chemring with respect to the transactions contemplated hereby; (v) any event, occurrence, circumstance or change resulting from the public announcement of this Agreement, compliance with the terms of the Agreement or the consummation of the transactions contemplated hereby; or (vi) any matter of which Chemring is aware of on the date hereof.

“Material Contracts” is defined at Section 3.18(b).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, association or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, voting agreements and similar

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documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” is defined at Section 7.01(b).

“Owned Real Property” is defined in Section 3.12(a).

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Entity or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) those liens set forth on Section 3.12(b) of the Disclosure Schedule, (b) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (d) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements, (f) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect, (g) restrictions on the transfer of securities arising under any Legal Requirement and (h) liens granted to Chemring, if any.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other business entity or a Governmental Entity (or any department, agency or political subdivision thereof).

“Proxy Statement” is defined at Section 5.05.

“Purchase” is defined in the recitals to this Agreement.

“Real Property” is defined at Section 3.12(a).

“Real Property Leases” is defined at Section 3.12(a).

“Regulations” is defined at Section 3.14(d).

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Rights Agreement” means that certain Rights Agreement dated June 6, 2001 between ADG and Mellon Investor Services, LLC, as amended by that First Amendment to Rights Agreement dated June 15, 2006 and that Second Amendment to Rights Agreement dated November 30, 2006.

“SA Interim Financials” is defined in Section 3.08(a)(iv).

“SA Unaudited Financials” is defined in Section 3.08(a)(ii).

“Sarbanes-Oxley Act” is defined at Section 3.09(c).

“SEC” is defined at Section 3.09(a).

“Securities Act” is defined at Section 3.09(a).

“Shares” means shares of Common Stock.

“Stockholders Meeting” is defined at Section 5.06(a).

“Subpoena” means that certain subpoena issued to ADG by the U.S. Department of Justice dated January 18, 2010 (the “Subpoena”), and any extensions, modifications, substitutions, or further subpoenas,

A-I-5

investigations, allegations, charges, or indictments, related in any way to the subject matter thereof or any investigation which led to or develops from and after the issuance thereof.

“Subpoena Related Matters” means any and all matters which may arise from any contracts, documents, agreements or other materials disclosed to the U.S. Department of Justice in response to the Subpoena, including but not limited to the Completed Contracts, and any facts or circumstances related thereto, whether or not such matters have been or could be asserted by the U.S. Department of Justice or any other Governmental Entity.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such Person (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means any unsolicited Acquisition Proposal, which the ADG Board, acting in its good faith judgment in accordance with Section 5.07, determines is superior to the ADG’s stockholders from a financial point of view to the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean (i) any and all country, federal, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all income, corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, social security, excise, premium, property, customs, net worth, capitalizations, transfer, stamp, documentation, social security, alternative, minimum, occupation, recapture and other taxes charges of any kind whatever, whether disputed or not, including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendments thereto.

“Taxing Authority” shall mean any domestic, foreign, federal, national or municipal or other local Governmental Entity, any subdivision, agency, commission or authority thereof or any quasi-government body exercising tax regulation authority.

“Termination Fee” means $1,200,000.

“Total Liabilities” means the total liabilities of ADG as reflected on its most recent balance sheet as filed with the SEC as adjusted to a stated date.

“USA” is defined in the preamble to this Agreement.

“USA Interim Financials” is defined in Section 3.08(a)(v).

“USA Unaudited Financials” is defined in Section 3.08(a)(iii).

“U.S. Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act, as amended, and the regulations thereunder and interpretations thereof promulgated by the United States federal government, as in effect from time to time.

“U.S. Government Bid” means any quotation, bid or proposal made by USA or SA. that if accepted or awarded to USA or SA. would constitute a U.S. Government Contract.

“U.S. Government Contract” means any Contractual Obligation with a U.S. Governmental Entity either as prime contractor or subcontractor at any tier to which USA or SA is a party as of the date of this Agreement

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with respect to which the period of performance has not expired or final payment has not been received, including but not limited to any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement or task or delivery order.

“U.S. Governmental Entity” means any U.S. federal, state or local Governmental Entity, including any instrumentalities.

“Voluntary Disclosures” is defined at Section 5.22.

A-I-7

Exhibit A

ADG Parties’ Knowledge

John Marcello
Monte Pickens
Wayne Hosking
Simon Haye
Vincent Grenier
Steve Dart

Annex B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
THE ALLIED DEFENSE GROUP, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of The Allied Defense Group, Inc., a Delaware corporation (the “Company”), in accordance with Sections 280 and 281(a) of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”).

1. Approval of the Plan.  The Board of Directors of the Company (the “Board”) has adopted this Plan. If the Plan is adopted by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company, effective as of such time.

2. Certificate of Dissolution.  Subject to Section 15 hereof, promptly after the stockholders approve the dissolution of the Company, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of such filing, or such later time as stated therein, the “Effective Time”).

3. Cessation of Business Activities.  After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan.

4. Continuing Employees and Consultants.  For the purpose of effecting the dissolution of the Company, the Company shall hire or retain, at the discretion of the Board, such employees, consultants and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution.

5. Dissolution Process.

From and after the Effective Time, the Company (or any successor entity of the Company) shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL. In this respect, the Company shall follow the procedures set forth in Section 280 of the DGCL, and in conformity with the requirements of Section 281(a) of the DGCL:

(a) Shall pay the claims made and not rejected in accordance with Section 280(a) of the DGCL;

(b) Shall post the security offered and not rejected pursuant to Section 280(b)(2) of the DGCL;

(c) Shall post any security ordered by the Delaware Court of Chancery in any proceeding under Section 280(c) of the DGCL; and

(d) Shall pay or make provision for all other claims that are mature, known or uncontested or that have been finally determined to be owing by the Company.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the stockholders of the Company in accordance with the terms of the Certificate of Incorporation of the Company; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to Section 280(a)(3) of the DGCL. In the absence of actual fraud, the judgment of the Board as to the provision made for the payment of all obligations under paragraph (d) of this Section shall be conclusive.

Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may opt to dissolve the Company in accordance with the procedures set forth in Section 281(b) of the DGCL.

6. Liquidating Trust.  If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the stockholders (the “Trustees”), under a liquidating trust (the “Trust”), all, or a portion, of the assets of the Company. If assets are transferred to the Trust, each stockholder shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the assets of the Company on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of the requisite vote of the holders of the outstanding capital stock of the Company shall constitute the approval of the stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

7. Cancellation of Stock.  The distribution to the Company’s stockholders pursuant to Section 5 hereof shall be in complete cancellation of all of the outstanding shares of stock of the Company. From and after the Effective Time, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 5 hereof. As a condition to receipt of any distribution to the Company’s stockholders, the Board or the Trustee, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company or the Trustee, or (ii) furnish the Company or the Trustee with evidence satisfactory to the Board or the Trustee of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustee. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company on the date on which the Company files its Certificate of Dissolution under the DGCL, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

8. Conduct of the Company Following Approval of the Plan.  Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution. Section 278 of DGCL provides that a dissolved corporation continues to exist for three (3) years after the date of dissolution for purposes of prosecuting and defending suits by or against the corporation and enabling it to settle and close its business, dispose of and convey its remaining assets, but not for the purpose of continuing the business of the corporation as a going concern. A corporation can continue to exist beyond the three (3) year period, if ordered by a court, for the sole purpose of prosecuting or defending any action, suit or proceeding that was brought before or during the three (3) year period after the date of dissolution, until any judgments, orders or decrees are fully executed. The powers of the directors continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

9. Absence of Appraisal Rights.  Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

10. Abandoned Property.  If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11. Stockholder Consent to Sale of Assets.  Adoption of this Plan by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

12. Expenses of Dissolution.  In connection with and for the purposes of implementing and assuring completion of this Plan, the Company or the Trustee may, in the absolute discretion of the Board or the Trustee, as applicable, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13. Compensation.  In connection with and for the purpose of implementing and assuring completion of this Plan, the Company or the Trustee may, in the absolute discretion of the Board or the Trustee, as applicable, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

14. Indemnification.  The Company shall continue to indemnify its officers, directors, employees, agents and trustee in accordance with its Certificate of Incorporation, Bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Board or the Trustee, as applicable, is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

15. Modification or Abandonment of the Plan.  Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the stockholders of the Company, the Board or the Trustee may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

16. Authorization.  The Board or the Trustee is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board or the Trustee, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board or the Trustee, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

Annex C

June 23, 2010

The Allied Defense Group, Inc.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22181
Attn: Members of the Board of Directors

Dear Members of the Board of Directors:

We understand that The Allied Defense Group, Inc. (the “Company”) intends to enter into a Stock and Asset Purchase Agreement (the “Agreement”) by and among Chemring Group PLC (“Acquiror”), the Company, Mecar USA, Inc. (“USA”), and ARC Europe, SA (“ARC”) pursuant to which, among other things, Acquiror will (i) purchase certain assets of USA (the “USA Assets”) from USA (the “USA Purchase”) and (ii) purchase all of the issued and outstanding equity interests (“SA Stock”) of Mecar, SA (“SA”) from the Company and ARC (the “SA Purchase” and, together with the USA Purchase, the “Transaction”) in exchange for $59,559,980 in cash (the “Aggregate Purchase Price”), and the assumption of certain liabilities (the “Liabilities”) by Acquiror. We understand that in connection with the Company’s entry into the Agreement, the Company and Acquiror will terminate the Agreement and Plan of Merger, dated January 17, 2010, by and among the Company, Acquiror and Melanie Merger Sub, Inc. (the “Initial Purchase Agreement”).

You have requested that Houlihan Lokey provide an opinion (the “Opinion”) as to whether the Aggregate Purchase Price to be received for the SA Stock and the USA Assets, subject to the Liabilities to be assumed by the Acquiror, in the Transaction is fair to the Company from a financial point of view. You have advised us, and for purposes of our analyses and this Opinion, we have at your direction assumed, that (i) each of SA, USA and ARC is a wholly owned subsidiary of the Company, (ii) the SA Stock and the USA Assets comprise substantially all of the assets of the Company on a consolidated basis, (iii) the USA Assets comprise all of the assets used for, or useful to, the conduct of the future business of USA, (iv) other than the SA Stock and the USA Assets, neither the Company nor any of its subsidiaries has any other assets used in the businesses of the Company and its subsidiaries as currently conducted or as management of the Company currently contemplates the Company and its subsidiaries will conduct their businesses in the future, (v) except as set forth in the financial statements for ARC, ARC has no assets or liabilities other than its 99.9% equity interest in SA, (vi) the Liabilities to be assumed by Acquiror in the Transaction will include all liabilities relating to or arising from the operation of the businesses of the Company and its subsidiaries following the Transaction, (vii) the historical financial statements for USA provided to Houlihan Lokey accurately reflect the historical financial performance of the USA Assets and (viii) the historical financial statements for SA accurately reflect the historical financial performance of SA. With your consent, Houlihan Lokey evaluated the fairness to the Company from a financial point of view of the Aggregate Purchase Price to be received for the SA Stock and the USA Assets, subject to the Liabilities to be assumed by Acquiror, in the Transaction as if the Company will directly receive the Aggregate Purchase Price and no portions of the Aggregate Purchase Price will be held in escrow, deducted or withheld from the Aggregate Purchase Price or otherwise restricted.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed a draft, dated June 22, 2010, of the Agreement;

Members of the Board of Directors
The Allied Defense Group, Inc.
June 23, 2010

2. reviewed certain publicly available business and financial information relating to SA, USA, ARC and the Company that we deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of SA, USA, ARC and the Company made available to us by the Company;

4. spoken with certain members of the managements of SA, USA, ARC and the Company and certain of their representatives and advisors regarding the business, operations, financial condition and prospects of SA, USA, ARC and the Company, the Transaction and related matters;

5. compared the financial and operating performance of SA and USA with that of other companies with publicly traded securities that we deemed relevant;

6. considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7. reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8. reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. You have advised us and we have assumed that the Company has not recently updated forecasts with respect to the future financial results and condition of SA, USA, ARC and the Company and that forecasts that reflect the best currently available estimates and judgments of the Company’s management as to the future financial results and condition of SA, USA, ARC and the Company on a standalone basis without giving effect to the Transaction are not available. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SA, USA, ARC and the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. For purposes of our analyses and this Opinion, you have advised us and, at your direction, we have assumed, that (i) the Company is continuing to experience significant issues that have adversely affected its business, assets, condition (financial or otherwise), liabilities, results of operations and prospects; (ii) the performance bond and advance payment guarantee portion of the Company’s credit facility expired on December 31, 2009, and has been temporarily extended to July 30, 2010, and the Company has not been able to and does not currently expect to be able to negotiate a renewal or replacement of such portion of its credit facility; (iii) the inability to renew or replace the performance bond and advance payment guarantee portion of the Company’s credit facility that has expired (a) will materially and adversely affect the Company’s ability to generate revenue and meet its financial obligations as and when they become due; (b) will likely impair the Company’s ability to function as a going concern; and (c) consequently, will likely to result in the Company’s cessation of operations and the voluntary or involuntary bankruptcy, restructuring or liquidation of the Company and its subsidiaries; (iv) given the uncertainties affecting business, financial, economic and market conditions generally and in the industries and countries in which the Company conducts its businesses and the Company’s failure to achieve its financial forecasts for

Members of the Board of Directors
The Allied Defense Group, Inc.
June 23, 2010

2009 and prior periods, the Company has not recently updated forecasts with respect to the future financial results and condition of the Company, including, without limitation, SA, USA or ARC, that reflect the best currently available estimates and judgments of the Company’s management as to the future financial results and condition of the Company, including, without limitation, SA, USA or ARC, on a standalone basis without giving effect to the Transaction; and (v) under the ownership of a company with adequate liquidity and capital, the value of the Company and its subsidiaries could substantially improve, resulting in significant returns to such an owner if a transaction is consummated.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referenced to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on any of SA, USA, ARC or the Company that would be material to our analyses or this Opinion. We have also assumed, at the direction of the Company, that any adjustment to the Aggregate Purchase Price will not in any way be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of SA, USA, ARC, the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SA, USA, ARC, the Company or any other party is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which SA, USA, ARC, the Company or any other party is or may be a party or is or may be subject (including, without limitation, any liability associated with any investigation conducted by the US Department of Justice and/or related to any alleged or actual violations of the Foreign Corrupt Practices Act or other fraud).

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors (the “Board”) of the Company (solely in its capacity as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, SA, USA, ARC, the Company, any security holder of SA, USA, ARC or the Company or any other person as to how to act or vote with respect to any matter relating to the Transaction.

Members of the Board of Directors
The Allied Defense Group, Inc.
June 23, 2010

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey has in the past provided and is currently providing investment banking, financial advisory and other financial services to the Company for which Houlihan Lokey has received, and may receive, compensation, including, among other things, having provided financial advisory services to the Company in connection with the transactions contemplated by the Initial Purchase Agreement and the sales of the capital stock or assets of certain of the Company’s subsidiaries including SeaSpace Corporation, The VSK Group, Titan Dynamics Systems, Inc., Global Microwave Systems, Inc. and NS Microwave Systems, Inc. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Acquiror, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Acquiror, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness to the Company from a financial point of view of the Aggregate Purchase Price to be received for the SA Stock and the USA Assets, subject to the Liabilities to be assumed by Acquiror, in the Transaction in the manner set forth above and will not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the allocation of the Aggregate Purchase Price as between the SA Stock and the USA Assets or amongst the USA Assets or the amount, timing or other terms or conditions of any subsequent distributions or other dispositions of the proceeds of the Transaction to the holders of Company equity securities or otherwise, and will not address, among other things: (i) the underlying business decision of the Board of Directors of SA, USA, ARC, the Company, any security holders of SA, USA, ARC or the Company or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Purchase Price to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of SA, USA, ARC or the Company or to any other party, except if, and only to the extent, expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for SA, USA, ARC, the Company or any other party or the effect of any other transaction in which SA, USA, ARC, the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, (vi) whether or not SA, USA, ARC, the Company, Acquiror,

Members of the Board of Directors
The Allied Defense Group, Inc.
June 23, 2010

their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of SA, USA, ARC, the Company, Acquiror or any other participant in the Transaction, or any of their respective assets or liabilities, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Purchase Price or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to SA, USA, ARC or the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Purchase Price to be received for the SA Stock and the USA Assets, subject to the Liabilities to be assumed by Acquiror, in the Transaction is fair to the Company from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

THE ALLIED DEFENSE GROUP, INC. WO# 79522 FOLD AND DETACH HERE THE BOARD OF DIRECTORS OF THE ALLIED DEFENSE GROUP, INC. RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. Please mark your votes as indicated in this example X This proxy will be voted as directed. If no direction is indicated but the proxy is signed and returned, it will be voted “FOR” the proposals below. FOR AGAINST ABSTAIN 1. The proposal to authorize the sale of substantially all of our assets to CHECK HERE ONLY IF YOU PLAN TO ATTEND THE Chemring Group PLC pursuant to the Stock and Asset Purchase MEETING IN PERSON Agreement dated June 24, 2010. 2. The proposal to approve the dissolution of ADG pursuant to the Plan of Complete Liquidation and Dissolution. * Voting in favor of Proposal 3 will permit the proxy holder to vote to adjourn the special meeting solely with respect to either 3. The proposal to adjourn the special meeting if necessary or appropriate, Proposal 1 or 2 while allowing a vote to be taken (and the polls including to solicit additional proxies for one or more than one proposal in closed) with respect to such other matter. the event that there are not sufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve one or more of the foregoing proposals.* 4. Such other matters as may properly come before the special meeting or any postponements or adjournments thereof. Mark Here for Address Change or Comments SEE REVERSE IMPORTANT: Please DATE and SIGN this proxy where indicated below. Please sign exactly as name appears on the records of The Allied Defense Group, Inc. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity in another representative capacity, please give the full title as such above the signature(s). Signature Signature Dated

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE This proxy is solicited on behalf of the Board of Directors of THE ALLIED DEFENSE GROUP, INC. The undersigned hereby appoints J.H. Binford Peay, III and Ronald H. Griffith and each of them proxies, each with full power of substitution, to vote all shares of common stock that the undersigned may be entitled to vote at the special meeting to be held on August 31, 2010, and any adjournment or postponement thereof, upon the matters set forth below and described in the accompanying proxy statement and upon such other business as may properly come before the special meeting or any adjournment or postponement thereof. (Continued, and to be marked, dated and signed, on the other side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 WO# 79522